                                 SCHEDULE 14A

                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement     [_] Confidential, for Use of the Commission
                                        only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-12

                              KANA SOFTWARE, INC.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

    5) Total fee paid:

       -------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       -------------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------

    3) Filing Party:

       -------------------------------------------------------------------------

    4) Date Filed:

       -------------------------------------------------------------------------

                                 [LOGO] "KANA"

                               December 28, 2001

To Our Stockholders:

   You are cordially invited to attend a special meeting of stockholders of Kana Software, Inc., to be held at Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, on Monday, January 21, 2002, at 9:00 a.m. Pacific Standard Time. The purpose of this meeting is to consider and vote upon the issuance and sale of up to $45 million of our 8% Series A convertible preferred stock in a private placement financing with two investment funds affiliated with Technology Crossover Ventures. This proposal is described in detail in the accompanying notice of special meeting of stockholders and proxy statement.

   Our board of directors has approved this proposal to issue and sell the 8% Series A convertible preferred stock and unanimously recommends that you approve the proposal.

   Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope prior to the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

   We hope to see you at the meeting.

                                          Sincerely,

                                          /s/ Chuck Bay

                                          Chuck Bay
                                          Chief Executive Officer and President

                              KANA SOFTWARE, INC.
                            181 Constitution Drive
                         Menlo Park, California 94025

                               -----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Our Stockholders:

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Kana Software, Inc. will be held at Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, on Monday, January 21, 2002, at 9:00 a.m., Pacific Standard Time. At the meeting, you will be asked to consider and vote upon the following matters:

   1. To approve the issuance and sale by Kana, pursuant to a private placement, of up to $45 million of our 8% Series A convertible preferred stock pursuant to a share purchase agreement, dated as of November 28, 2001, with two investment funds affiliated with Technology Crossover Ventures, and the issuance of shares of common stock upon the conversion of the Series A convertible preferred stock; and

   2. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

   The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on December 21, 2001 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

                                          By Order of the Board of Directors

                                          /s/ Chuck Bay

                                          Chuck Bay
                                          Chief Executive Officer and President

Menlo Park, California
December 28, 2001

--------------------------------------------------------------------------------
     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.
--------------------------------------------------------------------------------

                              KANA SOFTWARE, INC.
                            181 Constitution Drive
                         Menlo Park, California 94025

                               -----------------

                               December 28, 2001

   The accompanying proxy is solicited on behalf of the board of directors of Kana Software, Inc., a Delaware corporation, for use at a special meeting of our stockholders, to be held at Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, on Monday, January 21, 2002, at 9:00 a.m. Pacific Standard Time. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about December 28, 2001.

Record Date and Quorum

   Only holders of our common stock of record at the close of business on December 21, 2001, the record date, will be entitled to vote at the meeting. A majority of the shares outstanding on the record date will constitute a quorum for the transaction of business at the meeting. At the close of business on the record date, we had approximately 19,394,444 shares of common stock outstanding and entitled to vote, held of record by approximately 1,800 stockholders.

Voting Rights and Required Votes

   Holders of our common stock are entitled to one vote for each share held as of the record date. Approval of Proposal No. 1 to issue and sell the 8% Series A convertible preferred stock requires the affirmative vote of the majority of the shares of our outstanding common stock present in person or represented by proxy at the special meeting and entitled to vote at the meeting. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes.

Effect of Abstentions and Broker Non-Votes

   If you or your broker mark "Abstain" on a duly submitted proxy card representing your shares, or if you attend the stockholder meeting in person but elect not to vote on a particular proposal or proposals, then your shares will be considered present at the meeting for purposes of determining the required quorum. However, your shares will be considered shares entitled to vote with respect to Proposal No. 1, and, therefore, will have the effect of a vote against the proposal.

   Brokers holding shares of record for customers generally are not entitled to vote on some matters unless they receive voting instructions from their customers. "Broker non-votes" are votes that could have been cast on the matter in question if the brokers had received their customers' instructions, and as to which the broker has notified us on a proxy form in accordance with industry practice or has otherwise advised us that it lacks voting authority. Shares represented by broker non-votes will be considered present at the meeting for purposes of determining the required quorum, but will have no effect on whether or not Proposal No. 1 is approved.

Voting of Proxies

   The proxy accompanying this proxy statement is solicited on behalf of our board of directors for use at the meeting. Stockholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to us. All executed, returned proxies that are not revoked will be voted in accordance with the included instructions. Signed proxies that are returned without instructions as to how they should be voted on a particular proposal at the meeting will be counted as votes "for" such proposal. We are not aware of any other matters to be brought before the meeting. However, as to any business that may properly come before the meeting, we intend that proxies in the form enclosed will be voted in accordance with the judgment of the persons holding such proxies. In the event that sufficient votes in favor of the proposal are not received by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the meeting.

Solicitation of Proxies and Expenses

   We will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses. We may engage Mellon Investor Services to assist in the solicitation of proxies from our stockholders. We expect that the fees we would pay to this firm would not exceed $20,000, plus reasonable out-of-pocket expenses. Proxies may also be solicited by some of our directors, officers and regular employees, without additional compensation, in person or by telephone.

Revocability of Proxies

   Anyone signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the meeting or at the meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is present at the meeting, or by attendance at the meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and that such broker, bank or other nominee is not voting your shares.

No Appraisal Rights

   No appraisal rights are available under the Delaware General Corporation Law or under our certificate of incorporation or bylaws to any stockholder who dissents from this proposal.

                                  PROPOSAL 1

                       APPROVAL OF THE PRIVATE PLACEMENT

Introduction

   We are asking you to approve the issuance and sale, through a private placement, of up to $45 million of our newly created 8% Series A convertible preferred stock to two investment funds affiliated with Technology Crossover Ventures, which we collectively refer to as Technology Crossover Ventures, as well as the issuance of shares of our common stock upon conversion of the Series A convertible preferred stock. Technology Crossover Ventures has committed to purchase a minimum of $38 million, and a maximum of $45 million, of the Series A convertible preferred stock, with the specific amount within this range to be determined by Technology Crossover Ventures at its discretion prior to the special meeting. The purchase price per share of preferred stock will be ten times the lesser of (i) $10.00 per share or (ii) 66 2/3% of the daily volume-based weighted average price for our common stock on the Nasdaq National Market averaged over the ten trading days through and including the second trading day prior to the closing of the private placement (the "Weighted Average Stock Price"). All common share and per share amounts contained in this proxy statement have been adjusted to give effect to our 1-for-10 reverse stock split effected on December 13, 2001.

   Technology Crossover Ventures is a leading provider of capital to technology companies, providing funds to private companies, as well as public companies. Founded in 1995, Technology Crossover Ventures now has over $2.5 billion under management. The firm has ten partners and is headquartered in Palo Alto, California.

   The following is a brief summary of some of the principal terms of the private placement. A more detailed description is contained below in this proxy statement under the captions "Effect of the Proposed Investment by Technology Crossover Ventures," "The Share Purchase Agreement, the Investor Rights Agreement and the Warrants" and "Terms of the 8% Series A Convertible Preferred Stock." Finally, this summary and the more detailed descriptions below are qualified by reference to the share purchase agreement, including the certificate of designation attached thereto, form of investor rights agreement and forms of warrants which are filed as exhibits to our Form 8-K/A filed with the SEC on December 13, 2001.

  Summary of the Terms of the Series A Convertible Preferred Stock.

   The Series A convertible preferred stock is convertible into common stock at any time at the option of Technology Crossover Ventures. Each share of the Series A convertible preferred stock will initially convert into shares of common stock on 10-for-1 basis. There will be no change to the conversion ratio subsequent to issuance of the Series A convertible preferred stock based upon the trading price of our common stock. The Series A convertible preferred stock will automatically convert into common stock at any time after the first anniversary of the issuance date if our common stock has had a daily volume-based weighted average stock price of at least three times the initial conversion price of the Series A convertible preferred stock for ninety consecutive trading days, subject to certain conditions. The Series A convertible preferred stock will accrue and cumulate dividends at a rate of 8% per year, compounded quarterly. Accrued dividends are added to the liquidation preference of the Series A convertible preferred stock and are only payable in connection with a liquidation or conversion of the Series A convertible preferred stock into common stock. The Series A convertible preferred stock is not subject to redemption at the election of the investors or Kana.

   In the event of a liquidation of Kana, the holders of the Series A convertible preferred stock are entitled to a liquidation preference equal to the purchase price of the Series A convertible preferred stock, plus accrued dividends, unless the holders of each share of common stock (assuming conversion of the Series A convertible preferred stock) would receive an amount equal to at least five times the initial conversion price of the Series A convertible preferred stock plus accrued dividends. After payment of this preference (if applicable), the Series A convertible preferred stock would participate with the common stock. A merger, consolidation or sale of Kana is treated as a liquidation. If the merger, consolidation or sale has been approved by the holders of a majority of the outstanding Series A convertible preferred stock, then the holders of the Series A convertible preferred stock will be treated as provided in the applicable agreements for such transaction rather than receiving the liquidation preference as described above.

   The Series A convertible preferred stock generally will vote with the shares of common stock on an as-converted to common stock basis, and not as a separate class. However, the Series A convertible preferred stock will be entitled to a separate class vote with respect to certain matters, including the creation of a class or series of preferred stock that is senior to or on a parity with the Series A convertible preferred stock, or a proposed merger, consolidation or sale of Kana. The holders of the Series A convertible preferred stock will be entitled to designate a member of our board of directors. Pursuant to this right, it is anticipated that Jay C. Hoag, a general partner of Technology Crossover Ventures, will join our board of directors upon the completion of the transaction.

  Summary of the Terms of the Warrants.

   We have issued two warrants to Technology Crossover Ventures to purchase common stock at an exercise price of $10.00 per share. The first warrant entitles Technology Crossover Ventures to purchase up to approximately 190,000 shares of common stock and will be exercisable until the closing of the sale of the Series A convertible preferred stock or the end of a 30 trading-day period following termination of the share purchase agreement, whether or not our stockholders approve the proposed private placement. The second warrant would entitle Technology Crossover Ventures to purchase up to approximately 190,000 additional shares of common stock and will only become exercisable in the event of the failure of our stockholders to approve the transaction under certain circumstances, or the termination of the share purchase agreement following a change in recommendation by our board of directors or under certain other conditions. If the second warrant is triggered, it will be exercisable for two years and the exercise period of the first warrant will also be extended for the same length of time.

Reasons for the Private Placement

   The principal reasons for the private placement of Series A convertible preferred stock are to strengthen our financial position, to provide us with the resources to pursue growth and new market opportunities, and to assure potential customers that we have sufficient financial resources to successfully continue to develop and support our products. We believe that obtaining additional capital is critical to our ability to continue to execute our business plan during a period of uncertain and difficult economic conditions and to sustain the confidence of our customers, business partners and employees. The board of directors and management of Kana considered a number of financing alternatives prior to entering into the share purchase agreement for the private placement. We believe that the best option for additional financing is to complete the private placement.

Background of the Private Placement

   Between April and August 2001, we incurred significant expenses and costs resulting from the restructuring of our organization and our merger with Broadbase Software, Inc., and our operating results were adversely affected by the worsening global economy. In order to streamline operations and reduce costs, we restructured our organization in the second quarter of 2001, reducing our staffing and capital spending and exiting certain facilities. As a result, we incurred substantial costs associated with severance and other employee and facility-related costs, which significantly reduced our cash balances. On June 29, 2001, we completed our acquisition of Broadbase, which resulted in substantial integration expenses and transition costs, duplicate facility and other costs, and professional fees. In addition, this was an increasingly difficult period for the global economy and, particularly, the enterprise software market.

   As a result of these significant ongoing demands on Kana's cash, our management began to actively explore potential means of obtaining additional financing for our business. In August 2001, we held preliminary discussions with investment bankers, and on August 24, 2001, we filed a registration statement with the SEC registering the possible sale from time to time of shares of our common stock in order to provide increased flexibility to obtain equity financing in the public markets. In early September 2001, we held discussions with several potential investors regarding our business and their potential interest in investing in our common stock.

   The uncertain and difficult global business environment worsened considerably as a result of the terrorist attacks in New York and Washington D.C. on September 11, 2001, and on September 28, 2001, we effected another restructuring of our organization in order to further reduce costs. As a result, we incurred substantial severance costs and other cash payment obligations. In addition, the deterioration of the business environment heightened our need for cash to fund increased anticipated losses from our operations. Further, we required cash for significant anticipated expenditures on infrastructure that we believed were needed in order to effectively compete for business from large enterprises in this environment. Finally, we believe that some of our competitors were beginning to raise questions regarding our continued long-term viability in their discussions with potential customers, which we believed could hamper our ability to sell our products. As a result, during September and October 2001, we increased our efforts to obtain financing. During this period, we held meetings with a number of private equity investors in which we made presentations regarding our business and discussed possible terms for their potential investment in Kana, and met with investment banks regarding possible public transactions.

   On November 5, 2001, we received a term sheet from one private equity investor setting forth proposed terms for a $30 million investment in our convertible preferred stock at a conversion price of $10.00 per share of common stock. Our board of directors discussed this proposal and the status of our discussions with other potential investors, as well as our anticipated cash needs, at a meeting on November 9, 2001. We engaged in discussions with this investor regarding the terms set forth in their proposed term sheet, but did not reach an agreement. In particular, the terms proposed by this investor included provision for redemption of the shares of preferred stock at the option of the investor after a specified period, which our management viewed as disadvantageous to our company and its stockholders.

   In early November 2001, we learned that Technology Crossover Ventures might be interested in making an equity investment in our company, and representatives of Kana and Technology Crossover Ventures met on several occasions between November 8 and November 18, 2001 to review our business and discuss possible terms for such an investment. On November 19, 2001, we received a term sheet for a proposed investment by Technology Crossover Ventures, which did not include any provision for redemption of the preferred stock. Representatives of Kana and Technology Crossover Ventures met on November 20, 2001 to negotiate certain aspects of the term sheet. Following this meeting, the parties executed a revised term sheet which provided for Technology Crossover Ventures to purchase $36 million of our 8% Series A convertible preferred stock at a conversion price of $10.00 per share of common stock. This term sheet did not contemplate that stockholder approval might be required for the private placement. During this week, members of our senior management discussed the principal terms of the proposed transaction with each of our directors.

   On November 21, 2001, we entered into an engagement letter with RBC Capital Markets (the global brand name for the corporate and investment banking division of the Royal Bank of Canada and its affiliates, including RBC Dain Rauscher Inc.) ("RBCCM"), to retain RBCCM as our financial advisor in connection with the private placement of our capital stock.

   In order to ensure that we would secure at least some equity financing at this time, on November 21, 2001, we agreed to sell an aggregate of one million shares of our common stock to certain institutional investors at a purchase price of $10.00 per share. The shares were issued pursuant to the shelf registration statement we filed with the SEC on August 24, 2001, and the transaction was completed on November 26, 2001.

   On November 23, 2001, Technology Crossover Ventures' counsel provided us with proposed drafts of the definitive agreements for the private placement, which agreements reflected the terms of the November 20, 2001 term sheet. On November 25, 2001, our board of directors held a special meeting at which it discussed the proposed terms of the private placement, as set forth in these drafts, with our legal advisors and RBCCM. During the discussion of the proposed terms, our board discussed the applicability of the stockholder approval requirements of Nasdaq with our legal advisors. In addition, representatives of RBCCM reviewed with our board of directors their preliminary analysis of the proposed transaction. Our board of directors, after discussing the desirability and terms of the proposed equity financing, determined that it would be desirable to enter into this transaction, and approved the terms set forth in the November 20, 2001 term sheet. Our board also determined that it would be prudent to seek stockholder approval of the transaction in order to ensure compliance with the stockholder approval requirements of Nasdaq. While our board did not believe that the preferred stock investment by itself would require stockholder approval under these requirements, as the number of shares involved would be less than 20% of our outstanding common stock, it believed that there was a possibility that Nasdaq might view this transaction together with our November 21 sale of common stock pursuant to our shelf registration statement. Since the two transactions, if taken together, would involve the issuance of shares representing more than 20% of our outstanding common stock, our board of directors concluded that we should seek stockholder approval for the issuance of the Series A convertible preferred stock. After this meeting of our board of directors, on November 25, 2001, representatives of Technology Crossover Ventures, Kana and their respective legal counsel met to discuss the November 23, 2001 draft agreements.

   On November 26, 2001, representatives of Kana and Technology Crossover Ventures discussed potential changes to the proposed terms of the equity financing that might be appropriate in light of the decision by our board of directors to seek stockholder approval of the transaction. These changes included increasing the size of the transaction and modifying the pricing terms to provide for an adjustment in the event that our stock price declined significantly prior to the special meeting of our stockholders. Representatives of Technology Crossover Ventures also expressed concern regarding potential adverse effects on Technology Crossover Ventures if our stockholders did not approve the transaction.

   In the afternoon of November 26, 2001, our board of directors held a special meeting at which it discussed the revised terms of the Technology Crossover Ventures' proposal with RBCCM and our legal advisors, and discussed issuing warrants to Technology Crossover Ventures in consideration of its commitment to invest in the Series A convertible preferred stock. Our board appointed Chuck Bay and Robert Frick, two of our directors, to a committee (the "Transaction Committee") to approve the final terms of the private placement with Technology Crossover Ventures based upon parameters approved by the entire board. Following this meeting, representatives of Kana and its counsel discussed certain of the revised terms, and remaining open issues, with representatives of Technology Crossover Ventures and its counsel.

   On November 27, 2001, Technology Crossover Ventures' counsel provided Kana and its counsel with revised drafts of the proposed definitive agreements in response to these discussions. The revised agreements provided for an investment of between $38 and $45 million in our Series A convertible preferred stock at a price equal to ten times the lesser of (i) $10.00 per share or (ii) 66 2/3% of the daily volume-based weighted average price for our common stock on the Nasdaq National Market, with each share of the Series A convertible preferred stock to initially convert into shares of common stock on 10-for-1 basis. In addition, the drafts provided for the issuance of warrants to Technology Crossover Ventures permitting Technology Crossover Ventures to purchase shares of our common stock, at an exercise price of $10.00 per share. Representatives of Kana and Technology Crossover Ventures then met to discuss the revised drafts. During this meeting, representatives of Kana and Technology Crossover Ventures had an extensive discussion regarding the possible terms of the proposed warrants and the number of shares that would be issuable upon their exercise. Following this meeting, it was proposed that Kana might issue two warrants, each of which would permit Technology Crossover Ventures to purchase 193,059 shares of our common stock (approximately one percent of our outstanding shares) at an exercise price of $10.00 per share. One of the warrants would generally be exercisable for only a limited period, and the other warrant would be exercisable only if our stockholders did not approve the transaction under certain circumstances, or if the share purchase agreement were otherwise terminated under certain circumstances.

   On the morning of November 28, 2001, our board of directors held a special meeting at which it discussed the terms of the revised draft agreements that had been received from counsel to Technology Crossover Ventures, and the further revisions that had been discussed at the meeting on November 27. Our board of directors approved the revised terms of the private placement, including the increase in deal size, the pricing formula and the issuance of the warrants, subject to approval of the final agreements by the Transaction Committee and receipt of a fairness opinion from RBCCM.

   On November 28, 2001, representatives of Kana and Technology Crossover Ventures negotiated the final terms of the agreements for the transaction, and on the evening of November 28, the Transaction Committee of our board of directors held a special meeting at which it discussed the final terms of the proposed transaction agreements. Representatives of RBCCM reviewed their analysis of the proposed transaction and rendered their opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be received by Kana upon issuance of the Series A convertible preferred stock of Kana in the proposed private placement. The Transaction Committee then approved the final terms of the transaction agreements and approved entering into the private placement with Technology Crossover Ventures on the terms set forth in those agreements. Later in the evening on November 28, 2001, the parties executed the share purchase agreement and warrants and finalized the forms of investor rights agreement and certificate of designations for the 8% Series A convertible preferred stock. Immediately thereafter, the parties publicly announced the transaction.

   On December 11, 2001, we held a special meeting of our stockholders at which our stockholders approved a 1-for-10 reverse stock split that had been previously approved by our board of directors. This reverse stock split was effected on December 13, 2001, and all share and per share amounts contained in this proxy statement have been adjusted to give effect to this reverse stock split unless otherwise indicated.

Opinion of Kana's Financial Advisor

   Pursuant to an engagement letter dated November 21, 2001, RBCCM was retained by Kana to act as financial advisor and, if requested, to furnish an opinion as to the fairness, from a financial point of view, of the consideration to be received by Kana upon issuance of the Series A convertible preferred stock of Kana in the proposed private placement.

   On November 28, 2001, RBCCM rendered its opinion to Kana's board of directors that, as of such date and based on the procedures followed, factors considered and assumptions made by RBCCM and certain other limitations, the consideration to be received by Kana upon issuance of the Series A convertible preferred stock of Kana in the proposed private placement was fair, from a financial point of view, to Kana. A copy of RBCCM's written opinion is attached as Appendix A to this document. The holders of common stock of Kana are urged to read the RBCCM opinion carefully in its entirety. This summary of the opinion is qualified in its entirety by reference to the full text of RBCCM's opinion.

   RBCCM's opinion was provided for the information and assistance of Kana's board of directors in connection with its consideration of the proposed private placement. RBCCM's opinion does not address the relative merits of the proposed private placement and any other transactions or business strategies discussed by Kana's board of directors as alternatives to the proposed private placement, or the underlying business decision of Kana's board of directors to proceed with the proposed private placement. RBCCM's opinion and presentation to Kana's board of directors were only two of many factors taken into consideration by Kana's board of directors in making its determination to approve the proposed private placement agreement. RBCCM's opinion does not constitute a recommendation to any Kana stockholder as to how such stockholder should vote with respect to the proposed private placement. RBCCM's opinion addresses solely the fairness, from a financial point of view, of the consideration to be received by Kana upon issuance of the Series A convertible preferred stock in the proposed private placement to Technology Crossover Ventures and does not address any matters relating to investors who may purchase preferred stock in the proposed private placement or any other terms or agreements related to the proposed private placement.

   In conducting its review and in rendering its opinion, RBCCM has assumed and relied upon the accuracy and completeness of the financial and other information provided to it or publicly available and has not assumed any responsibility for independent verification of such information. RBCCM has further relied upon the assurances of management of Kana that they are not aware of any facts that would make the information supplied to RBCCM, or publicly available, inaccurate or misleading. In rendering its opinion, RBCCM expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. RBCCM has considered the assessment of Kana's management as to Kana's financing requirements, the availability of alternative financing and the potential effects on Kana and its business of a failure to obtain additional capital in the near term. RBCCM expressed no opinion as to whether the terms of the proposed private placement are the most beneficial terms from Kana's perspective that could under the circumstances be negotiated among the parties to the proposed private placement and no opinion is expressed whether any alternative transaction might produce proceeds to Kana in an amount in excess of that to be received by Kana in the proposed private placement. At the request of Kana, RBCCM has not engaged in any discussions with any third parties regarding a merger or any other business combination involving Kana and RBCCM has not solicited alternative financing transactions for Kana.

   For purposes of rendering its opinion, RBCCM has assumed that, in all respects material to its analysis, the representations and warranties of the parties contained in the share purchase agreement are true and correct, each party will perform all of the covenants and agreements to be performed by it under the share purchase agreement and all conditions to the obligations of each party to consummate the private placement will be satisfied without any waiver thereof. RBCCM has assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the proposed private placement will be obtained. In addition, RBCCM has assumed that the proposed private placement does not result in a change of control of Kana.

   In arriving at its opinion, RBCCM did not make an independent appraisal of the assets or liabilities of Kana, and does not express an opinion regarding the liquidation value, solvency or regulatory compliance of Kana. Furthermore, RBCCM does not express any opinion as to the prices at which shares of Kana's common stock may trade following the date of the opinion, at the closing of the proposed private placement, or at any time in the future. RBCCM's opinion is based solely on information available to RBCCM on or before the date of the opinion, and reflects general market, economic, financial, monetary, and other conditions as of such date. RBCCM will not undertake to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date of the opinion.

   RBCCM has assumed that the proposed private placement will be exempt from the registration requirements of the Securities Act of 1933, as amended, and has further assumed that the proposed private placement will be consummated in a manner that in all other respects complies with the requirements of federal and state securities laws, rules and regulations.

   In arriving at its opinion, RBCCM has undertaken such review, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, RBCCM:

    . reviewed the financial terms of the draft share purchase agreement dated November 28, 2001;

    . reviewed and analyzed certain publicly available information filed with the Securities and Exchange Commission and certain other financial and operating information supplied by Kana, including certain historical audited financial statements, certain internal unaudited financial information, and certain summary financial projections relating to Kana;

    . made inquiries of the management of Kana regarding its past and current business operations, financial condition, and future prospects;

    . held discussions with management of Kana to understand the reasons for completing the proposed private placement;

    . reviewed the historical market prices and trading activity of Kana's common stock;

    . compared certain financial and stock market information regarding Kana to similar information for certain publicly traded companies in the software industry;

    . reviewed the terms of certain comparable private investments in equity securities of other publicly traded companies, and compared the terms of these transactions to the terms of the proposed private placement; and

    .  performed other studies and analyses as RBCCM considered appropriate.

   No single company or transaction used in the above analyses as a comparison is identical to Kana or the proposed private placement.

   The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial consideration of the analyses or summary description. RBCCM believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. In arriving at its fairness determination, RBCCM considered the results of all of its analyses as well as qualitative factors. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the proposed private placement from a financial point of view, RBCCM did not find it practicable to assign relative weights to the factors considered in reaching its opinion.

   RBCCM is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. RBCCM regularly publishes research reports regarding the software industry and the businesses and securities of publicly owned companies in that industry. In the ordinary course of business, RBCCM and its affiliates act as a broker, and may act as a market maker in the publicly traded securities of Kana and may receive customary compensation in connection with those activities. RBCCM and its affiliates may also actively trade securities of Kana for their own accounts or the accounts of their customers and, accordingly, may from time to time hold a long or short position in those securities. Kana selected RBCCM to render its opinion based on RBCCM's knowledge of the software industry and its experience in securities valuation generally. RBCCM was engaged to act as a co-manager for the 1999 initial public offering of common stock of Broadbase Software, Inc., which was acquired by Kana in June 2001, and Broadbase's follow-on public offering in 2000. RBCCM also acted as financial advisor to Broadbase in its acquisitions of Panopticon, Inc. and ServiceSoft, Inc.

   Pursuant to an engagement letter, Kana paid RBCCM a customary fee upon the rendering of its opinion. Payment of this fee to RBCCM was not contingent upon the closing of the proposed private placement. Kana has also agreed to pay RBCCM a customary transaction fee upon the closing of the proposed private placement for investment banking and financial advisory services. The transaction fee is contingent upon the closing of the proposed private placement. Whether or not the transaction closes, Kana has agreed to reimburse RBCCM for its reasonable out-of-pocket expenses and to indemnify RBCCM against certain liabilities relating to or arising out of services performed by RBCCM in connection with the proposed private placement. The terms of the engagement letter, were negotiated at arms'-length between Kana and RBCCM, and Kana's board of directors was aware of this fee arrangement at the time of its approval of the proposed private placement agreement.

Effect of the Proposed Investment by Technology Crossover Ventures

   Technology Crossover Ventures has committed to purchase a minimum of $38 million of the Series A convertible preferred stock, and may, at its discretion, purchase up to $45 million of the Series A convertible preferred stock. The number of shares of Series A convertible preferred stock that we will issue to Technology Crossover Ventures will depend on the Weighted Average Stock Price. If the Weighted Average Stock Price is $15.00 or more, the purchase price of the Series A convertible preferred stock will be $100.00 per share. In this event, Technology Crossover Ventures would purchase a minimum of 380,000 shares of Series A convertible preferred stock, which would initially convert into 3.8 million shares of our common stock, and Technology Crossover Ventures would have the discretion to purchase up to 450,000 shares of Series A convertible preferred stock, which would initially convert into 4.5 million shares of our common stock. If the Weighted Average Stock Price is less than $15.00, the purchase price of the Series A convertible preferred stock will be ten times 66 2/3% of the Weighted Average Stock Price. For example, if the Weighted Average Stock Price is $12.00, the purchase price of the Series A convertible preferred stock will be $80.00 per share. In this event, Technology Crossover Ventures would purchase a minimum of 475,000 shares of Series A convertible preferred stock, which would initially convert into approximately
4.8 million shares of our common stock, and Technology Crossover Ventures would have the option to purchase up to 562,500 shares of Series A convertible preferred stock, which would initially convert into approximately 5.6 million shares of our common stock. The following table illustrates the effects that the Series A convertible preferred stock financing would have on our capitalization based upon various Weighted Average Stock Prices:

                                                                                   Technology
                                                                                    Crossover
                                  Shares of Series A    Shares of Common Stock   Ventures' Post-
                 Purchase Price  Convertible Preferred  Initially Issuable Upon     Financing
                 of the Series A Stock to be Purchased     Conversion of the       Percentage
Weighted Average   Convertible       by Technology       Series A Convertible     Ownership of
  Stock Price    Preferred Stock  Crossover Ventures        Preferred Stock        Kana (1)(2)
  -----------    --------------- --------------------- ------------------------- ---------------
$15.00 or above      $100.00          380,000-450,000    3.8 million-4.5 million   16.4%-18.9%
$13.50               $ 90.00          422,222-500,000    4.2 million-5.0 million   17.9%-20.6%
$12.00               $ 80.00          475,000-562,500    4.8 million-5.6 million   19.7%-22.6%
$10.50               $ 70.00          542,857-642,857    5.4 million-6.4 million   21.9%-25.0%
$ 9.00               $ 60.00          633,333-750,000    6.3 million-7.5 million   24.7%-28.0%
$ 7.50               $ 50.00          760,000-900,000    7.6 million-9.0 million   28.2%-31.8%
$ 6.00               $ 40.00        950,000-1,125,000   9.5 million-11.3 million   33.0%-36.8%
$ 4.50               $ 30.00      1,266,666-1,500,000  12.7 million-15.0 million   39.6%-43.7%

--------
(1) On an as-converted to common stock basis.
(2) Based upon 19,316,974 shares outstanding as of December 1, 2001.

   The issuance of the Series A convertible preferred stock in the private placement may result in substantial dilution of your ownership interest in Kana, particularly if the Weighted Average Stock Price is significantly below $15.00 per share. The issuance of the Series A convertible preferred stock in the private placement may also result in a substantial decrease in your net book value per share.

   Technology Crossover Ventures, as holder of the Series A convertible preferred stock, will have the rights and preferences described in this proxy statement, including the right to vote together with the holders of the common stock on an as-converted basis. Because Technology Crossover Ventures will own a significant percentage of Kana on an as-converted to common stock basis subsequent to completion of the Series A convertible preferred stock financing, it will have significant influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including the election of directors and approval of mergers, consolidations and the sale of all or substantially all of our assets. In addition, the holders of the Series A convertible preferred stock will have dividend rights that are senior to those of the holders of our common stock. The holders of the Series A convertible preferred stock will also have a claim against our assets senior to the claim of the holders of the common stock in the event of our liquidation or bankruptcy, or in a merger or acquisition of Kana. Initially, the aggregate amount of the senior claims of the holders of the Series A convertible preferred stock will equal the amount invested to purchase the Series A convertible preferred stock and will increase thereafter due to the accumulation of dividends on the Series A convertible preferred stock.

   The holders of the Series A convertible preferred stock will also have a separate class vote with respect to a number of significant corporate transactions, including the creation of a class or series of stock having preferences or privileges senior to or on a parity with the Series A convertible preferred stock, or a proposed merger, consolidation or sale of Kana. Technology Crossover Ventures currently has significant investments in other technology companies, including other enterprise software companies. As a result, it may have interests with respect to its investment in us that differ from those of other stockholders. The ownership by Technology Crossover Ventures of a substantial percentage of our total voting power and the terms of the Series A convertible preferred stock could make it more difficult and expensive for a third party to pursue a change of control of Kana, even if a change of control would generally be beneficial to the interests of our stockholders.

   Sales in the public market of the common stock acquired upon conversion of the Series A convertible preferred stock could lower our stock price and impair our ability to raise funds in additional stock offerings. Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities. In addition, as a result of the issuance of the Series A convertible preferred stock, we will incur a substantial non-cash charge in the period in which we complete the private placement.

   In connection with the sale of the Series A convertible preferred stock, we will enter into an investor rights agreement with Technology Crossover Ventures that will obligate us to use our best efforts to register the shares of common stock issuable upon conversion of the Series A convertible preferred stock within 90 days after the closing of the private placement. We will also grant Technology Crossover Ventures piggyback registration rights to participate in underwritten offerings of our securities. These registration rights will facilitate the investors' sale in the public market of common stock issued upon conversion of the Series A convertible preferred stock. These registration rights are described in further detail under the heading "The Share Purchase Agreement, the Investor Rights Agreement and the Warrants--Investor Rights Agreement."

The Share Purchase Agreement, the Investor Rights Agreement and the Warrants

  General

   On November 28, 2001, we entered into a share purchase agreement with Technology Crossover Ventures pursuant to which Technology Crossover Ventures has agreed to purchase up to $45 million of our 8% Series A Convertible Preferred Stock. At closing, we will enter into an investor rights agreement that will provide registration rights with respect to the shares of common stock issuable upon conversion of the Series A convertible preferred stock issued in the private placement. In connection with entering into the share purchase agreement, we also issued warrants to Technology Crossover Ventures to purchase shares of our common stock. The following discussion of the share purchase agreement, investor rights agreement and warrants, and the transactions contemplated thereby, provide only a summary. For a more complete understanding of these agreements, we urge you to read our Form 8-K/A filed with the SEC on December 13, 2001, including the share purchase agreement, form of investor rights agreement and forms of warrants which are filed as exhibits thereto.

  Price

   The purchase price per share of the Series A convertible preferred stock will be ten times the lesser of (i) $10.00 per share or (ii) 66 2/3% of the Weighted Average Stock Price.

  Size of Investment

   Technology Crossover Ventures has committed to purchase between $38 million and $45 million of the Series A convertible preferred stock. Within this range, the size of the investment will be determined by Technology Crossover Ventures, in its discretion. Technology Crossover Ventures must inform us of the size of their investment, within this range, no later than the second trading day prior to the closing of the private placement.

  Representations and Warranties

   The share purchase agreement contains representations and warranties by us relating to, among other things, our capitalization and due authorization, the issuance and sale of the Series A convertible preferred stock, our SEC filings and our lack of undisclosed liabilities and material adverse changes. The share purchase agreement also contains representations and warranties by the investors relating to, among other things, their status as accredited investors and investment intent.

  Covenants and Agreements

   We have agreed to take, or refrain from taking, certain actions, including:

    . to prepare and file with Nasdaq a Notification of Listing of Additional Shares with respect to the shares of common stock issuable upon conversion of the Series A convertible preferred stock;

    . to file, within 90 days of the date of the share purchase agreement, all necessary materials with the United States Federal Trade Commission and United States Department of Justice in order to comply with applicable antitrust laws;

    . to not take specified actions with respect to our capital stock, certificate of incorporation and bylaws prior to closing;

    . to not, along with our directors, officers, employees, agents or representatives, solicit, encourage or entertain proposals from or enter into negotiations with or furnish any nonpublic information to any other entity regarding the possible sale of a minority interest in our capital stock in connection with a financing transaction, other than the sale of certain shares of our common stock under the our existing registration statement on Form S-3; and

    . to hold the special meeting of our stockholders to approve the issuance and sale of the Series A convertible preferred stock.

   Technology Crossover Ventures and we have also agreed to use our respective reasonable best efforts to satisfy the conditions to closing of the private placement.

  Conditions to Closing

   The closing of the private placement is conditioned on the satisfaction or waiver of various conditions, including:

    . the accuracy of the representations and warranties included in the share purchase agreement as of closing;

    . each party's compliance with its covenants and agreements in the share purchase agreement prior to closing;

    . approval of the issuance and sale of the Series A convertible preferred stock by our stockholders;

    . the absence of (1) any law or order prohibiting the transactions contemplated by the share purchase agreement and (2) any claim, action or proceeding seeking to challenge the transactions contemplated by the share purchase agreement;

    .  the absence of regulatory constraints; and

    .  the delivery of customary closing documents.

   In addition, the obligations of Technology Crossover Ventures to effect the closing are conditioned on the satisfaction or waiver of the following conditions:

    . receipt of an opinion as to certain legal matters from Fenwick & West LLP, our legal counsel;

    . the absence of any material adverse change to our company since September 30, 2001;

    . the appointment of Jay C. Hoag to our board of directors as the designee of the holders of the Series A convertible preferred stock; and

    . the approval for listing on the Nasdaq National Market of the shares of common stock to be issued upon conversion of the Series A convertible preferred stock.

  Market Purchases

   In addition to the shares of Series A convertible preferred stock it has agreed to purchase pursuant to the share purchase agreement, Technology Crossover Ventures may purchase up to an additional 950,000 shares of our common stock in the open market, in privately negotiated transactions or otherwise. However, Technology Crossover Ventures will not be permitted to make any such purchase of our common stock if, immediately following the completion of such purchase, Technology Crossover Ventures and its affiliates would own in excess of 45% of our common stock outstanding at such time, assuming conversion in full of any outstanding Series A convertible preferred stock.

  Fees and Expenses

   Whether or not the transactions contemplated in the share purchase agreement are consummated, we will pay the out-of-pocket costs and expenses of Technology Crossover Ventures arising in connection with the share purchase agreement. We will not be obligated to pay the costs and expenses of Technology Crossover Ventures if we have complied in all material respects with all of the provisions of the share purchase agreement and satisfied all of the conditions to Technology Crossover Ventures' obligation to complete the transaction, and the failure to complete the transaction results from the failure of Technology Crossover Ventures either to comply in all material respects with all of the provisions of the share purchase agreement or satisfy certain of the conditions to our obligation to complete the transaction.

  Termination

   The share purchase agreement may be terminated prior to the closing of the private placement as follows:

    .  pursuant to the mutual consent of Kana and Technology Crossover Ventures;

    . by Technology Crossover Ventures or us if the closing of the private placement is not completed by March 15, 2002;

    . by Technology Crossover Ventures or us if our stockholders fail to approve the issuance of the Series A convertible preferred stock;

    . by Technology Crossover Ventures if our board of directors withdraws, modifies or changes its recommendation that our stockholders approve the issuance and sale of the Series A convertible preferred stock; and

    . by Technology Crossover Ventures or us if 66 2/3% of the Weighted Average Stock Price is less than $4.43.

  Assignability of Rights and Transferability of Shares

   Technology Crossover Ventures may, prior to the closing of the private placement, assign its rights under the share purchase agreement to purchase shares of the Series A convertible preferred stock, but may do so only with our consent. Technology Crossover Ventures has informed us that it is currently engaged in discussions with another private equity fund regarding a possible assignment to that investor of rights to purchase a portion (presently anticipated to be less than 10%) of the shares of Series A convertible preferred stock issuable under the purchase agreement, but has not entered into an agreement with regard to any such assignment. We do not know whether Technology Crossover Ventures will assign any portion of its rights under the share purchase agreement to purchase shares of the Series A convertible preferred stock, or, if it does, the number of shares that would be subject to such assignment. In addition, Technology Crossover Ventures will have the right to transfer its shares of Series A convertible preferred stock without our consent after the closing, subject to compliance with applicable securities laws.

  Investor Rights Agreement

   In connection with the closing of the private placement, we will enter into an investor rights agreement with Technology Crossover Ventures. The agreement will require us to use our best efforts to have a registration statement on Form S-3 for the shares of common stock issuable upon the conversion of the Series A convertible preferred stock issued in the private placement declared effective within 90 days after the closing. We will be required to maintain the effectiveness of the registration statement until all shares of common stock underlying the Series A convertible preferred stock can be resold in a three-month period under Rule 144 of the Securities Act of 1933 pursuant to either (1) Rule 144(k) or (2) the one percent of the shares of the class outstanding limitation set forth in Rule 144(e)(1)(i). We will be entitled to one blackout period not to exceed 90 days in any twelve-month period. We have also agreed to provide Technology Crossover Ventures with piggyback registration rights to participate in underwritten offerings of our securities, subject to customary limitations. These piggyback registration rights will terminate when Technology Crossover Ventures, together with its affiliates, can sell all of the shares of common stock underlying the Series A convertible preferred stock in a three-month period under Rule 144 pursuant to either (1) Rule 144(k), but only if the shares of common stock underlying the Series A convertible preferred stock held by Technology Crossover Ventures represent less than 5% of our then outstanding common stock, or (2) the one percent of the shares of the class outstanding limitation set forth in Rule 144(e)(1)(i).

  Warrants

   In connection with entering into the share purchase agreement, we issued two warrants, a contingent warrant and a commitment warrant, to Technology Crossover Ventures to purchase, under certain circumstances, shares of our common stock. The material terms and provisions of each of these warrants are as follows:

   Contingent Warrant. The contingent warrant enables Technology Crossover Ventures, under the circumstances described below, to purchase up to 193,059 shares of our common stock at an exercise price of $10.00 per share. The contingent warrant will not become exercisable unless and until the share purchase agreement is terminated in one of the following ways:

    . Technology Crossover Ventures terminates the share purchase agreement because our board of directors withdraws, modifies or changes its recommendation that our stockholders approve the issuance of the Series A convertible preferred stock;

    . Either Technology Crossover Ventures or we terminate the share purchase agreement because our stockholders fail to approve the issuance of the Series A convertible preferred stock and, prior to the special meeting of our stockholders, a Qualifying Event (as defined below) has occurred; or

    . Either Technology Crossover Ventures or we terminate the share purchase agreement because the closing of the private placement has not been completed by March 15, 2002 and, prior to the special meeting of our stockholders, a Qualifying Event has occurred.

   A "Qualifying Event" will have occurred if (i) our board of directors or any committee of the board shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Technology Crossover Ventures its recommendation in favor of the issuance of the Series A convertible preferred stock, (ii) we shall have failed to include in the proxy statement sent in connection with the special meeting of our stockholders the recommendation of our board of directors in favor of the issuance of the Series A convertible preferred stock, (iii) a third party makes a public announcement disclosing its intention to pursue an Alternative Transaction (as defined in the following sentence) and, within 12 months after the date of such announcement, we enter into an agreement with respect to, or have consummated, an Alternative Transaction with such third party or one or more of its affiliates or (iv) we have announced our intention to enter into, or have entered into, an agreement with respect to, or have consummated, an Alternative Transaction. An "Alternative Transaction" means a Sale Transaction (as defined in "Terms of the 8% Series A Convertible Preferred Stock--Rights Upon Liquidation" below) or the sale by us of securities representing or convertible into 10% or more of our common stock.

   In the event that the contingent warrant becomes exercisable because the share purchase agreement is terminated in one of the ways set forth above, it will remain exercisable until the second anniversary of the date of such termination of the share purchase agreement.

   In the event that the contingent warrant becomes exercisable, we will file, as soon as practicable, a registration statement to register the shares subject to the contingent warrant and use reasonable efforts to cause the registration statement to be declared effective within 90 days of the date the contingent warrant became exercisable. In the event that such registration statement is not effective and available for use in connection with the sale of the shares underlying the contingent warrant for a period of 30 consecutive days ending on the termination date of the warrant, the exercise period of the warrant will be extended until the registration statement has been continuously effective and available for use in connection with the sale of the shares underlying the warrant for a period of 30 consecutive days. We will not have to file a registration statement to register the shares subject to the contingent warrant if such shares, when combined with all other shares of our common stock held by Technology Crossover Ventures and its affiliates, assuming the conversion of all shares of Series A convertible preferred stock into shares of our common stock, are saleable under Rule 144 in a three-month period pursuant to the one percent of the shares of the class outstanding limitation set forth in Rule 144(e)(1)(i).

   Commitment Warrant. The commitment warrant enables Technology Crossover Ventures, under the circumstances described below, to purchase up to 193,059 shares of our common stock at an exercise price of $10.00 per share. The commitment warrant was exercisable upon its issuance, and will remain exercisable until the closing of the sale of the Series A convertible preferred stock or, if the share purchase agreement is terminated in accordance with its terms, until the registration statement we will file to register the shares subject to the commitment warrant has been effective and available for use for 30 trading days after such termination. In addition, if the share purchase agreement is terminated in one of the ways described above in the description of the contingent warrant, then the exercise period of the commitment warrant would be extended until the second anniversary of the date of such termination of the share purchase agreement.

   We have agreed to file, as soon as practicable, a registration statement to register the shares subject to the commitment warrant and use reasonable efforts to cause the registration statement to be declared effective within 90 days of the date of the share purchase agreement.

Terms of the 8% Series A Convertible Preferred Stock

  General

   The following summarizes the material terms and provisions of the 8% Series A convertible preferred stock, and is qualified in its entirety by reference to the terms and provisions of our certificate of incorporation, as proposed to be amended by a Certificate of Designation relating to the Series A convertible preferred stock. The form of Certificate of Designation is an exhibit to the form of share purchase agreement that we have filed with the SEC as an exhibit to our Form 8-K/A on December 13, 2001. For a more complete understanding of the terms of the Series A convertible preferred stock, we urge you to read the Certificate of Designation.

   When issued, the Series A convertible preferred stock will be validly issued, fully paid and non-assessable. The holders of the Series A convertible preferred stock will have no preemptive rights with respect to any shares of our capital stock or any other securities convertible into or carrying rights or options to purchase any of our capital stock. The Series A convertible preferred stock will not be subject to any obligation on our part to repurchase or retire the Series A convertible preferred stock, except as described below under "--Rights Upon Liquidation."

  Rank

   The Series A convertible preferred stock will, with respect to dividend rights and rights on liquidation, rank senior to the common stock.

  Dividends

   The holders of record of the Series A convertible preferred stock will be entitled to receive cumulative dividends on each share of Series A convertible preferred stock at an annual rate equal to 8% of the initial conversion price of the Series A convertible preferred stock plus accrued dividends, compounded quarterly. Additionally, except for dividends on common stock payable either in
(1) common stock or (2) options to purchase shares of a series or class of capital stock that is junior to the Series A convertible preferred stock ("Junior Stock"), pursuant to the provisions of a stockholder rights plan adopted by our board of directors, holders of the Series A convertible preferred stock shall be entitled to receive dividends paid on any Junior Stock, if any, based on the number of shares of common stock into which such holder's shares of Series A convertible preferred stock would then convert. Dividends on the Series A convertible preferred stock will not be paid except pursuant to a liquidation event or the conversion of the Series A convertible preferred stock into common stock, as described in further detail below. Upon such occurrence of a liquidation event or the conversion of the Series A convertible preferred stock into common stock, dividends will cease accumulating in respect of the applicable shares of Series A convertible preferred stock on the date of such event.

  Rights Upon Liquidation

   In the event of any liquidation, dissolution or winding up of Kana, including a Sale Transaction (as defined below), the holders of the Series A convertible preferred stock will be entitled to receive out of assets available for distribution to our stockholders, before any distribution of assets is made to holders of common stock or Junior Stock upon liquidation, liquidating distributions equal to at least the initial investment made by Technology Crossover Ventures, plus accrued and unpaid dividends. After payment of the full amount of the liquidating distributions to which the holders of the Series A convertible preferred stock are entitled, our remaining assets available for distribution shall be distributed pro rata among the holders of the common stock and Series A convertible preferred stock based on the number of shares of common stock into which the shares of Series A convertible preferred stock would then convert. However, if in connection with any liquidation, dissolution or winding up of Kana, including a Sale Transaction, the holders of the common stock, assuming conversion of all of the Series A convertible preferred stock into common stock, would receive liquidating distributions equal to at least five times the initial conversion price of the Series A convertible preferred stock, then the holders of the Series A convertible preferred stock will receive the amount that they would be entitled to if they had converted their stock into common stock immediately prior to the transaction.

   A "Sale Transaction" is (1) any consolidation or merger of Kana with or into any other corporation or other entity or person in which our stockholders immediately prior to such transaction own less than 50% of our equity interest or voting power immediately after such transaction, or any transaction or series of related transactions, or any other corporate reorganization, to which we are a direct contracting party in which in excess of 50% of our equity interest or voting power is transferred, other than a merger or consolidation effected exclusively to change our domicile (an "Acquisition"), or (2) a sale, lease or other disposition of all or substantially all of our assets. If the Sale Transaction has been approved by the holders of a majority of the outstanding Series A convertible preferred stock, then the holders of the Series A convertible preferred stock will be treated as provided in the applicable agreements for such transaction rather than receiving the liquidation preference as described above.

  Conversion

   Each share of Series A convertible preferred stock is initially convertible into ten shares of our common stock, subject to adjustment as described below, at any time after the closing of the private placement at the option of Technology Crossover Ventures. There will be no change to the conversion ratio subsequent to issuance of the Series A convertible preferred stock based upon the trading price of our common stock. In addition, the Series A convertible preferred stock will convert automatically into shares of common stock if, at any time after the first anniversary of the closing of the private placement,
(1) our common stock has had a daily volume-based weighted average stock price of at least three times the initial conversion price of the Series A convertible preferred stock for 90 consecutive trading days after such one-year anniversary, which period may begin prior to such one-year anniversary, and (2) the registration statement we have agreed to file with respect to the Series A convertible preferred stock is effective and then available for sales by Technology Crossover Ventures.

   Each share of Series A convertible preferred stock converts into common stock at a conversion ratio equal to (A) the original purchase price per share of the Series A convertible preferred stock, plus accrued dividends, divided by
(B) 10% of the original purchase price per share of the Series A convertible preferred stock. The conversion ratio initially will be ten shares of our common stock for each share of Series A convertible preferred stock, as there would not yet be any accrued dividends. As cumulative dividends accrue on the Series A convertible preferred stock as described above under "--Dividends," each share of Series A convertible preferred stock will convert into more than ten shares of common stock based on the conversion ratio formula. The conversion ratio will be subject to adjustment if certain events occur, including: (1) the payment of dividends (and other distributions) in common stock on the outstanding shares of common stock or a subdivision of common stock into a greater number of shares of common stock or (2) combinations and reclassifications of common stock, unless we take similar actions with respect to the Series A convertible preferred stock. In addition, if we (1) pay a dividend or make a distribution to the holders of common stock payable in securities other than common stock, (2) recapitalize or reclassify the common stock or (3) are party to any reorganization, consolidation or merger that would not be classified as a Sale Transaction, we shall make appropriate adjustment with respect to the rights of the holders of Series A convertible preferred stock such that each share of Series A convertible preferred stock then outstanding will convert into the kind and amount of securities, cash and other property that is receivable by a holder of the number of shares of common stock that the shares of Series A convertible preferred stock were convertible into immediately prior to the event.

  Voting Rights

   Holders of the Series A convertible preferred stock will have the right to vote on all matters that the holders of common stock vote on, voting together with the holders of common stock as a single class. Each share of Series A convertible preferred stock will be entitled to one vote for each share of common stock in which such share of Series A convertible preferred stock could then be converted.

   The affirmative vote of the holders of a majority of the outstanding Series A convertible preferred stock, voting as a separate class, will be required to take any of the following actions:

    . any amendment or waiver of any provisions of our certificate of incorporation or bylaws in a manner that would adversely affect the rights, preferences or privileges of the Series A convertible preferred stock;

    . any action that authorizes, creates or results in the issuance of any class or series of stock, or any other securities convertible into or exercisable for equity securities of Kana, having rights, preferences or privileges senior to or on a parity with the Series A convertible preferred stock;

    .  any Sale Transaction;

    . any increase or decrease in the authorized number of shares of our Series A convertible preferred stock or common stock;

    . the payment or declaration of any dividend or distribution, whether in cash, securities or other property, on any Junior Stock, other than (1) a dividend on common stock paid solely in common stock or (2) a dividend on common stock paid solely in options to purchase Junior Stock pursuant to the provisions of a stockholder rights plan adopted by our board of directors; or

    . the repurchase, redemption or other acquisition of any class of Junior Stock by us or any of our subsidiaries, except for (1) acquisitions of common stock by us or any of our subsidiaries pursuant to stock-based compensation arrangements or agreements that permit us to repurchase such shares upon termination of services to us or our subsidiaries for a price not greater than the cost thereof to the applicable service provider and (2) acquisitions by us or our subsidiaries in whole or partial satisfaction of the exercise price or applicable tax withholding requirements in respect of any option, restricted stock or similar award made pursuant to any compensation or benefit plan, agreement or arrangement maintained or assumed by, or any warrants issued or assumed by, us or any of our subsidiaries.

  Right to Designate Director

   For so long as at least one-third of the shares of Series A convertible preferred stock that are purchased in the private placement remain outstanding, the holders of a majority of the outstanding shares of Series A convertible preferred stock will have the right to elect one member to our board of directors. Accordingly, Jay C. Hoag, a partner of Technology Crossover Ventures, will be elected to our board of directors as the designee of the Series A convertible preferred stock upon the completion of the private placement.

  No Maturity Date or Mandatory Redemption

   The Series A convertible preferred stock will not mature on a specified date, does not have a stated redemption feature and is not subject to any sinking fund or similar obligation. Holders will have no right to require us to repurchase or redeem any shares of Series A convertible preferred stock except upon an event described under "--Rights Upon Liquidation," in which case the holders of the Series A convertible preferred stock would be entitled to their liquidation preference after the payment of which the Series A convertible preferred stock would be retired.

  Absence of Market for Series A Convertible Preferred Stock

   There is no established trading market for the Series A convertible preferred stock. We do not currently intend to list the preferred stock on a national securities exchange or qualify the preferred stock for quotation on any automated quotation service such as the Nasdaq National Market.

Use of Proceeds

   As described above, Technology Crossover Ventures has committed to purchase a minimum of $38 million of the Series A convertible preferred stock, and may, at its discretion, purchase up to $45 million of the Series A convertible preferred stock. We intend to use the net proceeds from the private placement (after estimated expenses of approximately $3.0 million) for working capital and general corporate purposes.

Nasdaq Stockholder Approval Requirement

   Our common stock is listed on the Nasdaq National Market. The rules governing companies with securities listed on Nasdaq require stockholder approval in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. This requirement is set forth in

Nasdaq Marketplace Rule 4350(i)(1)(D). In addition, stockholder approval is required under Nasdaq Marketplace Rule 4350(i)(1)(B) in connection with the issuance of securities that could result in a change of control of an issuer.

   Because the private placement described in this Proposal 1 involves the potential issuance by us of securities convertible into shares of common stock that would represent more than 20% of our currently outstanding common stock at below the greater of book or market value of the common stock, and because it could also potentially be deemed to result in issuances resulting in a change of control for Nasdaq purposes, stockholder approval is required for the issuance of shares of Series A convertible preferred stock to Technology Crossover Ventures in the private placement.

Required Vote

   Approval of the private placement described in this Proposal 1 requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the special meeting and entitled to vote at the meeting. Abstentions will have same effect as votes against the proposal and broker "non-votes" will have no effect.

Recommendation of the Board of Directors

   The board of directors has approved the matters included in Proposal 1 and believes that they are fair to, and in the best interests of, us and our stockholders. The board unanimously recommends that stockholders vote "FOR" Proposal 1.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table presents information as to the beneficial ownership of our common stock as of December 1, 2001 by:

    . each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

    .  each of our directors;

    .  our Chief Executive Officer and each of our other executive officers; and

    .  all of our executive officers and directors as a group.

   Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated above, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership is based on 19,316,974 shares outstanding as of December 1, 2001. Shares of common stock subject to options and warrants exercisable on or before January 30, 2002 (within 60 days of December 1, 2001) are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated above, the address for each director and executive officer listed below is Kana Software, Inc., 181 Constitution Drive, Menlo Park, CA 94025.

                                                                  Number of
                                                                  Shares of
                                                                 Common Stock
                                                                 Beneficially Percent
Name and Address of Beneficial Owner                                Owned     of Class
------------------------------------                             ------------ --------

Executive Officers and Directors:
Chuck Bay (1)...................................................     79,486       *
Kevin Harvey (2)................................................    940,076     4.9%
James C. Wood (3)...............................................    229,160     1.2
Massood Zarabian (4)............................................     95,608       *
Chris Maeda (5).................................................     48,436       *
Tom Doyle (6)...................................................     30,590       *
Robert W. Frick (7).............................................     19,891       *
Brett White (8).................................................      7,875       *
Bud Michael (9).................................................      6,732       *
Vicki Amon-Higa (10)............................................      5,798       *
All directors and executive officers as a group (10 persons)(11)  1,463,652     7.6
5% Stockholder:
Amerindo Investment Advisors, Inc.(12)..........................  1,421,964     7.4

--------
  *  Less than 1%
 (1) Represents 34,614 shares held by Mr. Bay, of which 721 shares are subject to a right of repurchase that lapses at a rate of 721 shares per month until January 2002 and 4,296 share are subject to a right of repurchase that lapses as to 358 shares per month until December 2002, and options that will be exercisable as to 45,322 shares as of January 30, 2002. Mr. Bay is Chief Executive Officer and President of Kana.
 (2) Represents 791,139 shares of common stock held by Benchmark Capital Partners, L.P.,107,197 shares held by Benchmark Founders' Fund, L.P., and 41,740 shares held by Mr. Harvey, and options to purchase 4,700 shares held by Mr. Harvey that are fully vested and exercisable. Mr. Harvey, a member of the board of directors of Kana, is a Managing Member of Benchmark Capital Management Co., LLC, the general partner of Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. Mr. Harvey disclaims beneficial ownership of shares held by Benchmark Capital except to the extent of his pecuniary interest arising from his interest in Benchmark Capital. The address for Mr. Harvey is c/o Benchmark Capital, 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.
 (3) Represents 218,104 shares held by Mr. Wood and options that will be exercisable as to 11,056 shares as of January 30, 2002. Mr. Wood is Chairman of the Board of Directors of Kana.
 (4) Represents 3,350 shares held by Mr. Zarabian and options that will be exercisable as to 92,258 shares as of January 30, 2002. Mr. Zarabian is a director of Kana.
 (5) Represents 30,226 shares held by Mr. Maeda and options that will be exercisable as to 18,210 shares as of January 30, 2002. Mr. Maeda is the Chief Technology Officer of Kana.
 (6) Represents 904 shares held by Mr. Doyle and options that will be exercisable as to 29,686 shares as of January 30, 2002. Mr. Doyle is the Chief Operating Officer of Kana.
 (7) Represents 15,703 shares held by Mr. Frick and options that will be exercisable as to 4,188 shares as of January 30, 2002. Mr. Frick is a director of Kana.
 (8) Represents options that will be exercisable as to 7,875 shares as of January 30, 2002. Mr. White is the Chief Financial Officer of Kana.
 (9) Represents 114 shares held by Mr. Michael and options that will be exercisable as to 6,618 shares as of January 30, 2002. Mr. Michael is the Executive Vice President, Marketing and Engineering of Kana.
(10) Represents options that will be exercisable as to 5,798 shares as of January 30, 2002. Ms. Amon-Higa is the Vice President, Corporate Development and Human Resources of Kana.
(11) Includes 721 shares that are subject to a right of repurchase that lapses at a rate of 721 shares per month until January 2002, 4,296 shares that are subject to a right of repurchase that laspses as to 358 shares per month until December 2002 and options that will be exercisable as to 225,693 shares as of January 30, 2002.
(12) The address of Amerindo Investment Advisors, Inc. is One Embarcadero Center, Suite 2300, San Francisco, California 94111.
                                     .

   The named executive officers listed in the table above represent our chief executive officer and four highest paid executive officers who currently work at Kana. The persons who served at the end of 2000 as our chief executive officer and four highest paid executive officers (Michael J. McCloskey, Paul R. Holland, Nigel K. Donovan, William R. Phelps and Alexander E. Evans), ceased working for Kana upon or before completion of the Broadbase acquisition.

             PROPOSALS FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS

   Proposals of stockholders intended to be presented at our 2002 annual meeting of stockholders must be received at our principal executive offices no later than January 24, 2002 in order to be included in our proxy statement and form of proxy relating to that meeting. Proposals of our stockholders that are intended to be presented at our 2002 annual meeting (but not included in our proxy materials) must be timely delivered or received by us no less than 120 days prior to the date of the meeting. The stockholder's notice must set forth, as to each proposed matter:

    . a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting;

    . the name and address, as they appear on our books, of the stockholder proposing the business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

    . the class and number of shares of our common stock that are owned beneficially and of record by the stockholders of record and the beneficial owner, if any, on whose behalf the proposal is made; and

    . any material interest of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in the business to be presented.

   If the presiding officer of the meeting determines that such business has not been properly brought before the meeting, then the business will not be transacted.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   We have elected to "incorporate by reference" certain information into this proxy statement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for information incorporated by reference that is superseded by information contained in this proxy statement or incorporated by reference to a subsequent document that we filed with the Securities and Exchange Commission. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the
SEC:

    . our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended;

    . our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

    . our Current Reports on Form 8-K filed with the SEC on January 22, 2001, February 1, 2001, February 21, 2001, April 12, 2001, July 16, 2001 (as
       amended by our form 8-K/A filed with the SEC on August 24, 2001) and November 29, 2001 (as amended by our 8-K/A filed with the SEC on December 13, 2001) and our Current Report on Form 8-K dated as of December 27, 2001; and

    . the description of our common stock contained in our Registration Statement on Form 8-A dated August 27, 1999, including any amendment or report filed for the purpose of updating the description of our common stock.

   All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement are also incorporated by reference in this proxy statement and made a part of this proxy statement from the date we file the documents with the SEC.

   You may request a free copy of any of these filings, at no cost, by writing or telephoning us at:

                              Investor Relations
                              Kana Software, Inc.
                            181 Constitution Drive
                               Menlo Park 94025
                              Tel. (650) 614-8300

                        FINANCIAL AND OTHER INFORMATION

   The information required by Item 13(a) of Schedule 14A with respect to our consolidated financial statements, management's discussion and analysis of financial condition and results of operations, pro forma financial information for our acquisitions of Broadbase, Silknet Software, Inc. and Servicesoft, Inc. and certain historical financial information of Broadbase is included in Appendix B, Appendix C and Appendix D to this proxy statement. Representatives of our independent accountants, PricewaterhouseCoopers LLP, are expected to be present at the special meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are required to file reports and other information with the SEC pursuant to the information requirements of the Securities Exchange Act of 1934.

   Our filings with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference rooms. Copies of our filings may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding Kana.

   The share purchase agreement, form of amended and restated investor rights agreement, form of certificate of designation for the 8% Series A convertible preferred stock and forms of commitment and contingent warrants, each of which are discussed in this proxy statement, are filed as exhibits to our amended Current Report on Form 8-K/A, filed with the SEC and dated as of December 13, 2001. We will provide you with a copy of each of these agreements without charge. You may request copies of these documents by contacting us at: Kana Software, Inc., 181 Constitution Drive, Menlo Park, California 94025 or calling us at (650) 614-8300, Attention: Investor Relations. Statements contained in this proxy statement as to the contents of any contract or other document referred to in this proxy statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document.

                                                                     Appendix A
                         OPINION OF FINANCIAL ADVISOR

November 28, 2001

The Board of Directors
Kana Software, Inc.
181 Constitution Drive
Menlo Park, California 94025

To the Board of Directors:

   You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view, to Kana Software, Inc., a Delaware corporation (the "Company"), of the consideration to be received by the Company pursuant to the terms of the proposed private offering of 8% Series A Convertible Preferred Stock (the "Preferred Stock") at the lesser of $10.00 per share or the product of ten multiplied by the sixty-six and two/thirds percent of the daily volume weighted average price for the Company Common Stock for the ten trading days ending one day prior to closing (the "Private Placement"). The terms and conditions of the Private Placement are set forth in the draft Share Purchase Agreement (the "Definitive Agreement") proposed to be entered into between the Company and certain affiliates of Technology Crossover Ventures. We understand that the shares of Preferred Stock to be sold in the Private Placement will be considered "restricted stock"; however, we also understand that the Company shall use its best efforts to have a registration statement for the shares of the Common Stock issuable upon conversion of the Preferred Stock declared effective within 90 days after the closing of the Private Placement.

   RBC Capital Markets (the global brand name for the corporate and investment banking division of Royal Bank of Canada and its affiliates, including RBC Dain Rauscher Inc.)("RBCCM"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities and private placements. RBCCM acts as a market maker in the Common Stock of the Company and other publicly traded firms in the software industry and, accordingly, periodically may have a position in the Company's Common Stock. RBCCM was engaged to act as a co-manager for Broadbase Software, Inc.'s initial public offering of common stock in 1999 and its follow-on public offering in 2000. RBCCM also acted as financial advisor to Broadbase Software, Inc. in its acquisitions of Panopticon Inc. and ServiceSoft, Inc. in 2001. RBCCM will receive a fee for providing this opinion. The opinion fee is not contingent upon consummation of the Private Placement. RBCCM will also receive a transaction fee for the Private Placement which is contingent upon consummation of the Private Placement. In addition, RBCCM will be indemnified against certain liabilities that may arise from activities related to its engagement by the Company.

   In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have: (i) reviewed the financial terms of the draft Definitive Agreement dated November 28, 2001, (ii) reviewed and analyzed certain publicly available information filed by the Company with the Securities and Exchange Commission and certain other financial and operating information supplied to us by the Company, including certain historical audited financial statements, certain internal unaudited financial information, and certain summary financial projections relating to the Company, (iii) made inquiries of the management of the Company regarding its past and current business operations, financial condition, and future prospects, (iv) held discussions with management of the Company to understand the reasons for completing the Private Placement, (v) reviewed the historical market prices and trading activity of the Company's Common Stock, (vi) compared certain financial and stock market information regarding the Company to similar information for certain publicly traded companies in the software industry, (vii) reviewed the terms of certain comparable private investments in public equity securities and compared the terms of these transactions to the terms of the Preferred Stock, and (viii) performed other studies and analyses as we considered appropriate. No single company or transaction used in the above analyses as a comparison is identical to the Company or the Private Placement.

   In conducting our review and in rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independent verification of such information. The Company has advised us that it does not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have relied upon the assurances of the management of the Company that the financial planning data and other business outlook information provided to us has been prepared on a reasonable basis and in accordance with industry practice and reflects the best currently available estimates. We have further relied upon the assurances of management of the Company that they are not aware of any facts that would make the information supplied to us, or publicly available, inaccurate or misleading. In rendering its opinion, RBCCM expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. RBCCM has considered the assessment of the Company's management as to the Company's financing requirements, the availability of alternative financing and the potential effects on the Company and its business of a failure to obtain additional capital in the near term. RBCCM has expressed no opinion as to whether the terms of the Private Placement are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to the Private Placement and no opinion is expressed whether any alternative transaction might produce proceeds to the Company in an amount in excess of that to be received by the Company in the Private Placement. At the request of the Company, RBCCM has not engaged in any discussions with any third parties regarding a merger or any other business combination involving the Company and RBCCM has not solicited alternative financing transactions for the Company.

   For purposes of rendering its opinion, RBCCM has assumed that, in all respects material to its analysis, the representations and warranties of the parties contained in the Definitive Agreement are true and correct, each party will perform all of the covenants and agreements to be performed by it under the Definitive Agreement and all conditions to the obligations of each party to consummate the Private Placement will be satisfied without any waiver thereof. RBCCM has assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Private Placement will be obtained. RBCCM has assumed that the Private Placement does not result in a change of control of the Company.

   In arriving at our opinion, we did not make an independent appraisal of the assets or liabilities of the Company, and we do not express an opinion regarding the liquidation value, solvency or regulatory compliance of the Company. Furthermore, we do not express any opinion as to the prices at which shares of the Company's Common Stock may trade following the date of this opinion, at the closing of the Private Placement, or at any time in the future. Our opinion is based solely on information available to us on or before the date hereof, and reflects general market, economic, financial, monetary, and other conditions as of such date. We will not undertake to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

   RBCCM has assumed that it will be able to rely on an opinion from counsel of the Company that the Private Placement will be exempt from the registration requirements of the Securities Act of 1933, as amended, and has further assumed that the Private Placement will be consummated in a manner that in all other respects complies with the requirements of federal and state securities laws, rules and regulations.

   This opinion is directed solely to and is for the sole use and benefit of the Board of Directors of the Company in connection with its consideration of the Private Placement, and this opinion does not constitute a recommendation to any stockholder of the Company regarding whether to approve the Private Placement. This opinion may not be relied upon by any other person, without our prior written consent. This opinion is limited to the fairness to the Company, from a financial point of view, of the consideration to be received by the Company in the Private Placement, and does not address the Company's underlying business decisions to proceed with the Private Placement. This opinion also does not address any matters relating to investors who may purchase Preferred Stock in the Private Placement or any other term or agreement relating to the Private Placement.

   This letter may not be reproduced, quoted, published, or referred to in any manner, nor shall any public reference to RBCCM be made without our prior written consent.

   Based upon and subject to the foregoing, and other matters that we considered relevant, it is our opinion that, as of the date hereof, the consideration to be received by the Company upon issuance of the Preferred Stock of the Company in the Private Placement is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          RBC CAPITAL MARKETS

                                                                     Appendix B

 EXCERPTS FROM ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000

1. FINANCIAL STATEMENTS

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Kana Communications, Inc.

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive loss, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Kana Communications, Inc. and its subsidiaries at December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations and has a significant accumulated deficit. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERSLLP

San Jose, California
January23, 2001, except for Note 9,
whichis as of February 28, 2001

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Kana Communications, Inc.:

We have audited the accompanying consolidated balance sheet of Kana Communications, Inc. and subsidiary as of December 31, 1999 and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999. The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kana
Communications, Inc. and subsidiary as of December 31, 1999 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

Mountain View, California
January 20, 2000

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                                      December 31,
                                                                                 ----------------------
                                                                                    2000        1999
                                                                                 -----------  ---------
                                     ASSETS
Current assets:
 Cash and cash equivalents...................................................... $    76,202  $  18,695
 Short-term investments.........................................................         297     34,522
 Accounts receivable, less allowance for doubtful accounts of $1,966 in 2000 and
   $366 in 1999.................................................................      43,393      4,655
 Prepaid expenses and other current assets......................................      14,866      2,036
                                                                                 -----------  ---------
   Total current assets.........................................................     134,758     59,908
Property and equipment, net.....................................................      40,095      8,360
Intangible assets, principally goodwill.........................................     800,000         --
Other assets....................................................................       5,271      1,961
                                                                                 -----------  ---------
   Total assets................................................................. $   980,124  $  70,229
                                                                                 ===========  =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Current portion of notes payable............................................... $     1,456  $   4,224
 Accounts payable...............................................................      17,980      2,766
 Accrued liabilities............................................................      35,846      8,074
 Deferred revenue...............................................................      25,242      6,253
                                                                                 -----------  ---------
   Total current liabilities....................................................      80,524     21,317
Notes payable, less current portion.............................................         148        412
                                                                                 -----------  ---------
   Total liabilities............................................................      80,672     21,729
                                                                                 -----------  ---------
Commitments and contingencies (Note 7)

Stockholders' equity:
 Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized; no
   shares issued and outstanding................................................          --         --
 Common stock, $0.001 par value; 1,000,000,000 and 100,000,000 shares
   authorized; 94,051,837 and 60,766,650 shares issued and outstanding..........          94         61
 Additional paid-in capital.....................................................   4,130,231    202,473
 Deferred stock-based compensation..............................................     (21,639)   (14,962)
 Notes receivable from stockholders.............................................      (5,367)    (6,380)
 Accumulated other comprehensive losses.........................................        (377)       (75)
 Accumulated deficit............................................................  (3,203,490)  (132,617)
                                                                                 -----------  ---------
   Total stockholders' equity...................................................     899,452     48,500
                                                                                 -----------  ---------
   Total liabilities and stockholders' equity................................... $   980,124  $  70,229
                                                                                 ===========  =========

The accompanying notes are an integral part of these consolidated financial statements.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                     (In thousands, except per share data)

                                                                       Years Ended December 31,
                                                                   --------------------------------
                                                                      2000        1999       1998
                                                                   -----------  ---------  --------
Revenues:
 License.......................................................... $    75,360  $  10,536  $  2,014
 Service..........................................................      43,887      3,528       333
                                                                   -----------  ---------  --------
     Total revenues...............................................     119,247     14,064     2,347
                                                                   -----------  ---------  --------
Cost of revenues:
 License..........................................................       2,856        271        54
 Service, excluding amortization of stock-based compensation of
   $2,816, $19,752 and $143.......................................      56,201      6,610       666
                                                                   -----------  ---------  --------
     Total cost of revenues.......................................      59,057      6,881       720
                                                                   -----------  ---------  --------
Gross profit......................................................      60,190      7,183     1,627
                                                                   -----------  ---------  --------
Operating expenses:
 Sales and marketing, excluding amortization of stock-based
   compensation of $8,078, $34,000 and $564.......................      88,186     21,199     5,504
 Research and development, excluding amortization of stock-based
   compensation of $2,831, $19,864 and $438.......................      42,724     12,854     5,669
 General and administrative, excluding amortization of stock-based
   compensation of $990, $6,860 and $311..........................      18,945      5,018     1,826
 Amortization of stock-based compensation.........................      14,715     80,476     1,456
 Amortization of goodwill and identifiable intangibles............     873,022         --        --
 In-process research and development..............................       6,900         --        --
 Acquisition related costs........................................       6,564      5,635        --
 Goodwill impairment..............................................   2,084,841         --        --
                                                                   -----------  ---------  --------
     Total operating expenses.....................................   3,135,897    125,182    14,455
                                                                   -----------  ---------  --------
Operating loss....................................................  (3,075,707)  (117,999)  (12,828)
Other income (expense), net.......................................       4,834       (744)      227
                                                                   -----------  ---------  --------
     Net loss.....................................................  (3,070,873)  (118,743)  (12,601)
                                                                   -----------  ---------  --------
Other comprehensive loss:
 Net unrealized gain (loss) on available for sale securities......         (26)        26        --
 Foreign currency translation adjustments.........................        (276)       (96)       (5)
                                                                   -----------  ---------  --------
     Total other comprehensive loss...............................        (302)       (70)       (5)
                                                                   -----------  ---------  --------
     Comprehensive loss........................................... $(3,071,175) $(118,813) $(12,606)
                                                                   ===========  =========  ========
Basic and diluted net loss per share.............................. $    (39.57) $   (4.61) $  (2.01)
                                                                   ===========  =========  ========
Shares used in computing basic and diluted net loss per share.....      77,610     25,772     6,258
                                                                   ===========  =========  ========

The accompanying notes are an integral part of these consolidated financial statements.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (In thousands, except share data)



                                        Convertible                                                 Notes      Accumulated
                                      Preferred Stock    Common Stock    Additional   Deferred    Receivable      Other
                                     ----------------- -----------------  Paid-in   Stock-based      From     Comprehensive
                                       Shares   Amount   Shares   Amount  Capital   Compensation Stockholders    Losses
                                     ---------- ------ ---------- ------ ---------- ------------ ------------ -------------
Balances, December 31, 1997.........  8,917,855  $ 9    6,486,558  $ 7    $ 7,725     $  (784)      $  --          $--
Issuance of common stock to
 Connectify and BEI founders........         --   --    3,954,940    4         61          --          --           --
Issuance of stock upon exercise of
 stock options and warrants, net of
 repurchases........................     68,139   --    5,314,624    5        174          --        (164)          --
Issuance of common stock of pooled
 companies..........................         --   --    3,442,704    3      6,573          --          --           --
Issuance of Series B and C
 convertible preferred stock, net...  3,526,647    4           --   --     11,624          --          --           --
Issuance of common stock and
 warrants in exchange for services
 and intellectual property..........         --   --       75,690   --        133          --          --           --
Deferred stock-based compensation...         --   --           --   --      2,956      (2,956)         --           --
Amortization of deferred stock-based
 compensation.......................         --   --           --   --         --       1,456          --           --
Other comprehensive loss............         --   --           --   --         --          --          --           (5)
Net loss............................         --   --           --   --         --          --          --           --
                                     ----------  ---   ----------  ---    -------     -------       -----          ---
Balances, December 31, 1998......... 12,512,641   13   19,274,516   19     29,246      (2,284)       (164)          (5)



                                                     Total
                                     Accumulated Stockholders'
                                       Deficit      Equity
                                     ----------- -------------
Balances, December 31, 1997.........  $ (1,273)    $  5,684
Issuance of common stock to
 Connectify and BEI founders........        --           65
Issuance of stock upon exercise of
 stock options and warrants, net of
 repurchases........................        --           15
Issuance of common stock of pooled
 companies..........................        --        6,576
Issuance of Series B and C
 convertible preferred stock, net...        --       11,628
Issuance of common stock and
 warrants in exchange for services
 and intellectual property..........        --          133
Deferred stock-based compensation...        --           --
Amortization of deferred stock-based
 compensation.......................        --        1,456
Other comprehensive loss............        --           (5)
Net loss............................   (12,601)     (12,601)
                                      --------     --------
Balances, December 31, 1998.........   (13,874)      12,951



The accompanying notes are an integral part of these consolidated financial statements.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                       (In thousands, except share data)



                                          Convertible                                                  Notes      Accumulated
                                        Preferred Stock     Common Stock    Additional   Deferred    Receivable      Other
                                      ------------------  -----------------  Paid-in   Stock-based      From     Comprehensive
                                        Shares     Amount   Shares   Amount  Capital   Compensation Stockholders    Losses
                                      -----------  ------ ---------- ------ ---------- ------------ ------------ -------------
Balances, December 31, 1998..........  12,512,641    13   19,274,516   19     29,246      (2,284)        (164)         (5)
Issuance of common stock upon
 exercise of stock options and
 warrants, net of repurchases........          --    --    5,749,356    6      6,393          --       (6,544)         --
Issuance of Series D convertible
 preferred stock.....................     838,466    --           --   --     10,169          --           --          --
Conversion of convertible preferred
 stock to common stock............... (13,351,107)  (13)  26,702,214   27        (14)         --           --          --
Issuance of common stock of pooled
 companies...........................          --    --      964,964    1      5,790          --           --          --
Issuance of common stock in
 exchange for services...............          --    --        5,306   --         60          --           --          --
Issuance of common stock in
 conjunction with initial public
 offering, net.......................          --    --    7,590,000    8     51,058          --           --          --
Conversion of debt, accrued interest,
 and warrants to common stock........          --    --      480,294   --      5,058          --           --          --
Payments on notes receivable from
 stockholders........................          --    --           --   --         --          --          501          --
Interest receivable from notes
 receivable from stockholders........          --    --           --   --         --          --         (173)         --
Interest expense from warrants
 issued in connection with bridge
 loans...............................          --    --           --   --      1,559          --           --          --
Deferred stock-based compensation....          --    --           --   --     93,154     (93,154)          --          --
Amortization of deferred stock-
 based compensation..................          --    --           --   --         --      80,476           --          --
Other comprehensive loss.............          --    --           --   --         --          --           --         (70)
Net loss.............................          --    --           --   --         --          --           --          --
                                      -----------   ---   ----------   --    -------     -------       ------         ---
Balances, December 31, 1999..........          --    --   60,766,650   61    202,473     (14,962)      (6,380)        (75)



                                                      Total
                                      Accumulated Stockholders'
                                        Deficit      Equity
                                      ----------- -------------
Balances, December 31, 1998..........   (13,874)      12,951
Issuance of common stock upon
 exercise of stock options and
 warrants, net of repurchases........        --         (145)
Issuance of Series D convertible
 preferred stock.....................        --       10,169
Conversion of convertible preferred
 stock to common stock...............        --           --
Issuance of common stock of pooled
 companies...........................        --        5,791
Issuance of common stock in
 exchange for services...............        --           60
Issuance of common stock in
 conjunction with initial public
 offering, net.......................        --       51,066
Conversion of debt, accrued interest,
 and warrants to common stock........        --        5,058
Payments on notes receivable from
 stockholders........................        --          501
Interest receivable from notes
 receivable from stockholders........        --         (173)
Interest expense from warrants
 issued in connection with bridge
 loans...............................        --        1,559
Deferred stock-based compensation....        --           --
Amortization of deferred stock-
 based compensation..................        --       80,476
Other comprehensive loss.............        --          (70)
Net loss.............................  (118,743)    (118,743)
                                       --------     --------
Balances, December 31, 1999..........  (132,617)      48,500

The accompanying notes are an integral part of these consolidated financial statements.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                       (In thousands, except share data)



                                         Convertible                                                Notes      Accumulated
                                       Preferred Stock   Common Stock    Additional   Deferred    Receivable      Other
                                       --------------- -----------------  Paid-in   Stock-based      From     Comprehensive
                                       Shares   Amount   Shares   Amount  Capital   Compensation Stockholders    Losses
                                       ------   ------ ---------- ------ ---------- ------------ ------------ -------------
Balances, December 31, 1999...........   --        --  60,766,650   61      202,473    (14,962)     (6,380)         (75)
Issuance of common stock upon exercise
 of stock options and warrants, net of
 repurchases..........................   --        --     696,318   --        3,462        408         320           --
Issuance of common stock for Employee
 Stock Purchase Plan..................   --        --     502,133    1        4,606         --          --           --
Issuance of common stock related to
 Silknet Software, Inc. acquisition...   --        --  29,186,736   29    3,778,318         --          --           --
Issuance of common stock and warrants
 related to Accenture agreement.......   --        --     400,000    1       16,778    (16,779)         --           --
Issuance of common stock related to
 private placement, net...............   --        --   2,500,000    2      119,573         --          --           --
Deferred stock-based compensation.....   --        --          --   --        5,021     (5,021)         --           --
Amortization of deferred stock-based
 compensation.........................   --        --          --   --           --     14,715          --           --
Payments on notes receivable from
 stockholders.........................   --        --          --   --           --         --         945           --
Other comprehensive loss..............   --        --          --   --           --         --          --         (302)
Interest on notes receivable from
 stockholders.........................   --        --          --   --           --         --        (252)          --
Net loss..............................   --        --          --   --           --         --          --           --
                                         --      ----  ----------  ---   ----------   --------     -------        -----
Balances, December 31, 2000...........   --      $ --  94,051,837  $94   $4,130,231   $(21,639)    $(5,367)       $(377)
                                         ==      ====  ==========  ===   ==========   ========     =======        =====



                                                        Total
                                       Accumulated  Stockholders'
                                         Deficit       Equity
                                       -----------  -------------
Balances, December 31, 1999...........    (132,617)       48,500
Issuance of common stock upon exercise
 of stock options and warrants, net of
 repurchases..........................          --         4,190
Issuance of common stock for Employee
 Stock Purchase Plan..................          --         4,607
Issuance of common stock related to
 Silknet Software, Inc. acquisition...          --     3,778,347
Issuance of common stock and warrants
 related to Accenture agreement.......          --            --
Issuance of common stock related to
 private placement, net...............          --       119,575
Deferred stock-based compensation.....          --            --
Amortization of deferred stock-based
 compensation.........................          --        14,715
Payments on notes receivable from
 stockholders.........................          --           945
Other comprehensive loss..............          --          (302)
Interest on notes receivable from
 stockholders.........................          --          (252)
Net loss..............................  (3,070,873)   (3,070,873)
                                       -----------   -----------
Balances, December 31, 2000........... $(3,203,490)  $   899,452
                                       ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                         Years Ended December 31,
                                                                     --------------------------------
                                                                        2000        1999       1998
                                                                     -----------  ---------  --------
Cash flows from operating activities:
 Net loss........................................................... $(3,070,873) $(118,743) $(12,601)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization....................................     882,032      1,531       328
   In process research and development..............................       6,900         --        --
   Goodwill impairment..............................................   2,084,841         --        --
   Amortization of stock-based compensation and other stock-based
     items..........................................................      14,715     80,536     1,589
   Noncash interest (income) expense................................        (252)     1,644        --
   Changes in operating assets and liabilities, net of effects from purchase of Silknet:
     Accounts receivable............................................     (30,691)    (3,807)     (690)
     Prepaid expenses and other assets..............................     (13,706)    (1,831)     (469)
     Accounts payable and accrued liabilities.......................      19,014      9,274     1,177
     Deferred revenue...............................................      17,273      5,691       562
                                                                     -----------  ---------  --------
     Net cash used in operating activities..........................     (90,747)   (25,705)  (10,104)
                                                                     -----------  ---------  --------
Cash flows from investing activities:
 Sales (purchases) of short-term investments, net...................      34,225    (35,981)       50
 Purchases of property and equipment................................     (35,637)    (8,418)   (1,446)
 Cash acquired from acquisition.....................................      23,806         --        --
                                                                     -----------  ---------  --------
     Net cash provided by (used in) investing activities............      22,394    (44,399)   (1,396)
                                                                     -----------  ---------  --------
Cash flows from financing activities:
 Proceeds from notes payable and convertible notes payable..........          --      9,790     1,834
 Payments on notes payable..........................................      (3,155)    (2,151)     (122)
 Net proceeds from issuance of convertible preferred stock..........          --     10,169    11,628
 Net proceeds from issuance of common stock and warrants............     128,372     56,711     6,656
 Payments on stockholders' notes receivable.........................         945        501        --
                                                                     -----------  ---------  --------
     Net cash provided by financing activities......................     126,162     75,020    19,996
                                                                     -----------  ---------  --------
Effect of exchange rate changes on cash and cash equivalents........        (302)       (96)       (5)
                                                                     -----------  ---------  --------
Net change in cash and cash equivalents.............................      57,507      4,820     8,491
Cash and cash equivalents at beginning of year......................      18,695     13,875     5,384
                                                                     -----------  ---------  --------
Cash and cash equivalents at end of year............................ $    76,202  $  18,695  $ 13,875
                                                                     ===========  =========  ========
Supplemental disclosure of cash flow information:
 Cash paid during the year for interest............................. $       242  $     131  $     36
                                                                     ===========  =========  ========
 Noncash activities:
   Issuance of common stock upon conversion of convertible note
     payable........................................................ $        --  $   4,800  $    300
                                                                     ===========  =========  ========
   Issuance (repurchase) of common stock in exchange for notes
     receivable from stockholders................................... $      (320) $   6,544  $    155
                                                                     ===========  =========  ========
   Grant of options to purchase common stock with an exercise price
     below fair market value........................................ $     5,021  $  93,154  $  2,273
                                                                     ===========  =========  ========
   Issuance of common stock related to Silknet Software, Inc.
     acquisition.................................................... $ 3,778,347  $      --  $     --
                                                                     ===========  =========  ========

The accompanying notes are an integral part of these consolidated financial statements.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2000, 1999, and 1998

1. Description of Business and Summary of Significant Accounting Policies

  (a) Description of Business

   Kana Communications, Inc. and its subsidiaries (the Company or Kana) develop, market and support customer communications software products and services for e-Businesses. The Company sells its products primarily in the United States and, to a lesser extent, in Europe primarily through its direct sales force.

  (b) Principles of Consolidation

   The consolidated financial statements include the financial statements of Kana Communications, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (c) Basis of Presentation and Liquidity

   The Company's consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a consolidated net loss of approximately $3.1 billion for the year ended December 31, 2000. Included in the aggregate net loss is approximately $2.1 billion related to the long-lived asset impairment in 2000.

   In February 2000, the Company restructured its operations and reduced its workforce by 25% of its employee base. The Company continues to face significant risks associated with successful execution of its strategy. These risks include, but are not limited to technology and product development, introduction and market acceptance of new products and services, changes in the marketplace, liquidity, competition from existing and new competitors which may enter the marketplace and retention of key personnel.

   The Company may need additional funds for promoting new products and services and working capital required to support increased sales and support any investments.

   There can be no assurance, however, that such financing would be available when needed, if at all, or on favorable terms and conditions. If results of operations for 2001 do not meet management's expectations, or additional capital is not available, management believes it has the ability to reduce certain expenditures. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company's services and products, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. The Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding to continue as a going concern.

  (d) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

  (e) Foreign Currency Translation

   The functional currency for the Company's international subsidiaries is the local currency of the country in which it operates. Assets and liabilities are translated using the exchange rate at the balance sheet date. Revenues, expenses, gains, and losses are translated at the average exchange rates prevailing during the year. Any translation adjustments are included in other comprehensive loss.

  (f) Cash Equivalents and Short-Term Investments

   The Company considers all highly liquid investments with an original maturity or reset date of three months or less to be cash equivalents. The Company has classified its cash equivalents and short-term investments as "available for sale." These items are carried at fair value, based on the quoted market prices, and unrealized gains and losses, are reported as a separate component of accumulated other comprehensive losses in stockholders' equity. All short-term investments mature in less than one year. To date, realized gains or losses have not been material.

  (g) Fair value of Financial Instruments

   The carrying values of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable approximates their fair values due to their relatively short maturities.

  (h) Concentration of Credit Risk

   Financial instruments subjecting the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and trade accounts receivable. The Company maintains cash and cash equivalents with four domestic financial institutions. From time to time, the Company's cash balances with its financial institutions may exceed Federal Deposit Insurance Corporation insurance limits.

   The Company's customers are currently concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. As of December 31, 2000 and 1999, no customer represented more than 10% of total accounts receivable.

  (i) Property and Equipment

   Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the lesser of the related lease term or the life of the improvement. Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was $9,010,000, $1,531,000 and $328,000,
respectively.

  (j) Intangible assets and impairment

   Goodwill and identifiable intangibles are carried at cost less accumulated amortization. The Company amortizes goodwill and other identifiable intangibles on a straight-line basis over their estimated useful lives, which is three years for the acquisition of Silknet.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

   The Company assesses the impairment of long-lived assets periodically in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. The Company also assesses the impairment of enterprise level goodwill periodically in accordance with the provision of Accounting Principles Board (APB) Opinion No. 17, Intangible Assets. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, a significant decline in its stock price for a sustained period, and its market capitalization relative to net book value. When the Company determines that the carrying value of goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company measures any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model.

   The Company has performed an impairment assessment of the identifiable intangibles and goodwill recorded in connection with the acquisition of Silknet. The assessment was performed primarily due to the significant sustained decline in the Company's stock price since the valuation date of the shares issued in the Silknet acquisition resulting in the Company's net book value of its assets prior to the impairment charge significantly exceeding the Company's market capitalization, the overall decline in the industry growth rates, and the Company's lower fourth quarter of 2000 actual and projected operating results. As a result, the Company recorded a $2.1 billion impairment charge to reduce goodwill. The charge was based upon the estimated discounted cash flows over the remaining useful life of the goodwill using a discount rate of 20%. The assumptions supporting the cash flows, including the discount rate, were determined using the Company's best estimates as of such date. The remaining goodwill balance of approximately $800 million will be amortized over its remaining useful life.

  (k) Revenue Recognition

   The Company generally recognizes revenue in accordance with Statement of Position ("SOP") 97-2, Software Revenue Recognition and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. Revenue recognized from software arrangements is allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation, or training. The determination of fair value is based on objective evidence that is specific to the vendor. If evidence of fair value for the undelivered elements of the arrangement does not exist, all revenue from the arrangement is deferred until such time as evidence of fair value does exist or until all elements of the arrangement are delivered.

   License revenue is recognized when there is persuasive evidence of an arrangement and delivery to the customer has occurred provided the arrangement does not require significant customization of the software, the fee is fixed and determinable and collectibility is considered probable. If the arrangement involves significant customization of the software, the fees, excluding the portion attributable to maintenance, are recognized using the percentage-of-completion method. Revenue from maintenance contracts is recognized ratably over the term of the maintenance contract on a straight-line basis. Service revenue, consisting primarily of consulting, implementation, and hosting, is generally recognized at the time the service is performed.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 provides guidance for revenue recognition under certain circumstances. SAB 101 was effective in the quarter beginning October 1, 2000. The adoption of SAB 101 did not have a material impact on the financial statements.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

  (l) Software Development Costs

   Software development costs are expensed as incurred until technological feasibility of the underlying software product is achieved. After technological feasibility is established, software development costs are capitalized. Capitalized costs are then amortized on a straight-line basis over the estimated product life, or based on the ratio of current revenue to total projected product revenue, whichever is greater. To date, technological feasibility and general availability of such software have occurred simultaneously and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

   The Company accounts for the costs of computer software developed or obtained for internal use in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This SOP requires that certain costs incurred during a software development project be capitalized. These costs generally include external direct costs of materials and services consumed in the project, and internal costs such as payroll and benefits of those employees directly associated with the development of the software. To date, this SOP has not had a material impact on the Company's financial position or results of operations.

  (m) Advertising Costs

   The Company expenses advertising costs as incurred. Advertising expense was $7,386,000, $2,579,000, $852,000, for the years ended December 31, 2000, 1999 and 1998, respectively.

  (n) Stock-Based Compensation

   The Company accounts for its stock-based compensation arrangements with employees using the intrinsic-value method. Deferred stock-based compensation is recorded on the date of grant when the deemed fair value of the underlying common stock exceeds the exercise price for stock options or the purchase price for the shares of common stock.

   Deferred stock-based compensation resulting from option grants is amortized on an accelerated basis over the vesting period of the individual options, generally four years, in accordance with Financial Accounting Standards Board Interpretation No. 28.

  (o) Income Taxes

   Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred tax assets to an amount whose realization is more likely than not.

  (p) Comprehensive Loss

   Other comprehensive loss recorded by the Company for the years ended December 31, 2000 and 1999 was primarily attributable to foreign currency translation adjustments.

  (q) Net Loss Per Share

   Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock, excluding common stock subject to repurchase. Diluted net loss per share is computed using the weighted-average number of outstanding shares of common stock and, when dilutive, potential common shares from

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES options and warrants to purchase common stock and common stock subject to repurchase using the treasury stock method, and convertible securities using the as-if converted basis. The following table presents the calculation of basic and diluted net loss per share:

                                                             Years Ended December 31,
                                                     ---------------------------------------
                                                          2000            1999       1998
                                                      ------------     ----------  --------
                                                     (in thousands, except per share amounts
Numerator:
 Net loss...........................................  $(3,070,873)     $(118,743)  $(12,601)
                                                      ------------     ----------  --------
Denominator:
 Weighted-average shares of common stock outstanding       83,055         34,873     15,184
 Less weighted-average shares subject to repurchase.       (5,445)        (9,101)    (8,926)
                                                      ------------     ----------  --------
 Denominator for basic and diluted calculation......       77,610         25,772      6,258
                                                      ============     ==========  ========
Basic and diluted net loss per common share.........  $    (39.57)     $   (4.61)  $  (2.01)
                                                      ============     ==========  ========

   All convertible preferred stock, warrants, outstanding stock options and shares subject to repurchase by Kana have been excluded from the calculation of diluted net loss per share because all such securities are anti-dilutive for all periods presented. The total number of shares excluded from the calculation of diluted net loss per share are as follows (in thousands):

                                                            Years Ended December 31,
                                                            ------------------------
                                                              2000    1999    1998
                                                            -------  ------  ------
Stock options and warrants.................................  25,547   3,771     825
Common stock subject to repurchase.........................   3,886   9,101   8,926
Convertible preferred stock (as if converted basis)........      --      --  25,025
                                                            -------  ------  ------
                                                             29,433  12,872  34,776
                                                            =======  ======  ======

  (q) Segment Reporting

   Kana's chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by geographic region for purposes of making operating decisions and assessing financial performance. Accordingly, Kana considers itself to be in a single industry segment, specifically the license, implementation and support of its software applications. Kana's long-lived assets are primarily in the United States. Geographic information on revenue for the years ended December 31, 2000, 1999 and 1998 are as follows (in thousands):

                                                            Years Ended December 31,
                                                            ------------------------
                                                              2000     1999    1998
                                                            --------  ------- ------
United States.............................................. $ 99,753  $12,679 $2,347
International..............................................   19,494    1,385     --
                                                            --------  ------- ------
                                                            $119,247  $14,064 $2,347
                                                            ========  ======= ======

   During the years ended December 31, 2000, 1999 and 1998, no customer represented more than 10% of total revenues. As of December 31, 2000, revenue from the United Kingdom accounted for approximately $12,860,000 or 11% of total revenue. Revenue to any one foreign country did not exceed 10% of total revenue in 1999 and 1998.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

  (r) Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities which is effective in the first quarter of 2001. The adoption of SFAS 133 did not have any material effect on its results of operations.

2. Business Combinations

   On April 19, 2000, the Company acquired Silknet Software, Inc. ("Silknet"). In connection with the merger, each share of Silknet common stock was converted into the right to receive 1.66 shares of the Company's common stock (the "Exchange Ratio") and the Company assumed Silknet's outstanding stock options and warrants based on the Exchange Ratio, issuing approximately 29,000,000 shares of common stock and assuming options and warrants to acquire approximately 4,000,000 shares of the Company's common stock. The transaction was accounted for using the purchase method of accounting.

   As of the acquisition date, the Company recorded the fair market value of Silknet's assets and liabilities. The resulting goodwill and intangible assets acquired in connection with the merger are being amortized over a three-year period. The allocation of the purchase price to assets acquired and liabilities assumed is as follows (in thousands):

Tangible assets acquired............ $   60,074
Identifiable intangibles acquired:
 In process research and development      6,900
 Existing technology................     14,400
 In-place workforce.................      6,600
 Goodwill...........................  3,736,835
Liabilities assumed.................    (13,562)
                                     ----------
 Net assets acquired................ $3,811,247
                                     ==========

   The purchase price was determined using the average fair market value of the Company's common stock from January 31, 2000 to February 14, 2000, five trading days before and after the merger agreement was announced. The purchase price is summarized as follows (in thousands):

Fair market value of common stock................ $3,373,425
Fair market value of options and warrants assumed    404,922
Acquisition-related costs........................     32,900
                                                  ----------
Total............................................ $3,811,247
                                                  ==========

   As of December 31, 2000, the Company had approximately $13,500,000 remaining in accrued acquisition-related costs, which it expects to pay during fiscal 2001.

   In connection with the merger of Silknet, $6,900,000 was allocated to in-process research and development. The fair value allocation to in-process research and development was determined by identifying the research projects for which technological feasibility has not been achieved and which have no alternative future use at the merger date, assessing the stage and expected date of completion of the research and development effort at the merger date, and calculating the net present value of the cash flows expected to result from the successful deployment of the new technology resulting from the in-process research and development effort.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

   The stages of completion were determined by estimating the costs and time incurred to date relative to the costs and time incurred to develop the in-process technology into a commercially viable technology or product, while considering the relative difficulty of completing the various tasks and obstacles necessary to attain technological feasibility. As of the date of the acquisition, Silknet had two projects in process that were 90% complete.

   The estimated net present value of cash flows was based on incremental future cash flows from revenues expected to be generated by the technologies in the process of development, taking into account the characteristics and applications of the technologies, the size and growth rate of existing and future markets and an evaluation of past and anticipated technology and product life cycles. Estimated net future cash flows included allocations of operating expenses and income taxes but excluded the expected completion costs of the in-process projects, and were discounted at a rate of 20% to arrive at a net present value. The discount rate included a factor that took into account the uncertainty surrounding the successful deployment of in-process technology projects. This net present value was allocated to in-process research and development based on the percentage of completion at the merger date.

   In connection with the Silknet merger, the Company recorded $6,600,000 of transaction costs and merger-related integration expenses. These amounts consisted primarily of merger-related advertising and announcements of $4,500,000 and duplicate facility costs of $1,000,000.

   The following unaudited pro forma net revenues, net loss and net loss per share data for the years ended December 31, 2000 and 1999 are based on the respective historical financial statements of the Company and Silknet. The pro forma data reflects the consolidated results of operations as if the merger with Silknet occurred at the beginning of each of the periods indicated and includes the amortization of the resulting goodwill and other intangible assets. The pro forma financial data presented are not necessarily indicative of the Company's results of operations that might have occurred had the transaction been completed at the beginning of the periods specified, and do not purport to represent what the Company's consolidated results of operations might be for any future period.

                                                                 Years Ended December 31,
                                                                 ------------------------
                                                                    2000         1999
                                                                 -----------  -----------
                                                                 (In thousands, except per
                                                                        share data)
                                                                        (unaudited)
Net revenues.................................................... $   132,571  $    36,594
Net loss........................................................ $(3,415,192) $(1,385,313)
Basic and diluted net loss per share............................ $    (39.56) $    (30.52)
Shares used in basic and diluted net loss per share calculation.      86,326       45,392

   As discussed in Note 1, the Company recorded a $2.1 billion impairment charge to reduce the value of goodwill resulting from the Silknet acquisition. Such amount is not included in the above unaudited pro forma information.

   On August 13, 1999, the Company issued 6,982,542 shares of its common stock to the shareholders of Connectify in exchange for all of the outstanding capital stock of Connectify. Prior to the consummation of the merger, 5,095,819 shares of the outstanding Kana preferred stock were converted to 10,191,638 shares of Kana common stock. As a result of the conversion, the Company created a controlling class of common stock.

   On December 3, 1999, in connection with the acquisition of Business Evolution, Inc. ("BEI"), 1,935,206 shares of Kana common stock were issued or reserved for issuance for all outstanding shares, warrants and

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES options of BEI. On the same date, in connection with the acquisition of netDialog, Inc. ("netDialog"), 1,244,062 shares of Kana common stock were issued or reserved for issuance for all outstanding shares, warrants, convertible notes and options of netDialog.

   The mergers in 1999 have been accounted for as poolings of interests, and, accordingly, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations, financial position, and cash flows of the acquired companies. No significant adjustments were required to conform the accounting policies of the Company and the acquired companies.

   In connection with the merger with Connectify, Kana recorded a charge for merger integration costs of $1.2 million consisting primarily of transaction fees of approximately $390,000 and employee severance benefits and facility related costs of $780,000. As of December 31, 2000, these costs were paid in their entirety.

   In connection with the mergers with BEI and netDialog, the Company recorded a nonrecurring charge for merger integration costs of $4.5 million, consisting primarily of transaction fees of approximately $1.5 million, merger-related advertising and announcements of $1.7 million charges for the elimination of duplicate facilities of approximately $840,000 and severance costs and certain other related costs of approximately $433,000. As of December 31, 2000, these costs were paid in their entirety.

   Certain results of operations data for the separate companies and the combined amounts presented in the consolidated financial statements were as follows (in thousands):

                                                             Nine Months
                                                                Ended      Year Ended
                                                            September 30, December 31,
                                                                1999          1998
                                                            ------------- ------------
                                                             (Unaudited)
Revenues:
   Kana....................................................    $7,174        $2,049
   Connectify(1)...........................................        --            --
   BEI.....................................................       361           298
   NetDialog...............................................        72            --
                                                               ------        ------
                                                               $7,607        $2,347
                                                               ======        ======

                                                             Nine Months
                                                                Ended      Year Ended
                                                            September 30, December 31,
                                                                1999          1998
                                                            ------------- ------------
                                                             (Unaudited)
Net Loss:
   Kana....................................................   $(16,828)     $ (6,337)
   Connectify(1)...........................................     (2,627)       (1,041)
   BEI.....................................................     (2,404)       (1,360)
   NetDialog...............................................     (6,288)       (3,863)
                                                              --------      --------
                                                              $(28,147)     $(12,601)
                                                              ========      ========

--------
(1)Connectify figures included in the nine months ended 1999 are stated for the six months ended June 30, 1999.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

3. Financial Statement Detail

   Cash equivalents consisted of the following (in thousands):

                         December 31,
                        ---------------
                         2000    1999
                        ------- -------
Money market funds..... $ 7,225 $ 3,553
Commercial paper.......  25,722   7,949
Municipal securities...  31,901   4,014
Certificates of deposit      --     283
                        ------- -------
                        $64,848 $15,799
                        ======= =======

   Short-term investments consisted of the following (in thousands):

                        December 31,
                        ------------
                        2000  1999
                        ---- -------
Commercial paper....... $ -- $ 9,307
Municipal securities...   --  18,450
Corporate notes/bonds..   --   5,118
Certificates of deposit  297   1,647
                        ---- -------
                        $297 $34,522
                        ==== =======

   Unrealized gains and losses on available-for-sale securities at December 31, 2000 and 1999 were immaterial.

   Property and equipment, net consisted of the following (in thousands):

                                                  December 31,
                                               -----------------
                                                 2000     1999
                                               --------  -------
Computer equipment............................ $ 38,582  $ 6,688
Furniture and fixtures........................    5,743    1,972
Leasehold improvements........................    6,611    1,531
                                               --------  -------
                                                 50,936   10,191
Less accumulated depreciation and amortization  (10,841)  (1,831)
                                               --------  -------
                                               $ 40,095  $ 8,360
                                               ========  =======

   Accrued liabilities consisted of the following (in thousands):

                                                    December 31,
                                                   --------------
                                                    2000    1999
                                                   ------- ------
              Accrued payroll and related expenses $ 8,470 $1,639
              Accrued commissions.................   2,372  1,984
              Accrued acquisition related costs...  13,547  3,148
              Other accrued liabilities...........  11,457  1,303
                                                   ------- ------
                                                   $35,846 $8,074
                                                   ======= ======

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

   Other income (expense), net consisted of the following (in thousands):

                                                                      Year Ended December 31,
                                                                      ----------------------
                                                                       2000     1999    1998
                                                                      ------   -------  ----
Interest income...................................................... $5,991   $ 1,419  $324
Interest expense.....................................................   (242)     (520)  (53)
Interest expense from warrants issued in connection with bridge loans     --    (1,559)  (35)
Other................................................................   (915)      (84)   (9)
                                                                      ------   -------  ----
                                                                      $4,834   $  (744) $227
                                                                      ======   =======  ====

4. Notes Payable

   The Company maintained a line of credit providing for borrowings of up to $10,000,000 as of December 31, 2000, to be used for qualified equipment purchases or working capital needs. Borrowings under the line of credit are collateralized by all of the Company's assets and bear interest at the bank's prime rate (9.50% as of December 31, 2000). The line of credit contains certain financial covenants including: a quick asset ratio of at least 1.75 and a tangible net worth of at least $60,000,000. The Company was in compliance with all debt covenants as of December 31, 2000. Total borrowings as of December 31, 2000 and 1999 were $1,187,000. The entire balance under this line of credit is due on the expiration date, July 31, 2001.

   On May 18, 1999, the Company entered into two term loan obligations totaling $685,000 of which $417,000 and $649,000 was outstanding at December 31, 2000 and 1999, respectively. The loans bear interest at a fixed rate of approximately 14.5% and mature in June 2002. The aggregate principal payments due under these obligations are as follows (in thousands):

Year Ending December 31,
------------------------
   2001.......................................... $269
   2002..........................................  148
                                                  ----
                                                  $417
                                                  ====

   On October 22, 1999, the Company issued subordinated promissory notes in the aggregate principal amount of $2,800,000. Such notes bore interest at an annual rate of 10%. These notes were paid in January 2000.

5. Stockholders' Equity

  (a) Reincorporation and Stock Splits

   On April 18, 2000, the Board of Directors of the Company approved an increase to the authorized number of shares of common stock from 100,000,000 to 1,000,000,000.

   The Board of Directors approved a two-for-one stock split of the common stock for stockholders of record on January 28, 2000. The accompanying financial statements have been retroactively restated to reflect the effect of this stock split.

   In September 1999, Kana reincorporated into the State of Delaware, effected a two-for-three reverse stock split of Kana's common stock and preferred stock and increased Kana's authorized common stock to 100,000,000 shares. The accompanying financial statements have been retroactively restated to reflect the effect of this reincorporation and reverse stock split.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

  (b) Private Placement and Initial Public Offering

   On June 12, 2000, the Company sold 2,500,000 shares of common stock at $50.00 per share in a private placement transaction. Kana received approximately $120 million in net proceeds.

   On September 21, 1999, Kana consummated its initial public offering in which it sold 7,590,000 shares of common stock at $7.50 per share. Kana received approximately $51 million in cash, net of underwriting discounts, commissions and other offering costs.

  (c) Convertible Preferred Stock

   Since inception, Kana issued 13,351,107 shares of convertible preferred stock. During 1999, 11,581,379 shares were converted to common stock at the time of the Connectify merger and 1,769,728 shares were converted to common stock at the initial public offering at a ratio of 1 share of preferred stock for 2 shares of common stock.

  (d) Common Stock

   The Company has issued to founders 10,994,398 shares of common stock, which are subject to repurchase on termination of employment. Such repurchase rights lapse in a series of equal monthly installments over a four year period ending in June 2000. As of December 31, 2000, all shares were vested.

   Certain option holders have exercised options to purchase shares of restricted common stock in exchange for five-year full recourse promissory notes. The notes bear interest at 5.7% and expire on various dates through 2004. The Company has the right to repurchase all unvested shares purchased by the notes at the original exercise price in the event of employee termination. The number of shares subject to this repurchase right decreases as the shares vest under the original option terms, generally over four years. As of December 31, 2000, there were 3,886,100 shares subject to repurchase. These options were exercised at prices ranging from $0.02 to $4.50 with a weighted-average exercise price of $3.29 per share.

  (e) Stock Compensation Plans

   The Company's 1999 Stock Incentive Plan (the "1999 Plan"), as successor to the 1997 Stock Option/Stock Issuance Plan (the "1997 Plan"), provides for a total of 35,819,474 shares of the Company's common stock to be granted to employees, independent contractors, officers, and directors. Options are generally granted at an exercise price equivalent to the estimated fair market value per share at the date of grant, as determined by the Company's Board of Directors. All options are granted at the discretion of the Company's Board of Directors and have a term not greater than 10 years from the date of grant. Options are immediately exercisable and generally vest over four years, 25% one year after the grant date and the remainder at a rate of 1/36 per month thereafter. Plans of acquired companies have similar terms as those of the 1999 Plan. Outstanding options under all these plans were assumed in the respective merger or acquisition.

   The 1999 Employee Stock Purchase Plan ("1999 ESPP") allows eligible employees to purchase common stock through payroll deductions of up to 15% of an employee's compensation. The 1999 ESPP currently has a two-year offering period that ends in October 2001. The purchase price of the common stock will be equal to 85% of the fair market value per share on the participant's entry date into the offering period, or, if lower, 85% of fair market value per share on each semi-annual purchase date. The 1999 ESPP qualifies as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. As of December 31, 2000, 502,133 shares were issued from the 1999 ESPP.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

   In December 1999, the board of directors approved the 1999 Special Stock Option Plan and 1,000,000 shares of common stock were reserved for issuance under this plan. The Special Stock Option Plan has similar terms as those of the 1999 Plan, except that options may be granted with an exercise price less than, equal to, or greater than the fair market value of the option shares on the grant date. As of December 31, 2000, 904,014 shares have been granted.

   A summary of stock option activity follows:

                                               Options Outstanding
                                               --------------------
                                                           Weighted
                                    Shares                 Average
                                 Available for Number of   Exercise
                                     Grant      Shares      Price
                                 ------------- ----------  --------
Balances, December 31, 1997.....    3,930,412   3,397,144   $ 0.03
   Additional shares authorized.    3,825,842          --       --
   Options granted..............   (3,004,420)  3,004,420     0.13
   Options exercised............           --  (5,394,478)    0.04
   Options canceled.............      230,770    (230,770)    0.12
                                  -----------  ----------   ------
Balances, December 31, 1998.....    4,982,604     776,316     0.19
   Additional shares authorized.   11,976,310          --       --
   Options granted..............   (9,394,740)  9,394,740     6.24
   Options exercised............           --  (6,096,242)    1.01
   Options canceled.............      303,698    (303,698)   14.88
                                  -----------  ----------   ------
Balances, December 31, 1999.....    7,867,872   3,771,116    12.71
   Additional shares authorized.   12,583,100          --       --
   Options assumed..............           --   3,421,990    16.87
   Options granted..............  (21,512,998) 21,512,998    52.13
   Options exercised............           --  (1,036,371)    4.12
   Options canceled and retired.    2,792,347  (2,848,000)   78.88
                                  -----------  ----------   ------
Balances, December 31, 2000.....    1,730,321  24,821,733    39.78
                                  ===========  ==========   ======

   The following table summarizes information about fixed stock options outstanding at December 31, 2000:

                       Options Outstanding       Options Exercisable
                 ------------------------------- -------------------
                             Weighted
                              Average   Weighted            Weighted
                             Remaining  Average             Average
                 Number of  Contractual Exercise Number of  Exercise
                  shares       Life      Price    Shares     Price
                 ---------- ----------- -------- ---------  --------
$0.02--$1.06....  1,124,585     6.6     $  0.59  1,006,830  $  0.54
$1.81--$9.04....  2,515,770     7.5     $  5.53  1,557,142  $  4.70
$10.00--$14.46..  1,402,942     9.2     $ 14.16     68,683  $ 10.61
$15.00--$22.25..  7,149,508     9.7     $ 16.77    408,340  $ 15.83
$23.50--$25.38..    339,826     9.3     $ 23.73     84,703  $ 23.34
$27.04--$29.67..    294,093     8.8     $ 29.35    160,357  $ 29.36
$33.66--$56.63..  8,347,311     9.4     $ 46.12    332,699  $ 49.02
$73.50--$85.24..    822,626     9.5     $ 80.24     97,398  $ 78.59
$129.69--$164.46  2,825,072     9.1     $129.36     32,879  $114.31
                 ----------                      ---------
                 24,821,733     9.1     $ 39.78  3,749,031  $ 13.19

                 ==========                      =========

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

   The weighted average exercise price of stock options outstanding was $12.71 as of December 31, 1999.

   The Company uses the intrinsic-value method in accounting for its stock-based compensation plans. Accordingly, compensation cost has been recognized in the financial statements for those options issued with exercise prices at less than fair value at date of grant. With respect to the stock options granted from inception through December 31, 2000, the Company recorded deferred stock-based compensation of $101.0 million for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options. Subsequent to the consummation of the BEI and netDialog acquisitions, the Company granted 698,264 under the 1999 Special Stock Option Plan options to certain employees hired from the acquired companies for an exercise price below the fair market value of the common stock. These options were immediately vested on the date of grant and 50% of the options can be exercised 15 months after the grant date and the remaining 50% of the options can be exercised 30 months after the grant date, provided the individual remains an employee of the Company. If the employee is terminated prior to these dates, the options can be exercised after 9.5 years. The difference between the fair market value of the underlying common stock and the exercise price of the options was recorded as compensation expense in the fourth quarter of 1999 in the amount of approximately $60,372,000.

   On September 6, 2000, the Company issued to Accenture 400,000 shares of common stock and a warrant to purchase up to 725,000 shares of common stock pursuant to a stock and warrant purchase agreement in connection with our global strategic alliance. The shares of common stock issued were fully vested and the Company has recorded a charge of approximately $14.8 million to be amortized over the four-year term of the agreement. The portion of the warrant to purchase 125,000 shares of common stock is fully vested with the remainder becoming vested upon the achievement of certain performance goals. The vested warrants were valued using the Black-Scholes model resulting in a charge of $1.0 million to be amortized over the four-year term of the agreement. The Company will incur a charge to stock-based compensation for the unvested portion of the warrant when performance goals are achieved.

   On December 31, 2000, Accenture earned and vested in a portion of the warrant to purchase 121,628 shares of common stock. This vesting of shares resulted in a charge to operations of $968,000 during the quarter ended December 31, 2000. As of December 31, 2000, shares of common stock under the warrant which are unvested had a fair value of approximately $5.0 million based upon the fair market value of our common stock at such date.

   Had compensation costs been determined in accordance with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss and basic and diluted net loss per share would not have been materially impacted for the year ended December 31, 1998. Had compensation cost for the Company's plans been determined consistent with the fair value approach in SFAS No. 123, the Company's net loss and net loss per share would have been as indicated below (in thousands, except per share amounts):

                                      Year Ended December 31,
                                      ----------------------
                                         2000        1999
                                      -----------  ---------
Net loss:
   As reported....................... $(3,070,873) $(118,743)
   Pro forma......................... $(3,190,035) $(124,603)
Basic and diluted net loss per share:
   As reported....................... $    (39.57) $   (4.61)
   Pro forma......................... $    (41.10) $   (4.83)

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

   The fair value of the Company's stock-based awards was estimated assuming no expected dividends and the following weighted average assumptions:

                        Options                     ESPP
               ------------------------  -------------------------
               Interest                  Interest
                 Rate   Term  Volatility   Rate    Term  Volatility
               -------- ----- ---------- -------- ------ ----------
2000..........   6.16%  3 yrs    100%      5.30%  9 mths    100%
1999--Post IPO   5.45%  3 yrs    100%      5.14%  6 mths    100%
1999--Pre IPO.   5.30%  3 yrs     --         --       --     --
1998..........   5.15%  3 yrs     --         --       --     --

   The weighted average fair value of the employee stock purchase rights granted under the 1999 ESPP during 2000 and 1999 was $4.99 and $6.55, respectively. The weighted average fair value and exercise price of the options granted in 1998, 1999, and 2000 are as follows:

                                                 Weighted Average    Weighted Average
                                                  Exercise Price        Fair Value
                                                ------------------- -------------------
                                                 2000   1999  1998   2000   1999  1998
                                                ------ ------ ----- ------ ------ -----
Exercise price equals fair value on grant date. $51.22 $24.67 $  -- $33.49 $15.94 $  --
Exercise price exceeds fair value on grant date $81.12 $ 2.71 $0.13 $52.69 $12.83 $0.13
Total options.................................. $52.13 $ 6.24 $0.13 $34.20 $13.39 $0.13

  (f) Warrants

   In connection with the Series A preferred stock issuance, the Company issued a warrant to two investors to purchase 89,744 shares of Series A preferred stock with an exercise price of $0.20 per share. The warrants were exercisable any time prior to April 7, 1998. The fair value of the warrants computed using the Black-Scholes option pricing model on the date of grant was not material. In lieu of paying cash upon exercise of the warrants in 1998, the warrant holders surrendered 43,209 shares of Series A preferred stock back to the Company.

   In connection with the issuance of convertible notes payable of $300,000, Connectify issued warrants to purchase 48,314 shares of common stock for $1.25 per share in August 1998. Such warrants were exercised at the time of the initial public offering. Using the Black-Scholes pricing model, the Company determined that the fair value of the warrants was $35,000 at the date of grant. Accordingly, following the conversion of the convertible notes payable in 1998, the Company recorded $35,000 of interest expense associated with the warrants.

   In connection with its convertible debt offerings, netDialog issued warrants to purchase preferred stock. The warrants were initially exercisable into an amount of preferred stock equal to 10% of the value of the convertible debt outstanding. As long as the convertible debt remained outstanding, the amount of preferred stock into which the warrants could be exercised increased in tranches of 3.33% of the value of the debt every two or three months following the initial grant date up to a maximum of an additional 10% of the debt value.

   The fair value of each tranche of warrants was measured at each date the exercise terms of the warrants changed. The fair value of the warrants was treated as a discount on the convertible debt and recorded as interest expense. In connection with the acquisition of netDialog, all warrants issued under the arrangement were converted into approximately 74,000 shares of Kana common stock at an exercise price of $12.13 per share, of which, approximately 10,000 shares of Kana common stock were surrendered back to the Company in lieu of paying cash. The full value of the warrants of approximately $1.6 million was expensed during the year ended December 31, 1999.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

6. Retirement Plan

   The Company has a 401(k) retirement plan, which covers substantially all employees. Eligible employees may make salary deferral (before tax) contributions up to a specified amount. The Company, at its discretion, may make additional matching contributions on behalf of the participants of the retirement plan. No contributions were made by the Company for the years ended December 31, 2000, 1999 and 1998.

7. Commitments and Contingencies

  (a) Lease Obligations

   The Company leases its facilities under noncancelable operating leases with various expiration dates through October 2006. In connection with its existing leases, the Company entered into three letters for credit totaling $1,645,000 which expire in 2000 and 2001. The letters of credit are supported by the Company's line of credit.

   Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

                         Operating
Year ending December 31,  Leases
------------------------ ---------
       2001............. $ 11,662
       2002.............   10,723
       2003.............    9,959
       2004.............    9,548
       2005.............    8,712
       Thereafter.......   50,803
                         --------
                         $101,407
                         ========

   Rent expense, net of sublease payments, was approximately $8,012,000, $1,620,000 and $604,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Sublease payments were approximately $324,000, $212,000 and $140,000 in the years ended December 31, 2000, 1999 and 1998, respectively. The Company's sublease and the underlying lease arrangements expired in December 2000.

  (b) Litigation

   On October 8, 1999, Genesys Telecommunications Laboratories, Inc. (Genesys) filed a complaint against Kana in the United States District Court for the District of Delaware alleging patent infringement. On December 29, 2000, the Company entered into a License Agreement and a Worldwide Bilateral Reseller Agreement with Genesys Telecommunications Laboratories, Inc. Under the terms of the License Agreement, the Company received a license to use or distribute products which make use of technology which may be covered by certain patents owned by Genesys. Under the terms of the Reseller Agreement, Genesys granted to the Company the right to use or resell to third parties Genesys products, and the Company granted to Genesys the right to use or resell to third parties our products. In connection with the Reseller Agreement and the License Agreement, the litigation between the Company and Genesys has been dismissed with prejudice and the Company recognized a $2,000,000 charge to operations. The Company is not currently a party to any other material legal proceedings.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

8. Income Taxes

   The 2000, 1999 and 1998 income tax benefit differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following (in thousands):

                                                                  Years Ended December 31,
                                                               ------------------------------
                                                                  2000        1999     1998
                                                               -----------  --------  -------
Federal tax benefit at statutory rate......................... $(1,040,940) $(40,372) $(4,284)
Stock compensation expense....................................       3,861    27,222      432
Merger costs..................................................       7,564       726       --
Foreign losses................................................      (3,157)      486       --
Net operating losses and temporary differences, no tax benefit
  recognized..................................................      29,674    11,896    3,172
Goodwill amortization and impairment..........................   1,005,673        --       --
Other permanent differences...................................      (2,675)       42      680
                                                               -----------  --------  -------
 Total........................................................ $        --  $     --  $    --
                                                               ===========  ========  =======

   The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set as follows (in thousands):

                                              Years Ended
                                             December 31,
                                          ------------------
                                            2000      1999
                                          --------  --------
Deferred tax assets (liabilities):
   Accruals and reserves................. $  3,017  $  2,489
   Plant and equipment...................    1,131       (40)
   Credit carryforwards..................    1,126     1,063
   Net operating loss....................   44,869    16,957
                                          --------  --------
Gross deferred tax assets................   50,143    20,469
Valuation allowance......................  (50,143)  (20,469)
                                          --------  --------
   Net deferred tax assets (liabilities). $     --  $     --
                                          ========  ========

   The net change in the valuation allowance for the year ended December 31, 2000 was an increase of approximately $29,664,000. Management believes that sufficient uncertainty exists as to whether the deferred tax assets will be realized, and accordingly, a valuation allowance is required.

   As of December 31, 2000, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $122,767,000 and $53,619,000, respectively. The federal net operating loss carryforwards, if not offset against future taxable income, will expire from 2011 through 2020. The state net operating loss carryforwards, if not offset against future taxable income, expire from 2003 through 2005.

   As of December 31, 2000, unused research and development tax credits of approximately $914,000 and $321,000 were available to reduce future federal and state income taxes, respectively. Federal credit carryforwards expire from 2011 through 2020.

   Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

9. Subsequent Events

   On February 28, 2001, the Company filed a tender offer statement on Schedule TO announcing its offer to exchange certain eligible options outstanding under the stock option plans for new options to purchase shares of common stock and for restricted shares of common stock. The new options will be granted on or after six months and one day after the date the tendered options are accepted and cancelled. There are options to purchase approximately 18,000,000 shares of common stock that could be exchanged if all the options eligible under stock option plans were tendered by the employees. The Company will incur a charge to compensation expense in connection with the issuance of the restricted shares of common stock. Such charge is based on the fair market value of the common stock at the time of the exchange. The charge to compensation expense will be amortized over the six month vesting term of the restricted stock. Had the compensation cost related to the maximum number of restricted shares issuable under the offer been determined based upon the fair market value of $3.0625 per share at the date of the tender offer, the total compensation charge would have approximated $6,900,000.

   On February 28, 2001, the Company announced a restructuring which included a reduction of employees across all departments, representing approximately 25% of its employees and other measures to reduce operating costs. As part of the restructuring, the Company expects to record a charge to earnings of approximately $17.0 million in the first fiscal quarter of 2001. The charge is based on estimates of termination benefits, the cost to terminate certain leases and other related costs.

2. MANAGEMENT'SDISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS

   The following discussion of the Financial Condition and Results of Operations contains forward-looking statements within the meaning of Section 21e of the Securities Exchange Act of 1934. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors," in our Quarterly Report on form 10-Q for the quarter ended September 30, 2001 and in our other public filings.

Overview

   We are a leading provider of enterprise Relationship Management (eRM) software solutions that deliver integrated communication and business applications built on a Web-architectured platform. We were incorporated in July 1996 in California and were reincorporated in Delaware in September 1999. We had no significant operations until 1997. In February 1998, we released the first commercially available version of the Kana platform. To date, we have derived substantially all of our revenues from licensing our software and related services, and we have sold our products worldwide primarily through our direct sales force.

   On August 13, 1999, we completed a merger with Connectify pursuant to which Connectify became our wholly-owned subsidiary. In connection with the merger, we issued approximately 6,982,542 shares of our common stock in exchange for all outstanding shares of Connectify capital stock and reserved 416,690 shares of common stock for issuance upon the exercise of Connectify options and warrants we assumed in connection with the merger. The merger was accounted for as a pooling of interests.

   On December 3, 1999, we completed a merger with Business Evolution pursuant to which Business Evolution became our wholly-owned subsidiary. In connection with the acquisition of Business Evolution, 1,890,200 shares of our common stock were issued for all outstanding shares and warrants of Business Evolution. This transaction was accounted for as a pooling of interests.

   On December 3, 1999, we completed a merger with netDialog pursuant to which netDialog became our wholly-owned subsidiary. In connection with the acquisition of netDialog, 1,120,286 shares of our common stock were issued for all outstanding shares, warrants and convertible notes of netDialog. This transaction was accounted for as a pooling of interests.

   On April 19, 2000, we completed a merger with Silknet under which Silknet became our wholly-owned subsidiary. In connection with the Silknet merger, each share of Silknet common stock outstanding immediately prior to the completion of the merger was converted into the right to receive 1.66 shares of our common stock and we assumed Silknet's outstanding stock options and warrants based on the exchange ratio, issuing approximately 29.2 million shares of our common stock and reserving 4.0 million shares of common stock for issuance upon the exercise of Silknet options and warrants we assumed in connection with the merger. The transaction was accounted for using the purchase method of accounting. In connection with the merger, we have recorded goodwill and intangible assets of approximately $3.8 billion, which we were amortizing over a period of three years.

   During the quarter ended December 31, 2000, we performed an impairment assessment of the identifiable intangibles and goodwill recorded in connection with the acquisition of Silknet. As a result of our review, we recorded a $2.1 billion impairment charge to reduce our goodwill. The remaining goodwill and identifiable intangibles balance of approximately $800.0 million will be amortized over the remaining useful life.

   On June 12, 2000, we sold 2,500,000 shares of our common stock for gross proceeds of $125.0 million (net proceeds of approximately $120.0 million) in a private placement transaction.

   We derive our revenues from the sale of software product licenses and from professional services including implementation, consulting, hosting and maintenance. License revenue is recognized when persuasive evidence of an agreement exists, the product has been delivered, the arrangement does not involve significant customization of the software, acceptance has occurred, the license fee is fixed and determinable and collection of the fee is probable. If the arrangement involves significant customization of the software, the fee, excluding the portion attributable to maintenance, is recognized using the percentage-of-completion method. Service revenue includes revenues from maintenance contracts, implementation, consulting and hosting services. Revenue from maintenance contracts is recognized ratably over the term of the contract. Revenue from implementation, consulting and hosting services is recognized as the services are provided. Revenue under arrangements where multiple products or services are sold together is allocated to each element based on their relative fair values.

   Our cost of license revenue includes royalties due to third parties for technology integrated into some of our products, the cost of product documentation, the cost of the media used to deliver our products and shipping costs. Cost of service revenue consists primarily of personnel-related expenses, subcontracted consultants, travel costs, equipment costs and overhead associated with delivering professional services to our customers.

   Our operating expenses are classified into three general categories: sales and marketing, research and development, and general and administrative. We classify all charges to these operating expense categories based on the nature of the expenditures. Although each category includes expenses that are unique to the category, some expenditures, such as compensation, employee benefits, recruiting costs, equipment costs, travel and entertainment costs, facilities costs and third-party professional services fees, occur in each of these categories.

   We allocate the total costs for information services and facilities to each functional area that uses the information services and facilities based on its relative headcount. These allocated costs include rent and other facility-related costs, communication charges and depreciation expense for furniture and equipment.

   Since 1997, we have incurred substantial costs to develop our products and to recruit, train and compensate personnel for our engineering, sales, marketing, client services and administration departments. As a result, we have incurred substantial losses since inception and, for the twelve months ended December 31, 2000, incurred a net loss of $3.1 billion. As of December 31, 2000, we had an accumulated deficit of $3.2 billion. We believe our future success is contingent upon providing superior customer service, increasing our customer base and developing our products. We expect to decrease our operating losses for the foreseeable future.

   As of December 31, 2000, we had 1,181 full-time employees. We recently restructured our organization in the first quarter of 2001 with workforce reductions of approximately 300 employees, in order to streamline operations, reduce costs and bring our staffing and structure in line with industry standards. We may reduce our workforce again in the near future.

   We believe that our prospects must be considered in light of the risks, expenses and difficulties frequently experienced by companies in early stages of development, particularly companies in new and rapidly evolving markets like ours. Although we have experienced significant revenue growth recently, this trend may not continue, particularly in light of increasing competition in our markets, the worsening economic outlook and declining expenditures on enterprise software products. Furthermore, we may not achieve or maintain profitability in the future.

                        QUARTERLY RESULTS OF OPERATIONS

   The following tables set forth a summary of our unaudited quarterly operating results for each of the eight quarters in the period ended December 31, 2000. The information has been derived from our unaudited consolidated financial statements that, in management's opinion, have been prepared on a basis consistent with the audited consolidated financial statements contained elsewhere in this annual report and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this information when read in conjunction with our audited consolidated financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                     Quarter Ended
                                   ---------------------------------------------------------------------------------
                                   Mar. 31, June 30, Sept. 30, Dec. 31,  March 31, June 30,   Sept. 30,   Dec. 31,
                                     1999     1999     1999      1999      2000      2000       2000        2000
                                   -------- -------- --------- --------  --------- ---------  ---------  -----------
                                                                     (in thousands)
Consolidated Statement of
 Operations Data:
Revenues:
  License......................... $ 1,209  $ 1,821  $  2,781  $  4,725  $  7,329  $  15,574  $  23,730  $    28,727
  Service.........................     280      517       998     1,733     3,361      9,909     16,913       13,704
                                   -------  -------  --------  --------  --------  ---------  ---------  -----------
    Total revenues................   1,489    2,338     3,779     6,458    10,690     25,483     40,643       42,431
                                   -------  -------  --------  --------  --------  ---------  ---------  -----------
Cost of revenues:
  License.........................      34       38        52       147       143        658        918        1,137
  Service.........................     498      851     2,191     3,070     4,032     10,772     16,354       25,043
                                   -------  -------  --------  --------  --------  ---------  ---------  -----------
    Total cost of revenues........     532      889     2,243     3,217     4,175     11,430     17,272       26,180
                                   -------  -------  --------  --------  --------  ---------  ---------  -----------
Gross profit......................     957    1,449     1,536     3,241     6,515     14,053     23,371       16,251
                                   -------  -------  --------  --------  --------  ---------  ---------  -----------
Operating expenses:
  Sales and marketing.............   2,479    4,180     5,482     9,058    11,210     21,338     25,749       29,889
  Research and development........   2,329    2,732     3,384     4,409     5,239     11,059     12,993       13,433
  General and administrative......     725    1,086     1,402     1,805     1,835      3,747      6,347        7,016
  Amortization of stock-based
   compensation...................     520    2,734     3,377    73,845     3,320      3,593      3,790        4,012
  Amortization of goodwill and
   identifiable intangibles.......      --       --        --        --        --    247,043    312,865      313,114
  In process research and
   development....................      --       --        --        --        --      6,900         --           --
  Acquisition related costs.......      --       --       910     4,725        --      6,564         --           --
  Goodwill impairment.............      --       --        --        --        --         --         --    2,084,841
                                   -------  -------  --------  --------  --------  ---------  ---------  -----------
    Total operating expenses......   6,053   10,732    14,555    93,842    21,604    300,244    361,744    2,452,305
                                   -------  -------  --------  --------  --------  ---------  ---------  -----------
Operating loss....................  (5,096)  (9,283)  (13,019)  (90,601)  (15,089)  (286,191)  (338,373)  (2,436,054)
Other income (expense), net.......    (125)    (394)     (231)        6       644      1,247      2,039          904
                                   -------  -------  --------  --------  --------  ---------  ---------  -----------
Net loss.......................... $(5,221) $(9,677) $(13,250) $(90,595) $(14,445) $(284,944) $(336,334) $(2,435,150)
                                   =======  =======  ========  ========  ========  =========  =========  ===========
As a Percentage of Total Revenues:
Revenues:
  License.........................    81.2%    77.9%     73.6%     73.2%     68.6%      61.1%      58.4%        67.7%
  Service.........................    18.8     22.1      26.4      26.8      31.4       38.9       41.6         32.3
                                   -------  -------  --------  --------  --------  ---------  ---------  -----------
    Total revenues................   100.0    100.0     100.0     100.0     100.0      100.0      100.0        100.0
                                   -------  -------  --------  --------  --------  ---------  ---------  -----------
Cost of revenues:
  License.........................     2.3      1.6       1.4       2.3       1.3        2.6        2.3          2.7
  Service.........................    33.4     36.4      58.0      47.5      37.7       42.3       40.2         59.0
                                   -------  -------  --------  --------  --------  ---------  ---------  -----------
    Total cost of revenues........    35.7     38.0      59.4      49.8      39.0       44.9       42.5         61.7
                                   -------  -------  --------  --------  --------  ---------  ---------  -----------
Gross profit......................    64.3     62.0      40.6      50.2      61.0       55.1       57.5         38.3
                                   -------  -------  --------  --------  --------  ---------  ---------  -----------
Selected operating expenses:
  Sales and marketing.............   166.5    178.8     145.1     140.3     104.9       83.7       63.4         70.4
  Research and development........   156.4    116.9      89.5      68.3      49.0       43.4       32.0         31.7
  General and administrative......    48.7     46.4      37.1      27.9      17.2       14.7       15.6         16.5

   The amount and timing of our operating expenses generally will vary from quarter to quarter depending on our level of actual and anticipated business activities. Our revenues and operating results are difficult to forecast and will fluctuate, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful. As a result, you should not rely upon them as an indication of future performance.

Results of Operations

   The following table sets forth selected data for the periods presented expressed as a percentage of total revenues.

                                 Years Ended
                                 December 31,
                             -------------------
                             2000   1999   1998
                             -----  -----  -----
Revenues:
 License....................  63.2%  74.9%  85.8%
 Service....................  36.8   25.1   14.2
                             -----  -----  -----
   Total revenues........... 100.0  100.0  100.0
                             -----  -----  -----
Cost of revenues:
 License....................   2.4    1.9    2.3
 Service....................  47.1   47.0   28.4
                             -----  -----  -----
   Total cost of revenues...  49.5   48.9   30.7
                             -----  -----  -----
Gross profit................  50.5   51.1   69.3
Selected operating expenses:
 Sales and marketing........  74.0  150.7  234.5
 Research and development...  35.8   91.4  241.5
 General and administrative.  15.9   35.7   77.8

           COMPARISON OF THE YEARS ENDED DECEMBER 31, 2000 AND 1999

Revenues

   Total revenues increased by 748% to $119.2 million for the year ended December 31, 2000 from $14.1 million for the year ended December 31, 1999 primarily as a result of increased license revenue. License revenues increased by 615% to $75.4 million for the year ended December 31, 2000 from $10.5 million for 1999. This increase in license revenue was due primarily to increased market acceptance of our products, expansion of our product line and increased sales generated by our expanded sales force and the acquisition of Silknet. License revenue represented 63% of total revenues for the year ended December 31, 2000 and 75% of total revenues for 1999.

   Service revenues increased by 1,144% to $43.9 million for the year ended December 31, 2000 from $3.5 million for 1999. Service revenue increased primarily due to increased licensing activity described above, resulting in increased revenue from customer implementations, system integration projects, maintenance contracts and hosted service. Service revenue represented 37% of total revenues for the year ended December 31, 2000 and 25% of total revenues for 1999.

   Revenues from international sales were $19.5 million and $1.4 million in the years ended December 31, 2000 and 1999. Our international revenues were derived from sales in Europe, Canada, Asia Pacific and Latin America.

Cost of Revenues

   Total cost of revenues increased by 758% to $59.1 million for the year ended December 31, 2000 from $6.9 million for the year ended December 31, 1999, primarily due to increased cost of service revenues. Cost of license revenues increased by 954% to $2.9 million for the year ended December 31, 2000 from $271,000 for the year ended December 31, 1999, the increase mainly associated with increased license revenues and new third party software royalties. As a percentage of license revenues, cost of license revenues was 4% for the year ended December 31, 2000 and 3% for the year ended December 31, 1999. Cost of license revenues includes third party software royalties, product packaging, documentation, production and delivery costs for shipments to customers.

   Cost of service revenues consists primarily of salaries and related expenses for our customer support, implementation and training services organization and allocation of facility costs and system costs incurred in providing customer support. Cost of service revenues increased by 750% to $56.2 million for the year ended December 31, 2000 from $6.6 million for the year ended December 31, 1999. The growth in cost of service revenues was attributable to an increase in personnel dedicated to support our growing number of customers and related recruiting, travel, related facility and system costs and third party consulting expenses. Additional increases are attributable to our acquisition of Silknet and the inclusion of its cost of service revenues from the effective date of the merger. As a percentage of service revenues, cost of service revenues was 128% in 2000 and 187% in 1999. We anticipate that cost of service revenue will be relatively stable in absolute dollars in future periods.

Operating Expenses

   Sales and Marketing. Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel and promotional expenditures, including public relations, advertising, trade shows, and marketing collateral materials. Sales and marketing expenses increased by 316% to $88.2 million for the year ended December 31, 2000 from $21.2 million for the year ended December 31, 1999. This increase was attributable primarily to the addition of sales and marketing personnel from internal growth and the Silknet acquisition, the expansion of our international sales offices, an increase in sales commissions associated with increased revenues and higher marketing costs due to expanded advertising and promotional activities. As a percentage of total revenues, sales and marketing expenses were 74% for the year ended December 31, 2000 and 151% for the year ended December 31, 1999. This decrease in sales and marketing expense as a percent of total revenues was due primarily to the increase in total revenues over the prior period. We anticipate that sales and marketing expenses will be relatively stable in absolute dollars, but will vary as a percentage of total revenues from period to period.

   Research and Development. Research and development expenses consist primarily of compensation and related costs for research and development employees and contractors and enhancement of existing products and quality assurance activities. Research and development expenses increased by 232% to $42.7 million for the year ended December 31, 2000 from $12.9 million for the year ended December 31, 1999. This increase was attributable primarily to the addition of personnel, due to internal growth and the Silknet acquisition, product development and related benefits, and consulting expenses. As a percentage of total revenues, research and development expenses were 36% for the year ended December 31, 2000 and 91% for the year ended December 31, 1999. This decrease in research and development expense as a percent of total revenues was due primarily to the increase in total revenues over the prior period. We expect to continue to make investments in research and development, but anticipate that research and development expenses will be relatively stable in absolute dollars, but will vary as a percentage of total revenues from period to period.

   General and Administrative. General and administrative expenses increased by 278% to $18.9 million for the year ended December 31, 2000 from $5.0 million for the year ended December 31, 1999, due primarily to increased personnel from internal growth and the Silknet acquisition, increase in allowance for doubtful accounts, increase in legal and other professional service provider fees. As a percentage of total revenues, general and administrative expenses were 16% for the year ended December 31, 2000 and 36% for the year ended December 31, 1999. This decrease in general and administrative expenses as a percent of total revenues was due primarily to the proportionately greater increase in total revenues than general and administrative expenses over the prior period. We expect that general and administrative expenses will be relatively stable in absolute dollars. However, we expect that these expenses will vary as a percentage of total revenues from period to period.

Amortization of Stock-Based Compensation

   In connection with the granting of stock options to our employees, we recorded unearned stock-based compensation totaling approximately $101.0 million through December 31, 2000. This amount represents the total difference between the exercise prices of stock options and the deemed fair market value of the underlying common stock for accounting purposes on the date these stock options were granted. This amount is included as a component of stockholders' equity and is being amortized on an accelerated basis by charges to operations over the vesting period of the options, consistent with the method described in FASB Interpretation No. 28.

   On September 6, 2000, we issued to Accenture 400,000 shares of common stock and a warrant to purchase up to 725,000 shares of common stock pursuant to a stock and warrant purchase agreement in connection with our global strategic alliance. The shares of the common stock issued were fully vested, and we have recorded a charge of approximately $14.8 million to be amortized over the four-year term of the agreement. The portion of the warrant to purchase 125,000 shares of common stock is fully vested with the remainder becoming vested upon the achievement of certain performance goals. The vested warrants were valued using the Black-Scholes model resulting in a charge of $1.0 million to be amortized over the four-year term of the agreement. We will incur a charge to stock-based compensation for the unvested portion of the warrant when performance goals are achieved.

   On December 31, 2000, Accenture earned and vested in a portion of the warrant to purchase 121,628 shares of common stock. This vesting of shares resulted in a stock-based charge to operations of $968,000 during the quarter ended December 31, 2000. As of December 31, 2000, shares of common stock under the warrant which were unvested had a fair value of approximately $5.0 million based upon the fair market value of our common stock at such date.

   On February 28, 2001, we filed a tender offer statement on Schedule TO announcing our offer to exchange certain eligible options outstanding under the stock option plans for new options to purchase shares of our common stock and for restricted shares of our common stock. The new options will be granted on or after six months and one day after the date the tendered options are accepted and cancelled. There are options to purchase approximately 18,000,000 shares of our common stock that could be exchanged if all the options eligible under stock option plans were tendered by the employees. We will incur a charge to compensation expense in connection with the issuance of the restricted shares of common stock, based upon the fair market value of the common stock at the time of the exchange. The charge to compensation expense will be amortized over the six month vesting term of the restricted stock. Had the compensation cost related to the maximum number of restricted shares issuable under the offer been determined based upon the fair market value of $3.0625 per share at the date of the tender offer, the total compensation charge would have approximated $6.9 million.

   As of December 31, 2000, there was approximately $21.6 million of total unearned deferred stock-based compensation remaining to be amortized.

   The amortization of stock-based compensation by operating expense is detailed as follows (in thousands):

                           Years ended, December 31,
                           -------------------------
                             2000     1999    1998
                           -------  -------  ------
Cost of service........... $ 2,816  $19,752  $  143
Sales and marketing.......   8,078   34,000     564
Research and development..   2,831   19,864     438
General and administrative     990    6,860     311
                           -------  -------  ------
 Total.................... $14,715  $80,476  $1,456
                           =======  =======  ======

Amortization of Goodwill and Identifiable Intangibles

   On April 19, 2000, we completed a merger with Silknet. As a result of the merger, $3.8 billion was allocated to goodwill and identifiable intangibles. This amount is being amortized on a straight-line basis over a period of three years from the date of acquisition. We recorded $873.0 million in amortization for the year ended December 31, 2000.

In Process Research and Development

   In connection with the merger of Silknet, net intangibles of $6.9 million were allocated to in process research and development. The fair value allocation to in-process research and development was determined by identifying the research projects for which technological feasibility has not been achieved and which have no alternative future use at the merger date, assessing the stage and expected date of completion of the research and development effort at the merger date, and calculating the net present value of the cash flows expected to result from the successful deployment of the new technology resulting from the in-process research and development effort.

   The stages of completion were determined by estimating the costs and time incurred to date relative to the costs and time incurred to develop the in-process technology into a commercially viable technology or product, while considering the relative difficulty of completing the various tasks and obstacles necessary to attain technological feasibility. As of the date of the acquisition, Silknet had two projects in process that were 90% complete.

   The estimated net present value of cash flows was based on incremental future cash flows from revenues expected to be generated by the technologies in the process of development, taking into account the characteristics and applications of the technologies, the size and growth rate of existing and future markets and an evaluation of past and anticipated technology and product life cycles. Estimated net future cash flows included allocations of operating expenses and income taxes but excluded the expected completion costs of the in-process projects, and were discounted at a rate of 20% to arrive at a net present value. The discount rate included a factor that took into account the uncertainty surrounding the successful deployment of in-process technology projects. This net present value was allocated to in-process research and development based on the percentage of completion at the merger date.

Acquisition Related Costs

   In connection with the Silknet merger, we recorded $6.6 million of transaction costs and merger-related integration expenses. These amounts consisted primarily of merger-related advertising and announcements of $4.5 million and duplicate facility costs of $1.0 million.

Goodwill Impairment

   We performed an impairment assessment of the identifiable intangibles and goodwill recorded in connection with the acquisition of Silknet. The assessment was performed primarily due to the significant sustained decline in our stock price since the valuation date of the shares issued in the Silknet acquisition resulting in our net book value of our assets prior to the impairment charge significantly exceeding our market capitalization, the overall decline in the industry growth rates, and our lower fourth quarter of 2000 actual and projected operating results. As a result of our review, we recorded a $2.1 billion impairment charge to reduce goodwill. The charge was determined based upon our estimated discounted cash flows over the remaining estimated useful life of the goodwill using a discount rate of 20%. The assumptions supporting the cash flows including the discount rate were determined using our best estimates as of such date. The remaining goodwill balance of approximately $800.0 million will be amortized over its remaining useful life. We will continue to assess the recoverability of the remaining goodwill and intangibles periodically in accordance with our policy.

Other Income (Expense), net

   Other income (expense), net in 2000 consists primarily of interest earned on cash and short-term investments and in 1999, interest expense related to warrants issued to convertible debt holders offset by interest income. Other income (expense), net was income of $4.8 million for the year ended December 31, 2000 and expense of $744,000 for the year ended December 31, 1999. The increase in other income (expense), net was primarily interest income earned on higher average cash balances and lower interest expense paid on debt.

Provision for Income Taxes

   We have incurred operating losses for all periods from inception through December 31, 2000, and therefore have not recorded a provision for income taxes. We have recorded a valuation allowance for the full amount of our gross deferred tax assets, as the future realization of the tax benefit is not currently likely.

   As of December 31, 2000 and December 31, 1999, we had net operating loss carryforwards for federal and state tax purposes of approximately $122.8 million and $53.6 million, respectively. These federal and state loss carryforwards are available to reduce future taxable income. The federal loss carryforwards expire at various dates into the year 2020. Under the provisions of the Internal Revenue Code of 1986, as amended, substantial changes in ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income.

Net Loss

   Our net loss was $3.1 billion and $118.7 million for the years ended
December 31, 2000, and 1999 respectively. We have experienced substantial increases in our expenditures since our inception consistent with growth in our operations and personnel. In addition, goodwill impairment, amortization of goodwill and identifiable intangibles and stock based compensation charges have contributed to the significant increase in net loss during 2000. We anticipate that our expenditures will continue to increase in the future. Although our revenue has grown in recent quarters, we cannot be certain that we can sustain this growth or that we will generate sufficient revenue to attain profitability.

           COMPARISON OF THE YEARS ENDED DECEMBER 31, 1999 AND 1998

Revenue

   Total revenues increased by 500% to $14.1 million for the year ended December 31, 1999 from $2.3 million for the year ended December 31, 1998. License revenues increased by 423% to $10.5 million for the year ended December 31, 1999 from $2.0 million for 1998. This increase in license revenue was due primarily to increased market acceptance of our products, expansion of our product line and increased sales generated by our expanded sales force.

   Service revenues increased by 960% to $3.5 million for the year ended December 31, 1999 from $333,000 for 1998. Service revenue increased primarily due to increased licensing activity, resulting in increased revenue from maintenance contracts, customer implementations and hosted service. Service revenue represented 25% of total revenues for the year ended December 31, 1999 and 14% of total revenues for 1998.

Cost of Revenues

   Total cost of revenues increased by 856% to $6.9 million for the year ended December 31, 1999 from $720,000 for the year ended December 31, 1998, primarily due to increased cost of service revenues. Cost of service revenues increased by 892% to $6.6 million for the year ended December 31, 1999 from $666,000 for the year ended December 31, 1998. The growth in cost of service revenues was attributable primarily to an increase in personnel dedicated to support our growing number of customers and related recruiting and travel expenses as well as facility expenses and system costs.

Operating Expenses

   Sales and Marketing. Sales and marketing expenses increased by 285% to $21.2 million for the year ended December 31, 1999 from $5.5 million for the year ended December 31, 1998. This increase was attributable primarily to the addition of sales and marketing personnel, an increase in sales commissions and higher marketing costs due to expanded promotional activities including advertising and trade show participation.

   Research and Development. Research and development expenses increased by 127% to $12.9 million for the year ended December 31, 1999 from $5.7 million for the year ended December 31, 1998. This increase was attributable primarily to the addition of personnel associated with product development and related benefits and recruiting costs and related consulting expenses.

   General and Administrative. General and administrative expenses consist primarily of compensation and related costs for administrative personnel, legal, accounting and other general corporate expenses. General and administrative expenses increased by 175% to $5.0 million for the year ended December 31, 1999 from $1.8 million for the year ended December 31, 1998, due primarily to increased personnel, consultants, facilities expenses and outside services necessary to support our growth.

Amortization of Stock-Based Compensation

   In connection with the granting of stock options to employees, we recorded stock-based compensation totaling approximately $97.0 million through December 31, 1999. Subsequent to the mergers with Business Evolution and netDialog, we granted options to certain employees hired from the acquired companies for an exercise price below the fair market value of the common stock. These options immediately vested on the date of grant. The difference between the market value of the underlying common stock and the exercise price of the options was recorded as compensation expense in the fourth quarter of 1999 in the amount of approximately $60.4 million.

Acquisition Related Costs

   In connection with the merger with Connectify, we recorded a nonrecurring charge for merger integration costs of $1.2 million consisting primarily of transaction fees for attorneys and accountants of approximately $390,000 and employee severance benefits and facility related costs of $780,000 in 1999.

   In connection with the mergers with Business Evolution and netDialog, we recorded a nonrecurring charge for merger integration costs of $4.5 million, consisting primarily of transaction fees for attorneys and accountants of approximately $1.5 million, advertising and announcements of $1.7 million incurred as of December 31, 1999, charges for the elimination of duplicate facilities of approximately $840,000 and severance costs and certain other related costs of approximately $433,000.

Other Income (Expense), net

   Other income (expense), net consists primarily of interest earned on cash and short-term investments, offset by interest expense related to warrants issued to convertible debt holders. Other income, net decreased by 428% to an expense of $744,000 for the year ended December 31, 1999 from income of $227,000 for 1998. The decrease in other income (expense), net was due primarily to interest expense associated with warrants issued to convertible debt holders offset by increased interest income earned on higher average cash balances.

Liquidity and Capital Resources

   In June 2000, we completed the private placement of 2,500,000 shares of our common stock, raising net proceeds of approximately $120.0 million.

   In September 1999, we completed the initial public offering of our common stock and realized net proceeds from the offering of approximately $51.1 million. Prior to the initial public offering, we had financed our operations primarily from private sales of convertible preferred and common stock totaling $40.8 million and, to a lesser extent, from bank borrowings and lease financing.

   As of December 31, 2000, we had $76.5 million in cash, cash equivalents and short-term investments and $54.2 million in working capital. We estimate that we will have approximately $20.0 million in cash, cash equivalents and short-term investments as of March 31, 2001.

   Our operating activities used $90.7 million of cash for the year ended December 31, 2000. These uses are primarily attributable to net losses experienced during these periods as we invested in the development of our products, expansion of our sales force and expansion of our infrastructure to support our growth and increase in sales leading to an increase in accounts receivable. Our operating activities used $25.7 million of cash for the year ended December 31, 1999.

   Our investing activities consisting primarily of net sales of short-term investments, cash acquired from the acquisition of Silknet, offset by purchases of computer equipment, furniture, fixtures and leasehold improvements to support our growing number of employees, provided $22.4 million of cash for the year ended December 31, 2000. Our investing activities used $44.4 million of cash for the year ended December 31, 1999, which is primarily due to purchases of short-term investments and computer equipment, furniture, fixtures and leasehold improvements.

   Our financing activities provided $126.2 million in cash for the year ended December 31, 2000, primarily due to proceeds from the private placement in June 2000 of 2,500,000 shares of our common stock, raising net proceeds of approximately $120.0 million. Our financing activities provided $75.0 million for the year ended December 31, 1999, primarily from the net proceeds from our initial public offering and proceeds from notes payable and issuance of convertible preferred stock.

   We have a line of credit totaling $10.0 million, which is secured by all of our assets, bears interest at the bank's prime rate (9.5% as of December 31, 2000), and expires on July 31, 2001. The line of credit contains certain financial covenants including: a quick asset ratio of at least 1.75 and a tangible net worth of at least $60,000,000. We were in compliance with all debt covenants as of December 31, 2000. Total borrowings as of December 31, 2000 and 1999 were $1,187,000 under this line of credit. The entire balance under this line of credit is due on the expiration date, July 31, 2001. Our total bank debt, including the borrowings under the line of credit, was $1.6 million at December 31, 2000.

   Our capital requirements depend on numerous factors. We expect to devote resources to continue our research and development efforts, and expand our sales, support, marketing and product development organizations. In addition, although we have curtailed capital expenditures, we have made commitments to establish additional facilities and infrastructure growth, which we will need to fund.

   We have experienced substantial increases in expenditures since our inception consistent with growth in our operations and personnel, and we anticipate that our expenditures will continue to increase in the future. To reduce our expenditures, we recently restructured in several areas, including reduced staffing, expense management and curtailed capital spending. For example, in the first quarter of 2001, we reduced our workforce by approximately 25%, in order to streamline operations, reduce costs and bring our staffing and structure in line with industry standards. However, these actions will not be sufficient for us to obtain a positive cash flow. Therefore, we plan to further reduce our expenditures. Our auditors have included a paragraph in their report indicating that substantial doubt exists as to our ability to continue as a going concern. We are uncertain whether our cash balance, collections on our accounts receivable and funding from projected operations will be sufficient to meet our working capital and operating resource expenditure requirements for the next 12 months and believe it will be necessary for us to substantially increase revenues and reduce expenditures. If we are unable to substantially increase revenues, reduce expenditures and collect upon accounts receivable or if we incur unexpected expenditures, then we will need to raise additional funds in order to continue as a going concern. Especially in light of our declining stock price and the extreme volatility in the technology capital markets, additional funding may not be available on favorable terms or at all. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies, we may, from time to time, evaluate potential acquisitions of other businesses, products and technologies. In order to consummate potential acquisitions, we may issue additional securities or need additional equity or debt financing and any financing may be dilutive to existing investors.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities which is effective in the first quarter of 2001. The adoption of SFAS 133 did not have any material effect on our results of operations, financial position or cash flows.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance for revenue recognition under certain circumstances. SAB 101 became effective in the quarter beginning October 1, 2000. The adoption of SAB 101 did not have a material impact on our results of operations, financial position or cash flows.

3.  CHANGESIN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
           DISCLOSURE

   KPMG LLP was previously our principal accountants. On March 22, 2000, we and KPMG LLP mutually agreed to terminate KPMG LLP's appointment as principal accountants due to an anticipated business relationship between our two companies. The decision to change accountants was approved by the audit committee of our board of directors. In connection with the audits of the fiscal years ended December 31, 1998 and 1999, and the subsequent interim period through March 22, 2000, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. The audit reports of KPMG LLP on our consolidated financial statements as of and for the years ended December 31, 1998 and 1999, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

   Effective April 19, 2000, PricewaterhouseCoopers LLP was engaged as our independent accountants. Prior to April 19, 2000, we had not consulted with PricewaterhouseCoopers LLP regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to us or oral advice was provided that PricewaterhouseCoopers LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. Additionally, prior to April 19, 2000, we had not consulted with PricewaterhouseCoopers LLP regarding any matter that was either the subject of a disagreement, or a reportable event.

4. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   We develop products in the United States and sell these products in North America, Europe, Asia, Australia and Latin Ameria. Generally, our sales are made in local currency. As a result, our financial results and cash flows could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. We do not currently use derivative instruments to hedge against foreign exchange risk.

   Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. Our investments consist primarily of short-term municipals and commercial paper, which have an average fixed yield rate of 6.8%. These all mature within six months. We do not consider our cash equivalents to be subject to interest rate risk due to their short maturities.

                                                                     Appendix C
                  EXCERPTS FROM QUARTERLY REPORT ON FORM 10-Q
                   FOR THE QUARTER ENDED SEPTEMBER 30, 2001

1. FINANCIAL STATEMENTS

                              KANA SOFTWARE, INC.
                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                                  September 30, December 31,
                                                      2001          2000
                                                  ------------- ------------
                      ASSETS
   Current assets:
    Cash and cash equivalents....................  $    21,438  $    76,202
    Short-term investments.......................       30,489          297
    Accounts receivable, net.....................       19,223       43,393
    Prepaid expenses and other current assets....       10,670       14,866
                                                   -----------  -----------
      Total current assets.......................       81,820      134,758
   Restricted cash...............................       11,018           --
   Property and equipment, net...................       15,778       40,095
   Goodwill and identifiable intangibles, net....       80,464      800,000
   Other assets..................................        4,977        5,271
                                                   -----------  -----------
      Total assets...............................  $   194,057  $   980,124
                                                   ===========  ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
    Current portion of notes payable.............  $     1,463  $     1,456
    Accounts payable.............................       16,078       17,980
    Accrued liabilities..........................       32,256       35,846
    Accrued restructuring and merger costs.......       28,349           --
    Deferred revenue.............................       24,106       25,242
                                                   -----------  -----------
      Total current liabilities..................      102,252       80,524
   Accrued restructuring, less current portion...       18,027           --
   Notes payable, less current portion...........          300          148
                                                   -----------  -----------
      Total liabilities..........................      120,579       80,672
                                                   -----------  -----------
   Stockholders' equity:
    Common stock.................................          182           94
    Additional paid-in capital...................    4,222,571    4,130,231
    Deferred stock-based compensation............      (24,914)     (21,639)
    Notes receivable from stockholders...........         (798)      (5,367)
    Accumulated other comprehensive loss.........       (1,343)        (377)
    Accumulated deficit..........................   (4,122,220)  (3,203,490)
                                                   -----------  -----------
      Total stockholders' equity.................       73,478      899,452
                                                   -----------  -----------
      Total liabilities and stockholders' equity.  $   194,057  $   980,124
                                                   ===========  ===========

See accompanying notes to unaudited condensed consolidated financial statements.

                              KANA SOFTWARE, INC

           UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)

                                                               Three Months Ended    Nine Months Ended
                                                                 September 30,         September 30,
                                                              -------------------  --------------------
                                                                2001      2000       2001       2000
                                                              --------  ---------  ---------  ---------
Revenues:
 License..................................................... $  2,891  $  23,730  $  24,335  $  46,633
 Service.....................................................   14,507     15,312     37,705     26,097
                                                              --------  ---------  ---------  ---------
     Total revenues..........................................   17,398     39,042     62,040     72,730
                                                              --------  ---------  ---------  ---------
Cost of revenues:
 License.....................................................      503        918      1,789      1,719
 Service (excluding stock-based compensation of
   $311, $655, $1,019 and $2,345, respectively)..............   20,224     14,824     43,047     27,675
                                                              --------  ---------  ---------  ---------
     Total cost of revenues..................................   20,727     15,742     44,836     29,394
                                                              --------  ---------  ---------  ---------
Gross profit (loss)..........................................   (3,329)    23,300     17,204     43,336
                                                              --------  ---------  ---------  ---------
Operating expenses:
 Sales and marketing (excluding stock-based compensation of
   $1,653, $2,250, $5,117 and $5,175, respectively)..........   19,205     25,749     59,528     58,297
 Research and development (excluding stock-based
   compensation of $1,542, $658, $2,254 and $2,357,
   respectively).............................................   10,236     12,993     29,458     29,291
 General and administrative (excluding stock-based
   compensation of $671, $227, $2,149 and $826,
   respectively).............................................    9,500      6,347     18,091     11,929
 Restructuring costs.........................................   32,081         --     86,338         --
 Merger and transition related costs.........................    4,841         --     11,517      6,564
 Amortization of deferred stock-based compensation...........    4,177      3,790     10,539     10,703
 Amortization of goodwill and identifiable intangibles.......   13,551    312,865    114,133    559,908
 Goodwill impairment.........................................       --         --    603,446         --
 In process research and development.........................       --         --         --      6,900
                                                              --------  ---------  ---------  ---------
     Total operating expenses................................   93,591    361,744    933,050    683,592
                                                              --------  ---------  ---------  ---------
Operating loss...............................................  (96,920)  (338,444)  (915,846)  (640,256)
Other income, net............................................      858      2,039        908      3,930
                                                              --------  ---------  ---------  ---------
Loss from continuing operations..............................  (96,062)  (336,405)  (914,938)  (636,326)
Discontinued operation:
 Income (loss) from operations of discontinued operation.....       --         71       (125)       603
 Loss on disposal, including provision of $1.1 million for
   operating losses during phase-out period..................       --         --     (3,667)        --
                                                              --------  ---------  ---------  ---------
     Net loss................................................ $(96,062) $(336,334) $(918,730) $(635,723)
                                                              ========  =========  =========  =========
Basic and diluted net loss per share:
 Loss from continuing operations............................. $  (0.53) $   (3.81) $   (7.55) $   (7.58)
                                                              ========  =========  =========  =========
 Income (loss) from discontinued operation................... $     --  $      --  $   (0.03) $    0.01
                                                              ========  =========  =========  =========
     Net loss................................................ $  (0.53) $   (3.81) $   (7.58) $   (7.57)
                                                              ========  =========  =========  =========
Shares used in computing basic and diluted net loss per share  180,376     88,388    121,143     83,949
                                                              ========  =========  =========  =========

See accompanying notes to unaudited condensed consolidated financial statements.

                              KANA SOFTWARE, INC

                 UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                                        Nine Months
                                                                                    Ended September 30,
                                                                                   --------------------
                                                                                     2001       2000
                                                                                   ---------  ---------
Cash flows from operating activities:
 Net loss......................................................................... $(918,730) $(635,723)
 Adjustments to reconcile net loss to net cash used operating activities:
   Depreciation...................................................................     8,117      5,869
   Other non-cash charges.........................................................   755,764    577,511
   Changes in operating assets and liabilities, net of effects from acquisitions:
     Accounts receivable..........................................................    38,149    (23,877)
     Prepaid and other current assets.............................................     9,043     (9,552)
     Other assets.................................................................      (830)        --
     Accounts payable and accrued liabilities.....................................     1,397      4,701
     Accrued restructuring and merger.............................................    20,053         --
     Deferred revenue.............................................................    (9,794)    16,584
     Other liabilities............................................................      (233)        --
                                                                                   ---------  ---------
       Net cash used in operating activities......................................   (97,064)   (64,487)
                                                                                   ---------  ---------
Cash flows from investing activities:
 Sales of short-term investments, net.............................................    24,752     32,128
 Property and equipment purchases.................................................   (11,121)   (23,782)
 Acquisitions, net of cash acquired...............................................    33,556     27,165
 Restricted cash..................................................................    (7,800)        --
                                                                                   ---------  ---------
       Net cash provided by investing activities..................................    39,387     35,511
                                                                                   ---------  ---------
Cash flows from financing activities:
 Payments on notes payable........................................................      (287)    (3,093)
 Proceeds from issuance of common stock and warrants..............................     1,486    124,794
 Payments on stockholders' notes receivable.......................................     2,677        699
                                                                                   ---------  ---------
       Net cash provided by financing activities..................................     3,876    122,400
Effect of exchange rate changes on cash and cash equivalents......................      (963)       766
                                                                                   ---------  ---------
Net increase (decrease) in cash and cash equivalents..............................   (54,764)    94,190
Cash and cash equivalents at beginning of period..................................    76,202     18,695
                                                                                   ---------  ---------
Cash and cash equivalents at end of period........................................ $  21,438  $ 112,885
                                                                                   =========  =========
Supplemental disclosure of cash flow information and noncash activities:..........
 Cash paid during the year for interest........................................... $     117  $     225
                                                                                   =========  =========
 Issuance of common stock and assumption of options
   and warrants related to acquisitions........................................... $  94,064  $      --
                                                                                   =========  =========
 Issuance of warrants and common stock to non-employees........................... $   1,305  $  15,800
                                                                                   =========  =========


   See accompanying notes to unaudited condensed consolidated financial statements.

                     KANA SOFTWARE, INC. AND SUBSIDIARIES

                 NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS

Note 1. Basis of Presentation and Liquidity

   The unaudited condensed consolidated financial statements have been prepared by KANA Software, Inc. ("KANA" or the "Company"), previously KANA Communications, Inc. and reflect all adjustments (all of which are normal and recurring in nature) that, in the opinion of management, are necessary for a fair presentation of the interim financial information. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year ending December 31, 2001. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted under the Securities and Exchange Commission's ("SEC") rules and regulations. These unaudited condensed consolidated financial statements and notes included herein should be read in conjunction with KANA's audited consolidated financial statements and notes included in KANA's annual report on Form 10-K for the year ended December 31, 2000.

   The Company's consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a consolidated net loss of approximately $919 million for the nine months ended September 30, 2001. Included in the aggregate net loss is an impairment charge to reduce goodwill of approximately $603 million recorded in the first quarter of the year.

   The Company is evaluating various initiatives to improve its cash position, including raising additional funds to finance its business, implementing further restrictions on spending, negotiating the early release of certain restricted cash, and other cash flow initiatives. Additional financing may not be available on terms that are acceptable to the Company, especially in the uncertain market climate, and the Company may not be successful in implementing or negotiating such other arrangements to improve its cash position. If the Company raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of its stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of its current stockholders. Any such financing will be dilutive to existing stockholders. If adequate funds are not available on acceptable terms, the Company's ability to achieve or sustain positive cash flows, maintain current operations, fund any potential expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

Note 2. Investments

   The Company considers all investments with an original maturity greater than three months and less than one year to be short-term investments. All investments with maturities greater than one year are categorized as long-term investments.

Note 3. Net Loss per Share

   Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock, excluding common stock subject to repurchase. Diluted net loss per share is computed using the weighted-average number of outstanding shares of common stock and, when dilutive, potential common shares from options and warrants to purchase common stock and common stock subject to repurchase using the treasury stock method. The following table presents the calculation of basic and diluted net loss per share:

                     KANA SOFTWARE, INC. AND SUBSIDIARIES

                 NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(Continued)


                                                Three Months Ended    Nine Months Ended
                                                  September 30,         September 30,
                                               -------------------  --------------------
                                                 2001      2000       2001       2000
                                               --------  ---------  ---------  ---------
                                                (in thousands, except per share amounts)
Numerator:
 Loss from continuing operations.............. $(96,062) $(336,405) $(914,938) $(636,326)
                                               ========  =========  =========  =========
Denominator:
 Weighted-average shares of common stock
   outstanding................................  180,975     93,420    122,849     89,729
 Less weighted-average shares subject to
   repurchase.................................      599      5,032      1,706      5,780
                                               --------  ---------  ---------  ---------
 Denominator for basic and diluted calculation  180,376     88,388    121,143     83,949
                                               ========  =========  =========  =========
Basic and diluted net loss per share.......... $  (0.53) $   (3.81) $   (7.55) $   (7.58)
                                               ========  =========  =========  =========

   All warrants, outstanding stock options and shares subject to repurchase by KANA have been excluded from the calculation of diluted net loss per share because all such securities are anti-dilutive for all periods presented. The total number of shares excluded from the calculation of diluted net loss per share are as follows (in thousands):

                                    Nine Months
                                       Ended
                                   September 30,
                                   -------------
                                    2001   2000
                                   ------ ------
Stock options and warrants........ 44,182 21,875
Common stock subject to repurchase    501  4,690
                                   ------ ------
                                   44,683 26,565
                                   ====== ======

   The weighted average exercise price of stock options and warrants outstanding was $14.71 and $57.71 as of September 30, 2001 and 2000, respectively.

Note 4. Comprehensive Loss

   Comprehensive loss comprises the net loss and foreign currency translation adjustments. Comprehensive loss was $96.3 million and $335.3 million for the three months ended September 30, 2001 and 2000, respectively. Comprehensive loss was $915.9 million and $634.7 million for the nine months ended September 30, 2001 and 2000, respectively.

Note 5. Stock-Based Compensation

   In June 2001, the Company entered into an agreement to issue to a customer a fully vested and exercisable warrant to purchase up to 250,000 shares of common stock pursuant to a warrant purchase agreement. The Company has recorded deferred stock-based compensation of $330,000 for the warrant using the Black-Scholes model. This amount is being amortized as service is rendered as a reduction to revenue.

   In September 2000, the Company issued to Accenture 400,000 shares of common stock and a warrant to purchase up to 725,000 shares of common stock pursuant to a stock and warrant purchase agreement in connection with its global strategic alliance. The shares of the common stock issued were fully vested and the

                     KANA SOFTWARE, INC. AND SUBSIDIARIES

                 NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(Continued)

Company has recorded a charge of approximately $14.8 million which is being amortized over the four-year term of the agreement. The portion of the warrant to purchase 125,000 shares of common stock is fully vested with the remainder becoming vested upon the achievement of certain performance goals. The vested warrants were valued using the Black-Scholes model resulting in a charge of $1.0 million which is being amortized over the four-year term of the agreement. The Company will incur a charge to stock-based compensation for the unvested portion of the warrant when performance goals are achieved. As of September 30, 2001, 430,000 shares of common stock under the warrant which are unvested had a fair value of approximately $18,600 based upon the fair market value of the Company's common stock at such date.

   In September, 2001, the Company issued to Accenture a warrant to purchase up to 1,500,000 shares of common stock pursuant to a warrant purchase agreement in connection with its global strategic alliance. The warrant is fully vested and exercisable as of September 2001. The warrants were valued using the Black-Scholes model resulting in a charge of approximately $946,000 which is being amortized over the four-year term of the agreement.

   In September 8, 2001, the Company issued to a customer a warrant to purchase up to 50,000 shares of common stock pursuant to a warrant purchase agreement. The warrant fully vests in September 2006 and has a provision for acceleration of vesting 12,500 shares annually over four years if certain marketing criteria are met by the customer. The warrants were valued using the Black-Scholes model resulting in a charge of approximately $29,000 which is being amortized over the five-year term of the agreement.

Note 6. Legal Proceedings

   The Company's underwriters, Goldman Sachs & Co., Lehman Bros, Hambrecht & Quist LLC, Wit Capital Corp as well as the Company and certain current and former officers have been named as defendants in federal securities class action lawsuits filed in the United States District Court for the Southern District of New York. The cases allege violations of Section 11, 12(a)(2) and
Section 15 of the Securities Act of 1933 and violations of Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934, on behalf of a class of plaintiffs who purchased the Company's stock between September 21, 1999 and December 6, 2000 in connection with the Company's initial public offering. Specifically, the complaints alleged that the underwriter defendants engaged in a scheme concerning sales of KANA's securities in the initial public offering and in the aftermarket. These cases are stayed pending selection of lead counsel for the plaintiff class. Although the Company is in the early stages of analyzing the claims alleged against KANA and the individual defendants, the Company believes that it has good and valid defenses to these claims. The Company intends to defend the action vigorously.

   On April 24, 2001, Office Depot, Inc. ("Office Depot") filed a complaint against KANA in the Circuit Court for the 15th District of the State of Florida claiming that KANA has breached its license agreement with Office Depot. Office Depot is seeking relief in the form of a refund of license fees and maintenance fees paid to KANA, attorneys' fees and costs. The litigation is currently in its early stages and the Company has not received material information or documentation. KANA intends to defend itself from this claim vigorously and does not expect it to materially impact its results from operations.

   KANA is not currently a party to any other material legal proceedings.

Note 7. Restructuring costs

   For the three and nine months ended September 30, 2001, the Company incurred restructuring charges of approximately $32.1 million and $86.3 million, respectively, related to the reductions in its workforce and costs associated with certain excess leased facilities and asset impairments.

                     KANA SOFTWARE, INC. AND SUBSIDIARIES

                 NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(Continued)


   For the three and nine months ended September 30, 2001, the Company recorded charges of $1.9 million and $18.9 million, respectively, for the assets disposed of or removed from operations. Assets disposed of or removed from operations consisted primarily of leasehold improvements, computer equipment and related software, office equipment, and furniture and fixtures.

   For the three and nine months ended September 30, 2001, the Company recorded charges of $6.0 million and $23.6 million, respectively, for severance, benefits and related costs due to the reduction in workforce. For the nine months ended September 30, 2001, the Company reduced its workforce by approximately 1,210 people, or 74% of our employee base. All functional areas have been affected by the reductions.

   For the three and nine months ended September 30, 2001, the Company recorded charges of $24.2 million and $43.8 million, respectively, due to the Company's decision to exit and reduce some facilities. The estimated facility costs are based on current comparable rates for leases in the respective markets. Should facilities operating lease rental rates continue to decrease in these markets or should it take longer than expected to find a suitable tenant to sublease these facilities, the actual loss could exceed this estimate. Future cash outlays are anticipated through February 2011 unless the Company negotiates to exit the leases at an earlier date.

   For the nine months ended September 30, 2001, of the $86.3 million charge, $26.2 million relates to non-cash charges, cash payments totaled $29.6 million and $30.5 million in restructuring liabilities remain at September 30, 2001. The restructuring liability is included on the balance sheet in accrued restructuring and merger costs.

Note 8. Goodwill impairment

   The Company has performed an impairment assessment of the identifiable intangibles and goodwill recorded in connection with the acquisition of Silknet. The assessment was performed primarily due to the significant sustained decline in the Company's stock price since the valuation date of the shares issued in the Silknet acquisition resulting in the Company's net book value of its assets prior to the impairment charge significantly exceeding the Company's market capitalization, the overall decline in the industry growth rates, and the Company's lower than projected operating results. As a result, the Company recorded an impairment charge of approximately $603 million to reduce goodwill in the quarter ended March 31, 2001. The charge was based upon the estimated discounted cash flows over the remaining useful life of the goodwill using a discount rate of 20%. The assumptions supporting the cash flows, including the discount rate, were determined using the Company's best estimates as of such date. The remaining goodwill balance, excluding negative goodwill, of approximately $82.4 million as of September 30, 2001 is being amortized over its remaining useful life.

Note 9. Segment Information

   The Company's chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by geographic region for purposes of making operating decisions and assessing financial performance. Accordingly, the Company considers itself to be in a single industry segment, specifically the license, implementation and support of its software applications. The Company's long-lived assets are primarily in the United States. Geographic information on revenue for the three months and nine months ended September 30, 2001 and 2000 are as follows (in thousands):

              Three Months Ended Nine Months Ended
                September 30,      September 30,
              ------------------ -----------------
                2001      2000     2001     2000
               -------  -------  -------  -------
United States $14,930   $33,526  $52,806  $63,195
International   2,468     5,516    9,234    9,535
               -------  -------  -------  -------
              $17,398   $39,042  $62,040  $72,730
               =======  =======  =======  =======

                     KANA SOFTWARE, INC. AND SUBSIDIARIES

                 NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(Continued)


   During the three and nine months ended September 30, 2001, no customer represented more than 10% of total revenues.

Note 10. Notes Payable and Commitments

   The Company has a line of credit providing for borrowings of up to $5.0 million as of September 30, 2001 to be used for qualified equipment purchases or working capital needs. Borrowings under the line of credit are collateralized by all of the Company's assets and bear interest at the bank's prime rate plus .5% (6.5% of September 30, 2001). Total borrowings as of September 30, 2001 were $1,187,000 and the line of credit also supported letters of credit totaling $1.3 million. The line of credit contains certain financial covenants. As of September 30, 2001, the Company was in compliance with its financial covenants, as amended. This line of credit expires on November 30, 2001. The Company is in discussions with the bank regarding the renewal of this line of credit, and KANA currently believes that it will be available for renewal should the Company so desire. However, there can be no assurance the bank will renew the line of credit and no guarantee the terms will be acceptable to the Company.

   In the quarter ended September 30, 2001, the Company issued a letter of credit totaling $5.8 million in connection with a contractual agreement. During the quarter ended September 30, 2001 the Company transferred $5.8 million to support a letter of credit and also transferred $2.0 million of cash into an escrow account to fulfill certain contractual agreements. These amounts are reflected in restricted cash in the accompanying condensed consolidated balance sheet.

Note 11. Discontinued Operation

   As of the quarter ended June 30, 2001, the Company adopted a plan to discontinue the KANA Online business. The Company will no longer seek new business but will continue to service all ongoing contractual obligations it has to its existing customers. Accordingly, KANA Online is reported as a discontinued operation for the three and nine months ended September 30, 2001 and 2000. Net assets of the discontinued operation at September 30, 2001, consisted primarily of computers and servers. The estimated loss on the disposal of KANA Online is $3.7 million, consisting of an estimated loss on disposal of the assets of $2.6 million and a provision of $1.1 million for the anticipated operating losses during the phase-out period. This operation has been presented as a discontinued operation for all periods presented. The KANA Online operating results are as follows (in thousands):

                                                        Three Months    Nine Months
                                                            Ended          Ended
                                                        September 30,  September 30,
                                                        ------------- ---------------
                                                         2001   2000   2001     2000
                                                        ----   ------ -------  ------
Revenues............................................... $208   $1,601 $ 3,161  $4,086
                                                         ====  ====== =======  ======
Income (loss) from operations of discontinued operation $ --   $   71 $  (125) $  603
Loss on disposal.......................................   --       --  (3,667)     --
                                                         ----  ------ -------  ------
Total income (loss) on discontinued operations......... $ --   $   71 $(3,792) $  603
                                                         ====  ====== =======  ======

Note 12. Acquisition of Broadbase

   On June 29, 2001, the Company finalized the acquisition of Broadbase. In connection with the merger, each share of Broadbase common stock outstanding immediately prior to the consummation of the merger was converted into the right to receive 1.05 shares of KANA common stock (the "Exchange Ratio") and KANA

                     KANA SOFTWARE, INC. AND SUBSIDIARIES

                 NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(Continued)

assumed Broadbase's outstanding stock options and warrants based on the Exchange Ratio, issuing approximately 86.7 million shares of KANA common stock and assuming options and warrants to acquire approximately 26.6 million shares of KANA common stock. The transaction was accounted for using the purchase method of accounting.

   The preliminary allocation of the purchase price at September 30, 2001 to assets acquired and liabilities assumed is as follows (in thousands):

Tangible assets acquired.......... $125,144
Deferred compensation.............   15,485
Liabilities assumed...............  (37,111)
Deferred credit--negative goodwill   (2,146)
                                   --------
Net assets acquired............... $101,372
                                   ========

   Deferred compensation recorded in connection with the merger will be amortized over a four-year period. Negative goodwill will be amortized over its estimated useful life of three years.

   The estimated purchase price was approximately $101.4 million, measured as the average fair market value of KANA's outstanding common stock from April 7 to April 11, 2001, two trading days before and after the merger agreement was announced plus the Black-Scholes calculated value of the options and warrants of Broadbase assumed by KANA in the merger, and other costs directly related to the merger is as follows (in thousands):

Fair market value of common stock................ $ 81,478
Fair market value of options and warrants assumed   12,586
Acquisition-related costs........................    7,308
                                                  --------
Total............................................ $101,372
                                                  ========

   In connection with the Broadbase merger, KANA recorded $11.5 million of merger-related integration expenses and transition costs during the nine months ended September 30, 2001. These amounts consisted primarily of transitional personnel of $5.3 million and duplicate facility and insurance costs, redundant assets, and professional fees associated with the merger of $6.2 million.

   The following unaudited pro forma net revenues, net loss and net loss per share data for the nine months ended September 30, 2001 and 2000 are based on the respective historical financial statements of the Company and Broadbase. The pro forma data reflects the consolidated results of operations as if the merger with Broadbase occurred at the beginning of each of the periods indicated and includes the amortization of the resulting negative goodwill and deferred compensation. The pro forma results include the results of pre-acquisition periods for companies acquired by Broadbase prior to its acquisition by KANA. The pro forma financial data presented are not necessarily indicative of the Company's results of operations that might have occurred had the transaction been completed at the beginning of the periods specified, and do not purport to represent what the Company's consolidated results of operations might be for any future period.

                                                                  (Unaudited Pro forma)
                                                                    Nine Months Ended
                                                                      September 30,
                                                                ------------------------
                                                                   2001         2000
                                                                -----------  -----------
                                                                (In thousands, except per
                                                                     share amounts)
Net revenues................................................... $    88,517  $   139,911
Net loss....................................................... $(1,940,910) $(1,130,724)
Basic and diluted net loss per share........................... $    (10.85) $     (6.20)
Shares used in basic and diluted net loss per share calculation     178,929      182,281

                     KANA SOFTWARE, INC. AND SUBSIDIARIES

                 NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(Continued)


Note 13. Recent Accounting Pronouncements

   In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 addresses financial accounting and reporting for business combinations and supercedes Accounting Principals Board ("APB") No.16, Business Combinations. The provisions of SFAS No. 141 are required to be adopted July 1, 2001. The most significant changes made by SFAS No. 141 are: (1) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (2) establishing specific criteria for the recognition of intangible assets separately from goodwill, and (3) requiring unallocated negative goodwill to be written off immediately as an extraordinary gain.

   SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition and supercedes APB No. 17, Intangible Assets. The provisions of SFAS No. 142 are required to be adopted as of January 1, 2002 for calendar year entities. The most significant changes made by SFAS No. 142 are: (1) goodwill and indefinite lived intangible assets will no longer be amortized, (2) goodwill will be tested for impairment at least annually at the reporting unit level, (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually, and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years.

   The Company adopted SFAS No. 141 effective July 1, 2001 which will result in the Company accounting for any business combination consummated on or after that date under the purchase method of accounting. The Company will also apply the non-amortization provisions of SFAS No. 142 for any business combination consummated on or after July 1, 2001. The adoption of SFAS No. 141 will not change the method of accounting used in previous business combinations.

   The Company is required upon adoption of SFAS No. 142 effective January 1, 2002, which will result in the Company no longer amortizing its existing goodwill. At September 30, 2001, goodwill was $80.5 million and goodwill amortization expense was $13.6 million and $114.1 million for the three and nine months ended September 30, 2001, respectively. In addition, the Company will be required to measure goodwill for impairment effective January 1, 2002 as part of the transition provisions. Any impairment resulting from the transition provisions will be recorded as of January 1, 2002 and will be recognized as the effect of a change in accounting principle. The Company will not be able to determine if an impairment will be required until completion of such impairment test. In addition, at September 30, 2001, negative goodwill approximated $2.1 million. The Company will be required as part of the adoption of SFAS No. 142 to immediately recognize the unamortized negative goodwill that exists on January 1, 2002. This adjustment will be recognized as the effect of a change in accounting principle.

   In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is required to be applied starting with fiscal years beginning after December 15, 2001. SFAS No. 144 requires, among other things, the application of one accounting model for long-lived assets that are impaired or to be disposed of by sale. The adoption of SFAS No. 144 is not expected to have a significant impact on the Company's financial statements or results of operations.

Note 14. Subsequent Event

   In October 2001, the Board of Directors approved a resolution authorizing a one for ten reverse stock split. At a stockholders' meeting to be held in December 2001, the stockholders will vote on this resolution. This one for ten reverse stock split has not been reflected in the accompanying unaudited condensed financial statements or notes thereto.

2. SUPPLEMENTARY FINANCIAL INFORMATION

                          Quarterly Data (Unaudited)

                                                                         For the quarter ended
-                                                             ------------------------------------------
                                                              March 31, 2001 June 30, 2001 Sept. 30, 2001
                                                              -------------- ------------- --------------
Total revenues...............................................   $  24,155      $ 22,129       $ 17,398
Gross profit (loss)..........................................   $   6,693      $ 14,098       $ (3,329)
Net loss.....................................................   $(752,896)     $(69,772)      $(96,062)
Basic and diluted net loss per share.........................   $   (8.23)     $  (0.76)      $  (0.53)
Shares used in computing basic and diluted net loss per share      91,518        91,534        180,376

3. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This section contains forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in under the heading "Risk Factors Associated with KANA's Business and Future Operating Results"in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. Forward-looking statements that were true at the time made may ultimately proves to be incorrect or false. Readers are cautioned not to place undue reliance on any forward-looking statements, which reflect our management's view only as of the date of they were made. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Overview

   We are a leading provider of enterprise Customer Relationship Management
(eCRM) software solutions that deliver integrated communication and business applications built on a Web-architectured platform. We were incorporated in July 1996 in California and were reincorporated in Delaware in September 1999. We had no significant operations until 1997. In February 1998, we released the first commercially available version of the KANA platform. To date, we have derived substantially all of our revenues from licensing our software and related services, and we have sold our products worldwide primarily through our direct sales force.

   On June 29, 2001, we completed a merger with Broadbase under which Broadbase became our wholly-owned subsidiary. Broadbase is a leading provider of software solutions that enable companies to conduct highly effective, intelligent customer interactions through the Internet and traditional business channels, thereby providing the basis for businesses to improve their customer acquisition, retention and profitability. Broadbase's web-based product suite combines operational marketing and service applications with customer analytics.

   In connection with the merger, each share of Broadbase common stock outstanding immediately prior to the consummation of the merger was converted into the right to receive 1.05 shares of KANA common stock (the "Exchange Ratio") and KANA assumed Broadbase's outstanding stock options and warrants based on the Exchange Ratio, issuing approximately 86.7 million shares of KANA common stock and assuming options and warrants to acquire approximately 26.6 million shares of KANA common stock. The transaction was accounted for using the purchase method of accounting.

   In April 2000, we acquired Silknet Software, Inc. and the transaction was accounted for using the purchase method of accounting.

   In the third quarter of 1999, we initiated our KANA Online business. Our KANA Online business provided a hosted environment of our software to customers. Our servers for this business are maintained by third-party service providers. In the second quarter of 2001, we adopted a plan to discontinue the KANA Online business. We have accounted for our KANA Online business as a discontinued operation.

   We derive our revenues from the sale of software product licenses and from professional services including implementation, consulting, and maintenance. License revenue is recognized when persuasive evidence of an agreement exists, the product has been delivered, the arrangement does not involve significant customization of the software, the license fee is fixed or determinable and collection of the fee is probable. If the arrangement involves significant customization of the software, the fee, excluding the portion attributable to maintenance, is recognized using the percentage-of-completion method. Service revenue includes revenues from maintenance contracts, implementation, consulting and hosting services. Revenue from maintenance contracts is recognized ratably over the term of the contract. Revenue from implementation, consulting and hosting services is recognized as the services are provided. Revenue under arrangements where multiple products or services are sold together is allocated to each element based on their relative fair values.

   Our cost of license revenue includes royalties due to third parties for technology integrated into some of our products, the cost of product documentation, the cost of the media used to deliver our products and shipping costs. Cost of service revenue consists primarily of personnel-related expenses, subcontracted consultants, travel costs, equipment costs and overhead associated with delivering professional services to our customers.

   Our operating expenses are classified into three general categories: sales and marketing, research and development, and general and administrative. We classify all charges to these operating expense categories based on the nature of the expenditures. Although each category includes expenses that are unique to the category, some expenditures, such as compensation, employee benefits, recruiting costs, equipment costs, travel and entertainment costs, facilities costs and third-party professional services fees, occur in each of these categories.

   Since 1997, we have incurred substantial operating costs and expenses, as well as noncash charges. As a result, we have incurred substantial losses since inception. For the nine months ended September 30, 2001, we have incurred a consolidated net loss of approximately $919 million and an accumulated deficit of approximately $4.1 billion. We believe our future success is contingent upon providing superior customer service, increasing our customer base and revenues, controlling our costs, and developing our products.

   In order to streamline operations, reduce costs and bring our staffing and structure in line with industry standards, we restructured our organization in each quarter of 2001 with workforce reductions totaling approximately 1,210 employees. With the acquisition of Broadbase, we added approximately 400 employees. As of September 30, 2001, we had approximately 425 employees.

   We believe that our prospects must be considered in light of the risks, expenses and difficulties frequently experienced by companies in early stages of development, particularly companies in new and rapidly evolving markets like ours. Although we have experienced revenue growth in the past, our revenues has declined in recent periods, and we may not be able achieve revenue growth in the future, particularly in light of increasing competition in our markets, the weak economy, and declines in expenditures on enterprise software products. Furthermore, we may not achieve or maintain profitability in the future.

Selected Results of Operations Data

   The following table sets forth selected data for periods indicated expressed as a percentage of total revenues.

                                      Three Months         Nine Months
                                   Ended September 30, Ended September 30,
                                   ------------------  ------------------
                                     2001       2000     2001       2000
                                   ----       ----     ----       ----
Revenues:
   License........................  17%        61%      39%        64%
   Service........................  83         39       61         36
                                   ---        ---      ---        ---
       Total revenues............. 100        100      100        100
                                   ---        ---      ---        ---
Cost of revenues:
   License........................   3          2        3          2
   Service........................ 116         38       69         38
       Total cost of revenues..... 119         40       72         40
                                   ---        ---      ---        ---
Gross profit (loss)............... (19)        60       28         60
                                   ---        ---      ---        ---
Selected operating expenses:
   Sales and marketing............ 110         66       96         80
   Research and development.......  59         33       47         40
   General and administrative.....  55%        16%      29%        16%

Three and Nine Months Ended September 30, 2001 and 2000

Revenues

   License revenue decreased 88% for the three months ended September 30, 2001 compared to the same period in the prior year due primarily to a decrease in the number of license transactions. We believe this is due to the overall weakness in the economy and external market factors, particularly the uncertainty in the market subsequent to the events of September 11, 2001. For the nine months ended September 30, 2001 compared to the same period in the prior year, license revenue decreased by 48%. This year-to-date decrease is primarily due to the overall weakness in the economy in 2001. As a percentage of total revenue, license revenue comprised 17% and 39% of total revenues during the three and nine months ended September 30, of 2001, respectively, compared to 61% and 64%, respectively, for the same periods last year. The decrease is due to the overall decrease in our license business, which is more susceptible to rapid market changes than our service revenue. We anticipate license revenue will increase as a percentage of total revenue in the future due to our shift to leverage third party integrators for providing implementation services to our customers.

   Service revenue decreased by 5% for the three months ended September 30, 2001 compared to the same period in the prior year. This primarily results from the reduction in license revenue from the second quarter of 2001 compared to the second quarter of 2000. For the nine months ended September 30, 2001 compared to the same period in the prior year, service revenue increased by 44%. This was a result of the increased revenue from customer implementations, system integration projects and maintenance contracts during the first six months of 2001. We anticipate that service revenue will decrease in absolute dollars in the future due to our shift to leverage third party integrators for providing implementation services to our customers.

   Revenues from international sales were $2.5 million and $5.5 million in the three months ended September 30, 2001 and 2000 and $9.2 million and $9.5 million for the nine months ended September 30, 2001 and 2000. The decrease during the third quarter of 2001 in international revenues is related to the same economic factors impacting our total revenues. Our international revenues were derived from sales in Europe, Canada, Asia Pacific and Latin America.

Cost of Revenues

   Cost of license revenue consists primarily of third party software royalties, product packaging, documentation, and production and delivery costs for shipments to customers. Cost of license revenue as a percentage of license revenue was higher than usual at 17% for the three months ended September 30, 2001 compared to 4% in the same period in the prior year. For the nine months ended September 30, 2001 compared to the same period in the prior year, cost of license revenue increased as a percentage of license revenue to 7% from 4%. The increases in 2001 are due to the reduced license revenue and fixed nature of some of the license costs, as well as an increase in royalties from the prior year periods.

   Cost of service revenue consists primarily of salaries and related expenses for our customer support, implementation and training services organization and allocation of facility costs and system costs incurred in providing customer support. Cost of service revenue increased to 139% of service revenue for the three months ended September 30, 2001 compared to 97% for the same period in the prior year. This is primarily due to a change in the estimated costs to complete recorded in the third quarter of 2001. Cost of service revenue increased to 114% of service revenues for the nine months ended September 30, 2001 compared to 106% the same period in the prior year. This is primarily due to the change in the estimated costs to complete recorded in the third quarter of 2001.

   We anticipate that cost of service revenue will decrease in absolute dollars in the future due to reductions in services personnel in preparation for our shift to leverage third party integrators for providing implementation services to our customers.

Operating Expenses

   Sales and Marketing. Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel and promotional expenditures, including public relations, advertising, trade shows, and marketing collateral materials. Sales and marketing expenses decreased by $6.5 million for the three months ended September 30, 2001 compared to the same period in the prior year primarily as a result of reduction of sales and marketing personnel, and to a lesser extent, decreases in sales commissions associated with decreased revenues and decreases in marketing costs, primarily in advertising and promotional activities. Sales and marketing expenses increased by $1.2 million for the nine months ended September 30, 2001 compared to the same period in the prior year due to higher personnel and operating costs in the first three months of 2001 to support the growth in that period.

   We anticipate that sales and marketing expenses will decrease in absolute dollars in the fourth quarter of 2001 and thereafter may increase or decrease, depending primarily on the volume of future revenues and our assessment of market opportunities and sales channels.

   Research and Development. Research and development expenses consist primarily of compensation and related costs for research and development employees and contractors and enhancement of existing products and quality assurance activities. Research and development expenses decreased $2.8 million for the three months ended September 30, 2001 compared to the same period in the prior year primarily due to the reduction of personnel and related benefits and facility costs. Research and development expenses were slightly higher by $0.2 million for the nine months ended September 30, 2001 compared to the same period in the prior year due to higher personnel and operating costs in the first three months of 2001 to support the growth in that period.

   We anticipate that research and development expenses will decrease in absolute dollars in the fourth quarter of 2001 and thereafter may increase or decrease, depending primarily on the volume of future revenues, customer needs, and our assessment of market demand.

   General and Administrative. General and administrative expenses consist primarily of compensation and related costs for administrative personnel, and of legal, accounting and other general corporate expenses. General and administrative expenses increased for the three months ended September 30, 2001 compared with the same period in the prior year primarily due to an increase in bad debt expense. General and administrative expenses were higher for the nine months ended September 30, 2001 compared to the same period in the prior year due to higher personnel and operating costs in the first three months of 2001 to support the growth in that period.

   We anticipate that general and administrative expenses will decrease in absolute dollars in the fourth quarter of 2001 and thereafter may increase or decrease, depending primarily on the volume of future revenues and corporate infrastructure requirements including insurance, professional services, bad debt expense and other administrative costs.

   Restructuring Costs. For the three and six months ended September 30, 2001, we incurred restructuring charges of approximately $32.1 million and $86.3 million, respectively, related to the reduction in workforce and costs associated with certain excess leased facilities and asset impairments.

   For the three and nine months ended September 30, 2001, we recorded charges of $1.9 million and $18.9 million, respectively, for the assets disposed of or removed from operations. Assets disposed of or removed from operations consisted primarily of leasehold improvements, computer equipment and related software, office equipment, furniture and fixtures.

   For the three and nine months ended September 30, 2001, we recorded charges of $6.0 million and $23.6 million, respectively, for severance, benefits and related costs due to the reduction in workforce. For the nine months ended September 30, 2001, we reduced our workforce by approximately 1,210 people, or 74% of our employee base. All functional areas have been affected by the reductions.

   For the three and nine months ended September 30, 2001, we recorded charges of $24.2 million and $43.8 million, respectively, due to the Company's decision to exit and reduce some facilities. The estimated facility costs are based on the Company's contractual obligations, net of assumed sublease income based on current comparable rates for leases in the respective markets. Should facilities operating lease rental rates continue to decrease in these markets or should it take longer than expected to find a suitable tenant to sublease these facilities, the actual loss could exceed this estimate. Future cash outlays are anticipated through February 2011 unless we negotiate to exit the leases at an earlier date.

   For the nine months ended September 30, 2001, of the $86.3 million charge, $26.2 million relates to non-cash charges, cash payments totaled $29.6 million and $30.5 million in restructuring liabilities remain at September 30, 2001. The restructuring liability is included on the balance sheet in accrued restructuring and merger costs.

   Merger and Transition Related Costs. In connection with the Broadbase merger, for the three and nine months ended September 30, 2001, we recorded $4.8 million and $11.5 million, respectively, of transition costs and merger-related integration expenses. For the three and nine months ended September 30, 2001, the estimated costs include transitional personnel costs of $3.1 million and $5.3 million, respectively. For the three and nine months ended September 30, 2001, the estimated costs include duplicate facility and insurance costs, redundant assets, and professional fees associated with the merger of $1.7 million and $6.2 million, respectively.

   In connection with the Silknet merger, we recorded $6.6 million of merger-related integration expenses in the second quarter of 2000. These amounts consisted primarily of merger-related advertising and announcements of $4.5 million and duplicate facility costs of $1.0 million.

   Amortization of Deferred Stock-Based Compensation. We are amortizing deferred stock-based compensation on an accelerated basis by charges to operations over the vesting period of the options, consistent with the method described in FASB Interpretation No. 28.

   As of September 30, 2001, there was approximately $24.9 million of total unearned deferred stock-based compensation remaining to be amortized.

   The amortization of stock-based compensation by operating expense is detailed as follows (in thousands):

                                                               Three Months         Nine Months
                                                            Ended September 30, Ended September 30,
                                                            ------------------- -------------------
                                                              2001      2000       2001      2000
                                                             -------   -------   --------  -------
Cost of service............................................  $  311    $  655    $ 1,019   $ 2,345
Sales and marketing........................................   1,653     2,250      5,117     5,175
Research and development...................................   1,542       658      2,254     2,357
General and administrative.................................     671       227      2,149       826
                                                             -------   -------   --------  -------
   Total...................................................  $4,177    $3,790    $10,539   $10,703
                                                             =======   =======   ========  =======

   Amortization of Goodwill and Identifiable Intangibles. Amortization of goodwill and identifiable intangibles for the three months ended September 30, 2001 was $13.6 million compared to $312.9 million in the same period in the prior year. Amortization for the nine months ended September 30, 2001 was $114.1 million compared to $559.9 million in the same period in the prior year. This decrease is primarily related to the impairment charges to goodwill in the fourth quarter of 2000 and first quarter of 2001.

   Goodwill Impairment. We performed an impairment assessment of the identifiable intangibles and goodwill recorded in connection with the acquisition of Silknet. The assessment was performed primarily due to the significant sustained decline in our stock price since the valuation date of the shares issued in the Silknet acquisition resulting in our net book value of our assets prior to the impairment charge significantly exceeding our market capitalization, the overall decline in the industry growth rates, and our lower than projected operating results. As a result, we recorded an impairment charge of approximately $603 million to reduce goodwill in the first quarter of 2001. The charge was based upon the estimated discounted cash flows over the remaining useful life of the goodwill using a discount rate of 20%. The assumptions supporting the cash flows, including the discount rate, were determined using our best estimates. The remaining goodwill balance, excluding negative goodwill, of approximately $82.4 million is being amortized over its remaining useful life.

   In Process Research and Development. In connection with the merger of Silknet, net intangibles of $6.9 million were allocated to in process research and development in the second quarter of 2000.

   Other Income, Net. Other income, net during the three and nine months ended September 30, 2001 and 2000 consists primarily of interest income earned on cash and investments, offset by interest expense relating to operating and capital leases.

   Provision for Income Taxes. We have incurred operating losses for all periods from inception through September 30, 2001, and therefore have not recorded a provision for income taxes. We have recorded a valuation allowance for the full amount of our gross deferred tax assets, as the future realization of the tax benefit is not currently likely.

   Discontinued Operation. During the second quarter of 2001, we adopted a plan to discontinue the KANA Online business. We will no longer seek new business but will continue to service all ongoing contractual obligations we have to our existing customers. Accordingly, KANA Online is reported as a discontinued operation for the three and nine months ended September 30, 2001 and 2000. Net assets of the discontinued operation at September 30, 2001, consisted primarily of computers and servers. The estimated loss on the disposal of KANA Online recorded during the second quarter of 2001 was $3.7 million, consisting of an estimated loss on disposal of the business of $2.6 million and a provision of $1.1 million for the anticipated operating losses during the phase-out period.

   Revenues from our discontinued operation for the three months ended September 30, 2001, were $208,000 compared to $1.6 million in the same period in the prior year. Revenues for the nine months ended September 30, 2001 were $3.2 million compared to $4.1 million in the same period in the prior year.

   Net Loss. Our net loss was approximately $96.1 million for the three months ended September 30, 2001 and approximately $4.1 billion since inception. In the past, we have experienced substantial increases in our expenditures consistent with growth in our operations and personnel through the first quarter of 2001. In addition, goodwill impairment, amortization of goodwill and identifiable intangibles, restructuring costs and stock-based compensation charges have contributed to the significant increase in net loss during 2001. We anticipate that our expenditures will decrease due to the recent cost reduction initiatives.

Liquidity and Capital Resources

   Our operating activities used $97.1 million of cash for the nine months ended September 30, 2001, primarily due to the $918.7 million net loss experienced during the period offset by $763.9 million in non-cash charges and $57.8 million increase in operating assets and liabilities, primarily accounts receivable and accrued restructuring and merger costs.

   Our investing activities provided $39.4 million of cash for the nine months ended September 30, 2001, resulting from a net of $46.7 million of acquired cash from the acquisition of Broadbase offset by Silknet acquisition related payments of $13.1 million, and net maturities of short-term investments of $24.8 million, offset by $11.1 million in purchases of property and equipment and $7.8 million in restricted cash.

   Our financing activities provided $3.9 million in cash for the nine months ended September 30, 2001, primarily due to proceeds from payments on stockholders' notes receivable and issuance of common stock in connection with employee option exercises and employee stock purchase plans.

   At September 30, 2001, we had cash and cash equivalents aggregating $21.4 million and short-term investments totaling $30.5 million.

   We have a line of credit totaling $5.0 million, which is secured by all of our assets, bears interest at the bank's prime rate plus .5% (6.5% as of September 30, 2001). Total borrowings as of September 30, 2001 were $1,187,000 and the line of credit supported letters of credit totaling $1.3 million. The line of credit contains certain financial covenants. As of September 30, 2001, we were in compliance with the covenants, as amended. This line of credit expires on November 30, 2001. We are in discussions with the bank regarding the renewal of this line of credit, and we currently believe that it will be available for renewal should we so desire. However, there can be no assurance the bank will renew the line of credit and no guarantee the terms will be acceptable to us. In the quarter ended September 30, 2001, we issued a letter of credit totaling $5.8 million in connection with a contractual agreement. During the quarter ended September 30, 2001 we transferred $5.8 million to support a letter of credit and also transferred $2.0 million of cash into an escrow account to fulfill certain contractual agreements. These amounts are reflected in restricted cash in the accompanying condensed consolidated balance sheet.

   In the past, we have experienced substantial increases in expenditures consistent with growth in our operations and personnel. Our independent accountants have included a paragraph in their report for the year ended December 31, 2000, indicating that substantial doubt exists as to our ability to continue as a going concern. To reduce our expenditures, we restructured in several areas, including reduced staffing, expense management and capital spending. For the first nine months, we reduced our workforce by approximately 74%, in order to streamline operations, reduce costs and bring our staffing and structure in line with industry standards. Our most recent reduction in force was announced to employees on September 28, 2001, which reduced staff by approximately 365 positions across all departments. We expect our cash and cash equivalents and short-term investments on hand will be sufficient to meet our working capital and capital expenditure needs for the next 12 months. We expect to continue to experience negative cash flows through the first quarter of 2002. Significant expected cash flows through the second quarter of 2002 include approximately $20 million in payments relating to accrued merger and restructuring costs, as well as approximately $7 million of expenditures on certain corporate infrastructure. We are evaluating various initiatives to improve our cash position, including raising additional funds to finance our business, implementing further restrictions on spending, negotiating the early release of certain restricted cash and other cash flow initiatives. Additional financing may not be available on terms that are acceptable to us, especially in the uncertain market climate, and we may not be successful in implementing or negotiating such other arrangements to improve our cash position. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds were not available on acceptable terms, our ability to achieve or sustain positive cash flows, maintain current operations, fund any potential expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

   Our expectations as to when we can achieve positive cash flows, and as to our future cash balances, are subject to a number of assumptions, including assumptions regarding anticipated increases in our revenue, improvements in general economic conditions and customer purchasing and payment patterns, many of which are beyond our control.

4. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. At September 30, 2001, our portfolio included money market funds, commercial paper, municipal bonds, government agency bonds, and corporate bonds. The diversity of the portfolio helps us to achieve our investment objective. At September 30, 2001, the weighted average maturity of our portfolio was 97 days.

   We are exposed to market risk from fluctuations in foreign currency exchange rates. We manage exposure to variability in foreign currency exchange rates primarily through the use of natural hedges, as both liabilities and assets are denominated in the local currency. However, different durations in our funding obligations and assets may expose us to the risk of foreign exchange rate fluctuations. We have not entered into any derivative instrument transactions to manage this risk. Based on our overall foreign currency rate exposure at September 30, 2001, we do not believe that a hypothetical 10% change in foreign currency rates would materially adversely affect our financial position.

   We develop products in the United States and sell these products in North America, Europe, Asia, Australia and Latin America. Generally, our sales and expenses are incurred in local currency. At September 30, 2001 and December 31, 2000, our primary net foreign currency market exposures were in Japanese yen, Euros and British pounds. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.

   Foreign currency rate fluctuations can impact the U.S. dollar translation of our foreign operations in our consolidated financial statements. To date, these fluctuations have not been material to our operating results.

                                                                     Appendix D

              EXCERPTS FROM REGISTRATION STATEMENT ON FORM S-4/A
                             FILED ON MAY 18, 2001

                           KANA COMMUNICATIONS, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

   The following unaudited pro forma combined financial statements have been prepared to give effect to the proposed merger of Kana and Broadbase, the merger of Kana and Silknet, and the merger of Broadbase and Servicesoft, using the purchase method of accounting. These pro forma statements were prepared as if the mergers had been completed as of the beginning of the respective periods for statement of operations purposes and as of March 31, 2001 for balance sheet purposes.

   The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the mergers occurred at March 31, 2001 for balance sheet purposes or as of the beginning of the respective periods for statement of operations purposes, nor are they necessarily indicative of the future financial position or results of operations. The unaudited pro forma combined financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase consideration to the acquired assets and liabilities of Broadbase, before any integration or restructuring adjustments. The final allocation of the purchase consideration will be determined after the completion of the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of all assets and liabilities assumed as considered appropriate. The pro forma adjustments may differ materially based upon the final allocation.

   These unaudited pro forma combined financial statements are based upon the respective historical consolidated financial statements of Kana, Broadbase, Silknet and Servicesoft and should be read in conjunction with the historical consolidated financial statements of Kana and Broadbase and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the reports and other information Kana and Broadbase have on file with the Securities and Exchange Commission.

                           KANA COMMUNICATIONS, INC.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                March 31, 2001
                                (In thousands)

                                                                                          Pro Forma
                                                                                 ---------------------------
                     ASSETS                               Kana       Broadbase   Adjustments      Combined
                     ------                            -----------  -----------  -----------     -----------
Current assets:
   Cash and cash equivalents.......................... $    20,724  $    70,731  $        --     $    91,455
   Short-term investments.............................         275       59,939           --          60,214
   Accounts receivable, net...........................      27,141       20,789           --          47,930
   Prepaid expenses and other current assets..........      12,914        5,892           --          18,806
                                                       -----------  -----------  -----------     -----------
       Total current assets...........................      61,054      157,351           --         218,405
Restricted cash.......................................          --        2,473           --           2,473
Property and equipment, net...........................      37,048       18,570      (18,570)(a)      37,048
Intangible assets, principally goodwill...............     109,777       32,771      (32,771)(b)     109,777
Other assets..........................................       5,258        6,359       (6,359)(a)       5,258
                                                       -----------  -----------  -----------     -----------
       Total assets................................... $   213,137  $   217,524  $   (57,700)    $   372,961
                                                       ===========  ===========  ===========     ===========

                LIABILITIES AND
              STOCKHOLDERS' EQUITY
              --------------------

Current liabilities:
   Current portion of notes payable................... $     1,466  $       326  $        --     $     1,792
   Accounts payable...................................      11,327        7,661           --          18,988
   Accrued liabilities................................      26,019       23,104      11 ,200 (c)      60,323
   Deferred revenue...................................      23,325       16,671      (10,126)(d)      29,870
                                                       -----------  -----------  -----------     -----------
       Total current liabilities......................      62,137       47,762        1,074         110,973
Notes payable, less current portion...................          75          610           --             685
Deferred credit--negative goodwill....................          --           --       23,991 (e)      23,991
                                                       -----------  -----------  -----------     -----------
       Total liabilities..............................      62,212       48,372       25,065         135,649
                                                       -----------  -----------  -----------     -----------
Stockholders' equity:
   Convertible preferred stock........................          --           --           --              --
   Common stock.......................................          94           82            4 (f)         180
   Additional paid-in capital.........................   4,130,391    1,484,835   (1,386,121)(f)   4,229,105
   Deferred stock-based compensation..................     (17,527)     (31,686)      20,236 (f)     (28,977)
   Notes receivable from stockholders.................      (4,522)        (963)          --          (5,485)
   Accumulated other comprehensive loss...............      (1,123)         390         (390)(f)      (1,123)
   Accumulated deficit................................  (3,956,388)  (1,283,506)   1,283,506 (f)  (3,956,388)
                                                       -----------  -----------  -----------     -----------
       Total stockholders' equity.....................     150,925      169,152      (82,765)        237,312
                                                       -----------  -----------  -----------     -----------
       Total liabilities and stockholders' equity..... $   213,137  $   217,524  $   (57,700)    $   372,961
                                                       ===========  ===========  ===========     ===========

   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                           KANA COMMUNICATIONS, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     For the Year Ended December 31, 2000
                     (In thousands, except per share data)

                                                               Acquired Entities               Pro Forma
                                                           ------------------------  -------------------------
                                      Kana      Broadbase  Silknet(k) Servicesoft(l) Adjustments    Combined
                                   -----------  ---------  ---------- -------------- -----------   -----------
Revenues:
   License........................ $    75,360  $  34,646   $ 7,255      $  9,920     $     --     $   127,181
   Service........................      43,887     13,608     4,392        13,336           --          75,223
                                   -----------  ---------   -------      --------     --------     -----------
       Total revenues.............     119,247     48,254    11,647        23,256           --         202,404
                                   -----------  ---------   -------      --------     --------     -----------
Cost of revenues:
   License........................       2,856      4,452       404           772           --           8,484
   Service........................      56,201     15,984     4,516        15,951           --          92,652
   Amortization of acquired
     core and developed
     technology...................          --      1,696        --            --       (1,696)(g)          --
                                   -----------  ---------   -------      --------     --------     -----------
       Total cost of revenues.....      59,057     22,132     4,920        16,723       (1,696)        101,136
                                   -----------  ---------   -------      --------     --------     -----------
Gross profit......................      60,190     26,122     6,727         6,533        1,696         101,268
                                   -----------  ---------   -------      --------     --------     -----------
Operating expenses:
   Sales and marketing............      88,186     37,247     5,654        30,036           --         161,123
   Research and development.......      42,724     17,207     4,556         7,928           --          72,415
   General and administrative.....      18,945      6,836     2,208        11,371           --          39,360
   Amortization of stock-
     based compensation...........      14,715     21,284        10         8,874       29,580 (h)      74,463
   Amortization of goodwill
     and identifiable
     intangibles..................     873,022     78,145        --         6,380      (84,525)(g)     865,025
                                                                                        (7,997)(i)
   In-process research and
     development..................       6,900     25,877        --            --           --          32,777
   Acquisition related costs......       6,564     45,509        --            --           --          52,073
   Goodwill impairment............   2,084,841         --        --            --           --       2,084,841
                                   -----------  ---------   -------      --------     --------     -----------
       Total operating
         expenses.................   3,135,897    232,105    12,428        64,589      (62,942)      3,382,077
                                   -----------  ---------   -------      --------     --------     -----------
Operating loss....................  (3,075,707)  (205,983)   (5,701)      (58,056)      64,638      (3,280,809)
Other income (expense), net.......       4,834     12,552       619           590           --          18,595
                                   -----------  ---------   -------      --------     --------     -----------
       Net loss................... $(3,070,873) $(193,431)  $(5,082)     $(57,466)    $ 64,638     $(3,262,214)
                                   ===========  =========   =======      ========     ========     ===========
Basic and diluted net loss per
  share........................... $    (39.57) $   (4.09)                                         $    (18.91)
                                   ===========  =========                                          ===========
Shares used in computing basic
  and diluted net loss per share
  amounts.........................      77,610     47,259                                              172,493 (j)
                                   ===========  =========                                          ===========

   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                           KANA COMMUNICATIONS, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   For the Three Months Ended March 31, 2001
                     (In thousands, except per share data)

                                                                                          Pro Forma
                                                                                -------------------------
                                                          Kana      Broadbase   Adjustments    Combined
                                                        ---------  -----------  -----------   -----------
Revenues:
   License............................................. $  11,857  $     7,176   $     --     $    19,033
   Service.............................................    12,298        5,856         --          18,154
                                                        ---------  -----------   --------     -----------
       Total revenues..................................    24,155       13,032         --          37,187
                                                        ---------  -----------   --------     -----------
Cost of revenues:
   License.............................................       633        1,047         --           1,680
   Service.............................................    16,829        6,665         --          23,494
   Amortization of acquired core and developed
     technology........................................        --        1,632     (1,632)(g)          --
                                                        ---------  -----------   --------     -----------
       Total cost of revenues..........................    17,462        9,344     (1,632)         25,174
                                                        ---------  -----------   --------     -----------
Gross profit...........................................     6,693        3,688      1,632          12,013
                                                        ---------  -----------   --------     -----------
Operating expenses:
   Sales and marketing.................................    26,534       13,979         --          40,513
   Research and development............................    12,949        7,512         --          20,461
   General and administrative..........................     6,068        4,299         --          10,367
   Restructuring costs.................................    19,930           --         --          19,930
   Acquisition-related costs...........................        --        6,208         --           6,208
   Amortization of stock-based compensation............     4,112        7,917      3,664 (h)      15,693
   Amortization of goodwill and identifiable
     intangibles.......................................    86,852       56,160    (56,160)(g)      84,853
                                                                                   (1,999)(i)
   Goodwill impairment.................................   603,446      958,219         --       1,561,665
                                                        ---------  -----------   --------     -----------
       Total operating expenses........................   759,891    1,054,294    (54,495)      1,759,690
                                                        ---------  -----------   --------     -----------
Operating loss.........................................  (753,198)  (1,050,606)    56,127      (1,747,677)
Other income (expense), net............................       302        2,203         --           2,505
                                                        ---------  -----------   --------     -----------
Net loss............................................... $(752,896) $(1,048,403)  $ 56,127     $(1,745,172)
                                                        =========  ===========   ========     ===========
Basic and diluted net loss per share................... $   (8.23) $    (12.90)               $     (9.82)
                                                        =========  ===========   ========     ===========
Shares used in computing basic and diluted net loss per
  share amounts........................................    91,518       81,267                    177,685 (j)
                                                        =========  ===========   ========     ===========

   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                           KANA COMMUNICATIONS, INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                             FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

   On April 9, 2001, Kana and Broadbase entered into a merger agreement whereby each outstanding share of Broadbase common stock will be converted into 1.05 shares of Kana common stock. Each outstanding option and warrant to purchase shares of Broadbase common stock will be assumed using the 1.05 ratio. Completion of the merger is conditioned upon the affirmative vote of both companies' stockholders, among other conditions. Kana expects to issue approximately 86.2 million shares of Kana common stock and reserve approximately 28.1 million shares of common stock to assume Broadbase's outstanding options and warrants to purchase common stock in connection with the merger agreement. The actual number of shares of Kana common stock to be issued will be determined on the effective date of the merger based on the number of shares of Broadbase common stock actually outstanding on such date. Kana intends to account for the merger under the purchase method of accounting.

   The unaudited pro forma combined balance sheet at March 31, 2001 combines Kana's and Broadbase's consolidated financial statements at March 31, 2001 as if the merger had been consummated on that date. The unaudited pro forma combined statements of operations for the year ended December 31, 2000 and for the three months ended March 31, 2001 give effect to the proposed merger of Kana and Broadbase, the merger of Kana and Silknet and the acquisition by Broadbase of Servicesoft as if each transaction had been consummated as of the beginning of the respective periods.

2. PRELIMINARY PURCHASE PRICE

   The unaudited pro forma combined financial statements reflect an estimated purchase price of approximately $105.2 million, measured using the average fair market value of Kana's common stock from April 5, 2001 to April 11, 2001, five trading days surrounding the date the merger agreement with Broadbase was announced, plus the value of the options and warrants to be issued by Kana in the merger, and other costs directly related to the merger as follows (in thousands):

Fair market value of Kana's common stock......... $ 81,200
Fair market value of options and warrants assumed   17,600
Estimated acquisition related costs..............    6,400
                                                  --------
   Total consideration........................... $105,200
                                                  ========

   The final purchase price is dependent on the actual number of shares of common stock exchanged, the actual number of options and warrants assumed, and actual acquisition related costs. The final purchase price will be determined upon completion of the merger. The preliminary purchase price allocation, which is subject to change based on Kana's final analysis, is as follows (in thousands):

Tangible assets acquired......................... $160,787
Deferred compensation............................   11,450
Liabilities assumed..............................  (43,046)
Deferred credit--negative goodwill...............  (23,991)
                                                  --------
   Total......................................... $105,200
                                                  ========

                  KANA COMMUNICATIONS, INC. AND SUBSIDIARIES

                 NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(Continued)


3. PRO FORMA ADJUSTMENTS

Balance Sheet

   The accompanying unaudited pro forma combined balance sheet has been prepared as if the merger was completed on March 31, 2001 and reflects the following pro forma adjustments:

   (a) To reduce the carrying amount of certain Broadbase long-term assets to $0 due to the fair value of the acquired assets exceeding the purchase price (negative goodwill).

   (b) To eliminate Broadbase historical goodwill. Due to the fair value of the acquired assets exceeding the purchase price (negative goodwill), no value has been assigned to the developed technology, in-process technology, workforce and other acquired intangible assets acquired from Broadbase.

   (c) To record estimated direct merger costs of approximately $6.4 million to be incurred by Kana and approximately $4.8 million of estimated merger costs to be incurred by Broadbase.

   (d) To reduce the Broadbase deferred revenue to estimated fair value.

   (e) To record deferred credit-negative goodwill resulting from the merger as the fair value of the acquired assets exceeds the purchase price.

   (f) To eliminate the historical stockholders' equity of Broadbase and record the Kana shares, options and warrants issued in the merger.

Statement of Operations

   The accompanying unaudited pro forma combined statements of operations have been prepared as if the proposed merger of Kana and Broadbase, the merger of Kana and Silknet and the acquisition by Broadbase of Servicesoft were each completed as of January 1, 2000 and reflects the following pro forma adjustments:

   (g) To eliminate amortization of Broadbase and Servicesoft historical goodwill and other purchased intangible assets. No additional goodwill amortization has been recorded for the Silknet merger for the period prior to the merger due to the goodwill impairment charge recorded in the fourth quarter of 2000.

   (h) To record amortization of deferred stock-based compensation resulting from the merger of Kana and Broadbase and for the year ended December 31, 2000, the merger of Broadbase and Servicesoft.

   (i) To record the amortization of deferred credit-negative goodwill resulting from the merger of Kana and Broadbase on a straight line basis over a three year period.

   (j) Reflects issuance by Kana of approximately 86.2 million shares of common stock in connection with the merger with Broadbase and for the year ended December 31, 2000, an additional approximately 8.7 million shares related to the merger with Silknet. Shares used to calculate unaudited pro forma net loss per share exclude the anti-dilutive effect of Kana's stock options including options to be issued in the merger.

   (k) Reflects Silknet's results of operations for the period from January 1, 2000 through April 19, 2000 prior to the acquisition of Silknet by Kana on April 20, 2000.

   (l) Reflects Servicesoft's results of operations for the period from January 1, 2000 through December 15, 2000 prior to the acquisition of Servicesoft by Broadbase on December 18, 2000.

                           BROADBASE SOFTWARE, INC.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following selected historical consolidated financial data of Broadbase have been derived from Broadbase's consolidated financial statements and related notes for the same periods and should be read together with those financial statements and related notes that are incorporated into this joint proxy statement/prospectus by reference.

   The consolidated statement of operations data for the period from November 28, 1995 (inception) to December 31, 1996 and for the years ended December 31, 1997, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1996, 1997, 1998, 1999 and 2000 have been derived from Broadbase's audited consolidated financial statements. The consolidated statement of operations data for the three month periods ended March 31, 2000 and March 31, 2001 and the balance sheet data as of March 31, 2001 have been derived from Broadbase's unaudited interim consolidated financial statements. The unaudited interim financial statements have been prepared on the same basis as Broadbase's audited financial statements and, in Broadbase's opinion, include all adjustments, consisting only of normal recurring adjustments, which Broadbase considers necessary for a fair presentation of its results of operations and financial position for these periods. There is no difference between historical basic and diluted net loss per common share since potential common shares from the conversion of preferred stock and the exercise of options and warrants are anti-dilutive for all periods presented. Broadbase acquired Rubric, Inc. on February 1, 2000, Aperio, Inc. on June 23, 2000, Panopticon, Inc. on September 15, 2000, Decisionism, Inc. on December 15, 2000 and Servicesoft, Inc. on December 18, 2000, each of which was accounted for using the purchase method of accounting. The results of operations of each of these companies is included in Broadbase's results from the respective dates of acquisition. Historical results are not necessarily indicative of future results.

                           BROADBASE SOFTWARE, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA



                                             Period from
                                          November 28, 1995                                           Three Months Ended
                                           (Inception) to          Years Ended December 31,               March 31,
                                            December 31,    --------------------------------------  ---------------------
                                                1996         1997      1998      1999      2000       2000       2001
                                          ----------------- -------  --------  --------  ---------  --------  -----------
                                                             (in thousands, except per share data)       (unaudited)
Statement of Operations Data:
Net revenue:
 License.................................      $    --      $    --  $  2,996  $  7,689  $  34,646  $  4,520  $     7,176
 Professional services...................           --           --        --     1,610      9,259     1,119        3,210
 Maintenance.............................           --           --       443     1,143      4,349       662        2,646
                                               -------      -------  --------  --------  ---------  --------  -----------
   Total net revenue.....................           --           --     3,439    10,442     48,254     6,301       13,032
Cost of revenue:
 License.................................           --           --       713     1,437      4,452       607        1,047
 Professional services...................           --           --        --       679     14,253     1,531        6,005
 Maintenance.............................           --           --       254     1,931      1,731       288          660
  Amortization of acquired core and
   developed technology..................           --           --        --        --      1,696       264        1,632
                                               -------      -------  --------  --------  ---------  --------  -----------
   Total cost of revenue.................           --           --       967     4,047     22,132     2,690        9,344
                                               -------      -------  --------  --------  ---------  --------  -----------
Gross margin.............................           --           --     2,472     6,395     26,122     3,611        3,688
Operating expenses:
 Sales and marketing.....................          130        2,851     7,888    15,092     37,247     7,578       13,979
 Research and development................          928        1,980     3,738     6,024     17,207     2,764        7,512
 General and administrative..............          215          744     1,165     2,011      6,836     1,126        4,299
  Amortization of deferred stock
   compensation..........................           --           --     1,133     6,403     21,284     3,510        7,917
  Amortization of intangible assets and
   goodwill..............................           --           --        --        --     78,145    11,896       56,160
  Acquired in-process research and
   development...........................           --           --        --        --     25,877    10,057           --
 Merger expenses.........................           --           --        --     1,000     45,509     6,184        6,208
  Impairment of intangible assets and
   goodwill..............................           --           --        --        --         --        --      958,219
                                               -------      -------  --------  --------  ---------  --------  -----------
   Total operating expenses..............        1,273        5,575    13,924    30,530    232,105    43,115    1,054,294
                                               -------      -------  --------  --------  ---------  --------  -----------
Loss from operations.....................       (1,273)      (5,575)  (11,452)  (24,135)  (205,983)  (39,504)  (1,050,606)
Interest income..........................           30          154       335     1,454     12,893     2,179        2,217
Interest expense.........................          (29)         (66)     (226)     (889)      (341)     (133)         (14)
                                               -------      -------  --------  --------  ---------  --------  -----------
Net loss.................................      $(1,272)     $(5,487) $(11,343) $(23,570) $(193,431) $(37,458) $(1,048,403)
                                               =======      =======  ========  ========  =========  ========  ===========
Basic and diluted net loss per share.....      $ (2.15)     $ (3.09) $  (4.43) $  (1.87) $   (4.09) $  (0.92) $    (12.90)
                                               =======      =======  ========  ========  =========  ========  ===========
Weighted-average shares used in
 computing basic and diluted net loss per
 share...................................          592        1,774     2,562    12,592     47,259    40,532       81,267
                                               =======      =======  ========  ========  =========  ========  ===========


                                                                                       December 31,
                                                                         -----------------------------------------  March 31,
                                                                          1996   1997    1998    1999      2000       2001
                                                                         ------ ------  ------- ------- ---------- -----------
                                                                                          (in thousands)           (unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments....................... $5,512 $1,153  $13,990 $76,642 $  152,220  $130,670
Working capital.........................................................  5,346     61    8,801  69,362    118,386   109,589
Total assets............................................................  5,684  2,113   17,173  84,770  1,275,935   217,524
Bank line of credit, notes payable and capital lease obligations, net of
 current portion........................................................    225    916    9,360     333        703       610
Stockholders' equity (net capital deficiency)...........................  5,266    (75)   1,226  73,206  1,205,505   169,152

                                                                 (FORM OF PROXY)

                               Kana Software, Inc.
                             181 Constitution Drive
                          Menlo Park, California 94025

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Brett White and Eric Willgohs, and each of them, as proxies, each with full powers of substitution, and hereby authorizes them to vote, as designated below, all shares of common stock, $0.001 par value, of Kana Software, Inc. (the "Company") held of record by the undersigned on December 21, 2001, at the Special Meeting of Stockholders of the Company to be held on January 21, 2002, and at any continuations or adjournments thereof.

     This Proxy, when properly executed and returned in a timely manner, will be voted at the meeting and any adjournments or postponements thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR Proposal No. 1 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the meeting.

     The Board of Directors unanimously recommends that you vote FOR Proposal No. 1.

                    [X] Please mark votes as in this sample.

1. Approval of the issuance and sale by Kana, pursuant to a private placement, of up to $45 million of 8% Series A convertible preferred stock pursuant to the share purchase agreement, dated as of November 28, 2001, with two investment funds affiliated with Technology Crossover Ventures, and the issuance of shares of common stock upon the conversion of the Series A convertible preferred stock.

                   [ ] FOR       [ ] AGAINST       [ ] ABSTAIN


                           (Continued on Reverse Side)

     In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

Mark here for address change and note on address label [ ]

Whether or not you expect to attend the meeting please complete, date and sign this proxy card and return it prior to the meeting in the enclosed envelope.

                    Date:________________________

                    Signature:___________________

                    Date:________________________

                    Signature:___________________

                    This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians indicate their capacities. If the signer is a corporation, please print full corporate name and indicated capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.


                  This is your proxy. Your vote is important.